Exhibit 10.1

FINANCING AGREEMENT

Dated as of December 31, 2014

by and among

OXFORD MINING COMPANY, LLC
and
ANY OTHER PARTIES HEREAFTER JOINED IN SUCH CAPACITY,
as Borrowers,

WESTMORELAND RESOURCE PARTNERS, LP AND EACH OF ITS
SUBSIDIARIES
LISTED AS A GUARANTOR ON THE SIGNATURE PAGES HERETO,
as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,

U.S.BANK NATIONAL ASSOCIATION,
as Collateral Agent,

and

U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent

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-iii-

SCHEDULES AND EXHIBITS

Schedule 1.01(A)	Lenders and Lenders' Commitments
Schedule 1.01(B)	Significant Subsidiaries
Schedule 6.01(e)	Capitalization; Subsidiaries
Schedule 6.01(f)	Litigation; Commercial Tort Claims
Schedule 6.01(i)	ERISA
Schedule 6.01(l)	Nature of Business
Schedule 6.01(o)	Real Property
Schedule 6.01(q)(i)	Operating Lease Obligations
Schedule 6.01(q)(ii)	Coal Lease Obligations
Schedule 6.01(r)	Environmental Matters
Schedule 6.01(s)	Insurance
Schedule 6.01(v)	Bank Accounts
Schedule 6.01(w)	Intellectual Property
Schedule 6.01(x)	Material Contracts
Schedule 6.01(aa)	Customers and Suppliers
Schedule 6.01(dd)	Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN
Schedule 6.01(ee)	Collateral Locations
Schedule 6.01(ii)	Brokers, Etc.
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions
Schedule 8.01	Cash Management Accounts

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Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Security Agreement
Exhibit C	Form of Notice of Borrowing
Exhibit D	Form of LIBOR Notice
Exhibit E	Form of Assignment and Acceptance
Exhibit F	Form of Coal Sales and Coal Production Reports
Exhibit G	Form of Accounts Receivable, Accounts Payable, Inventory and Equipment Reports

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FINANCING AGREEMENT
This Financing Agreement, dated as of December 31, 2014, is entered into by and among Westmoreland Resource Partners, LP, a Delaware limited partnership (the "Parent"), Oxford Mining Company, LLC, an Ohio limited liability company ("Oxford Mining"; and together with each other Person that executes a joinder agreement in the form of Exhibit A and becomes a "Borrower" hereunder, each a "Borrower" and collectively the "Borrowers"), each subsidiary of the Parent listed as a "Guarantor" on the signature pages hereto (together with the Parent and each other Person that executes a joinder agreement and becomes a "Guarantor" hereunder or otherwise guarantees all or any part of the Obligations (as hereinafter defined), each a "Guarantor" and collectively, the "Guarantors"), the lenders from time to time party hereto (each a "Lender" and collectively, the "Lenders"), U.S. Bank National Association ("U.S. Bank"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and U.S. Bank, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent," and together with the Collateral Agent, each an "Agent" and collectively, the "Agents").
RECITALS
The Borrowers have asked the Lenders to extend credit to the Borrowers consisting of an initial term loan in the aggregate principal amount of $175,000,000 and delayed draw terms loans in the aggregate principal amount of $120,000,000. The proceeds of the term loans shall be used to refinance a portion of the existing indebtedness of Oxford Mining, for general working capital purposes of the Borrowers (including Permitted Acquisitions (as hereinafter defined) and to pay fees and expenses related to this Agreement, the Westmoreland Acquisition, Permitted Acquisitions and the refinancing of the existing indebtedness of Oxford Mining. The Lenders are severally, and not jointly, willing to extend such credit to the Borrowers subject to the terms and conditions hereinafter set forth.
In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS; CERTAIN TERMS
Section 1.01     Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:
"Account Debtor" means each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable.

"Account Receivable" means, with respect to any Person, any and all rights of such Person to payment for goods sold and/or services rendered, including accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.
"Action" has the meaning specified therefor in Section 12.12.
"Acquisition" means the acquisition (whether by means of a merger, consolidation or otherwise) of all of the Equity Interests of any Person or all or substantially all of the assets of (or any division or business line of) any Person.
"Additional Amount" has the meaning specified therefor in Section 2.09(a).
"Additional Portion of the Term Loan" and "Additional Portions of the Term Loan" have the meanings specified therefor in Section 2.13(b).
"All In Yield" has the meaning specified therefor in Section 2.13(b)(v).
"Administrative and Operational Services Agreement" means the Administrative and Operational Services Agreement by and among Parent, Oxford Mining and the General Partner dated August 24, 2007, pursuant to which the General Partner (a) provides certain services to the Loan Parties and their Subsidiaries, including general administrative and management services, human resources, information technology, finance and accounting, corporate development, real property, marketing, engineering, operations (including mining operations), geological services, risk management, insurance services, tax and audit services and investor relations, but (b) receives no fees other than reimbursement for all direct and indirect out-of-pocket expenses it incurs or payments it makes on behalf of the Loan Parties and their Subsidiaries thereunder.
"Administrative Agent" has the meaning specified therefor in the preamble hereto.
"Administrative Borrower" has the meaning specified therefor in Section 4.05.
"Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an "Affiliate" of any Loan Party.
"Agent" has the meaning specified therefor in the preamble hereto.

"Agreement" means this Financing Agreement, including all amendments, modifications and supplements thereto, and any exhibits or schedules to any of the foregoing, and shall refer to the same as they may be in effect at the time such reference is operative.
"Annual Production Account" has the meaning specified therefor in Section 7.01(r).
"Anti-Terrorism Laws" means any laws relating to terrorism or money laundering, including, without limitation, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Bank Secrecy Act, as amended by the USA PATRIOT Act, (c) the laws, regulations and Executive Orders administered by OFAC, (d) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, (e) any law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), or (f) any similar laws enacted in the United States or any other jurisdictions in which the parties to this Agreement operate, as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced, and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate terrorist acts and acts of war and any regulations promulgated pursuant thereto.
"Applicable Margin" means, as of any date of determination, with respect to the interest rate of a Loan or any portion thereof, (a) 9.50% for a Reference Rate Loan and (b) 8.50% for a LIBOR Rate Loan.
"Applicable Prepayment Premium" means, as of any date of determination, an amount equal to (a) during the period of time from and after the Effective Date up to and including the date that is the first anniversary of the Effective Date, 3.00% times the principal amount of any prepayment of the Term Loan on such date, (b) during the period of time after the date that is the first anniversary of the Effective Date up to and including the date that is the second anniversary of the Effective Date, 2.00% times the principal amount of any prepayment of the Term Loan on such date, (c) during the period of time after the date that is the second anniversary of the Effective Date up to and including the date that is the third anniversary of the Effective Date, 1.00% times the principal amount of any prepayment of the Term Loan on such date, and (d) thereafter, zero.
"Assignment and Acceptance" means an assignment and acceptance entered into by an assigning Lender and an assignee, and delivered to the Administrative Agent, in accordance with Section 12.07, which assignment and acceptance is substantially in the form of Exhibit E or such other form acceptable to the Required Lenders.
"Authorized Officer" means, with respect to any Person, each of the chief executive officer, president, chief financial officer, chief legal officer, senior vice president, treasurer and secretary of such Person.

"Available Increase Amount" means, as of any date of determination, an amount equal to the result of (a) $150,000,000 minus (b) the aggregate principal amount of Increases to the Term Loan Amount previously made pursuant to Section 2.13.
"Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.
"Blocked Person" has the meaning assigned to such term in Section 6.01(ii)(ii).
"Board" means the Board of Governors of the Federal Reserve System of the United States, or any successor thereto.
"Board of Directors" means, (a) with respect to any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.
"Borrower" has the meaning specified therefor in the preamble hereto.
"Buckingham Acquisition" means the acquisition of Buckingham Coal Company, LLC, an Ohio limited liability company, by a Loan Party.
"Business Day" means (a) any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close, and (b) with respect to the borrowing, payment or continuation of, or determination of interest rate on, LIBOR Rate Loans, any day that is a Business Day described in clause (a) above and on which dealings in Dollars may be carried on in the interbank eurodollar markets in New York City and London.
"Capital Expenditures" means, with respect to any Person for any period, the sum of (a) the aggregate amount of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in "property, plant and equipment" or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, and (b) to the extent not covered by clause (a) above, the aggregate amount of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Equity Interests of, any other Person. For the avoidance of doubt, "Capital Expenditures" shall include all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for mine development.

"Capitalized Lease" means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (a) required under GAAP to be capitalized on the balance sheet of such Person or (b) a transaction of a type commonly known as a "synthetic lease" (i.e., a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).
"Capitalized Lease Obligations" means, with respect to any Person as of any time of determination, obligations of such Person and its Subsidiaries under Capitalized Leases as of such time, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof at such time determined in accordance with GAAP.
"Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within 365 days from the date of acquisition thereof; (b) commercial paper, maturing not more than 365 days after the date of issue and rated "P-1" by Moody's or “A-1” by Standard & Poor's; (c) certificates of deposit maturing not more than 365 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (f) marketable tax exempt securities rated A or higher by Moody's or A+ or higher by Standard & Poor's, in each case, maturing within 365 days from the date of acquisition thereof.
"Cash Management Accounts" means the bank accounts of each Loan Party (other than accounts specifically and exclusively used for payroll, payroll taxes, fiduciary purposes and other employee wage and benefit payments to or for the benefit of any Loan Party's employees) maintained at one or more Cash Management Banks set forth on Schedule 8.01.
"Cash Management Agreement" means a deposit account control agreement, in form and substance reasonably satisfactory to the Agents, by and among a Loan Party, the Collateral Agent, the Revolving Credit Facility Agent (if applicable) and a Cash Management Bank with respect to each Cash Management Account.
"Cash Management Bank" has the meaning specified therefor in Section 8.01(a).
"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty,

(b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall, in each case, be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.
"Change of Control" means each occurrence of any of the following:
(a)the Permitted Holder ceases beneficially and of record to own and control, directly or indirectly, 100% on a fully diluted basis of the aggregate outstanding voting and economic power of the Equity Interests of the General Partner;
(b)the General Partner ceases to be the sole general partner of the Parent with the power to manage and control the Parent;
(c)the Permitted Holder ceases beneficially and of record to own and control, directly or indirectly, at least 50.1% on a fully diluted basis of the aggregate outstanding economic power of the Equity Interests of the Parent;
(d)from and after the Effective Date, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the General Partner (together with any new directors whose election by such Board of Directors or whose nomination for election by the members of the General Partner (or its direct or indirect ultimate parent holding company) was approved by a vote of at least a majority the directors of the General Partner (or its direct or indirect ultimate parent holding company) then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of the General Partner (or its direct or indirect ultimate parent holding company);
(e)the Parent ceases to directly own and control 100% of the Equity Interests of Oxford Mining;
(f)the Parent ceases to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting or economic power of the Equity Interests of each other Loan Party (other than in connection with any transaction permitted pursuant to Section 7.02(c)), free and clear of all Liens (other than Permitted Liens);
(g)(i) any Loan Party consolidates or amalgamates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to another Person (other than in connection with any transaction permitted pursuant to Section 7.02(c)), or (ii) any entity consolidates or amalgamates with or merges into any Loan Party in a transaction pursuant to which the outstanding voting Equity Interests of such Loan Party is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction described in this clause (ii) in which either (A) in the case of any such transaction involving the Parent (or its direct or indirect ultimate parent holding company), no Person or group (within the meaning of Section 13(d)(3) of the Exchange Act), other than the General Partner or the Permitted Holder, has, directly or indirectly, acquired beneficial ownership of more than 33% of the aggregate outstanding voting or economic power of the Equity Interests of the Parent (or its direct or indirect ultimate parent holding company) or (B) in the case of any such transaction involving a Loan Party other than the Parent, the Parent has beneficial ownership of 100% of the aggregate voting and economic power of all Equity Interests of the resulting, surviving or transferee entity; or
(h)a "Change of Control" (or any comparable term or provision) occurs under any terms or provisions applicable with respect to any of the Equity Interests, the Revolving Credit Facility Indebtedness or the Subordinated Indebtedness of the Parent or any of its Subsidiaries.
"CIP Regulations" has the meaning specified therefor in Section 10.10.
"Coal Business" means the business of the mining, producing, processing, transporting, marketing, selling and/or purchasing coal.
"Coal Lease Obligations" means, with respect to any Fiscal Year, the aggregate amount of minimum guaranteed royalty payments payable under Coal Leases in such Fiscal Year.
"Coal Leases" means leases and license agreements providing for the acquisition, leasing and/or licensing of rights relating to coal reserves and the mining thereof.
"Coal Reserve Base" has the meaning specified therefor in Section 7.01(r).
"Collateral" means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.
"Collateral Agent" has the meaning specified therefor in the preamble hereto.
"Collateral Advances" has the meaning specified therefor in Section 10.08(a).
"Collateral Assignment" means the Collateral Assignment of the Westmoreland Acquisition Documents, dated as of the date hereof, and in form and substance reasonably satisfactory to the Required Lenders, made by the Parent in favor of the Collateral Agent.

"Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).
"Commitment Letter" means that certain Commitment Letter, dated as of October 16, 2014, by and among the Sponsor and the Lenders.
"Commitments" means, with respect to each Lender, such Lender's Effective Date Term Loan Commitment and Delayed Draw Term Loan Commitment.
"Compliance Audit" has the meaning specified therefor in Section 7.01(j)(v).
"Consolidated Adjusted EBITDA" means, with respect to any Person for any period, (a) the Consolidated Net Income of such Person and its Subsidiaries (other than any Consolidated Venture) for such period; plus (b) without duplication, the sum of each of the following amounts of such Person and its Subsidiaries (other than any Consolidated Venture) for such period to the extent each of such following amounts is included in determining the Consolidated Net Income of such Person and its Subsidiaries (other than any Consolidated Venture) for such period:  (i) Consolidated Net Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) depletion expense, (v) amortization expense, (vi) impairment expenses, (vii) non-cash equity-based compensation expense, (viii) accretion of mine reclamation and closure obligations, (ix) non-recurring items to the extent identified in the financial reporting of such Person and its Subsidiaries (other than any Consolidated Venture) and approved by the Required Lenders (such approval not to be unreasonably withheld or delayed) and not exceeding 10% of Consolidated Adjusted EBITDA for such Fiscal Year, (x) Refinancing Fees/Expenses up to an aggregate amount not to exceed $3,000,000, (xi) the aggregate amount of expenses or losses incurred relating to business interruption to the extent covered by insurance, and (xii) restructuring expenses related to the restructuring of the operations of the Loan Parties in Kentucky, with respect to each such expense, incurred during the fiscal quarter ending March 31, 2014 in an aggregate amount not to exceed $75,000; plus or minus, as indicated, (c) without duplication, the sum of each of the following amounts of such Person and its Subsidiaries (other than any Consolidated Venture) for such period to the extent each of such following amounts is included in determining the Consolidated Net Income of such Person and its Subsidiaries (other than any Consolidated Venture) for such period: (i) plus net losses and minus net gains from any extraordinary or non-recurring disposal of assets including Dispositions, (ii) plus amortization for above-market coal sales contracts and minus amortization for below-market coal sales contracts, and (iii) plus the amount of decrease in the fair market value of warrants of the Parent and minus the amount of increase in the fair market value of warrants of the Parent; and minus (d) without duplication, the sum of the following amounts of such Person and such Subsidiaries (other than any Consolidated Venture) for such period to the extent paid in such period: (i) Refinancing Fees/Expenses described in clause (b)(x) above and (ii) restructuring expenses related to the restructuring of the operations of the Loan Parties in Kentucky described in clause (b)(xii) above; provided, that the aggregate amount of oil and gas royalties received by the Parent and its Subsidiaries in any Fiscal Year that may be included in Consolidated Adjusted EBITDA shall not exceed $3,000,000 in any Fiscal Year.
"Consolidated Net Income" means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries (other than any Consolidated Venture) for such period, determined on a consolidated basis and in accordance with GAAP.
"Consolidated Net Interest Expense" means, with respect to any Person for any period, (a) gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (b) the sum of (i) interest income for such period and (ii) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (c) the sum of (i) losses for such period on Hedging Agreements (to the extent not included in gross interest expense) and (ii) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.
"Consolidated Total Debt" means, with respect to any Person and its Subsidiaries at any date of determination, the aggregate principal amount of all Indebtedness of such Person and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.
"Consolidated Total Net Leverage Ratio" means, with respect to any Person and its Subsidiaries (other than Consolidated Ventures) for any period, the ratio of (a) the result of (i) the Consolidated Total Debt of such Person and such Subsidiaries on such day minus (ii) the Qualified Leverage Cash of such Person and such Subsidiaries on such day, to (b) the Consolidated Adjusted EBITDA of such Person and such Subsidiaries for such period.
"Consolidated Venture" means any Subsidiary of Parent, of which the Parent does not, directly or indirectly, own and control 100% of the Equity Interests of such Subsidiary.
"Contingent Obligation" means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.
"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
"Contribution Agreement" means the Contribution Agreement, dated as of the date hereof, among the Loan Parties, in form and substance reasonably satisfactory to the Required Lenders, as amended, supplemented or otherwise modified from time to time.
"Current Value" has the meaning specified therefor in Section 7.01(o).
"Debtor Relief Law" means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.
"Declined Proceeds" has the meaning specified in Section 2.05(c)(v).
"Default" means an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.
"Defaulting Lender" means any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due, (b) has notified the Administrative Borrower in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Borrower, to confirm in writing to the Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by such Lender given to the Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Required Lenders that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice by the Required Lenders of such determination to the Administrative Borrower, the Administrative Agent and each Lender.
"Delayed Draw Pro Rata Share" means, with respect to a Lender's obligation to make the Term Loans after the Effective Date, the percentage obtained by dividing (a)  such Lender's Delayed Draw Term Loan Commitment by (b)  the Total Delayed Draw Term Loan Commitment.
"Delayed Draw Term Loan Closing Fee" has the meaning specified therefor in the Fee Letter.
"Delayed Draw Term Loan Commitment" means, with respect to each Lender, the commitment of such Lender to make the Term Loans to the Borrowers after the Effective Date in the amount set forth in Schedule 1.01(A) hereto under the heading "Delayed Draw Term Loan Commitment", as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.
"Delayed Draw Term Loan Commitment Termination Date" means the earliest to occur of (a) the date the Delayed Draw Term Loan Commitments are permanently reduced to zero pursuant to Section 2.01(b), (b) the date of the termination of the Delayed Draw Term Loan Commitments pursuant to Section 2.05(a) or Section 9.01 and (c) 5:00 p.m. (New York City time) on December 31, 2015.
"Designated Lender" has the meaning specified therefor in Section 10.08(a).

"Disposition" means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales of Inventory in the ordinary course of business on ordinary business terms.
"Disqualified Equity Interests" means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date which is 91 days after the Final Maturity Date, (b) is convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case at any time prior to the date which is 91 days after the Final Maturity Date, (c) contains any repurchase obligation that may come into effect either (i) prior to payment in full of all Obligations or (ii) prior to the date that is 91 days after the Final Maturity Date or (d) provides for scheduled payments or the payment of cash dividends or distributions prior to the date that is 91 days after the Final Maturity Date.
"Dollar," "Dollars" and the symbol "$" each means lawful money of the United States of America.
"Effective Date" has the meaning specified therefor in Section 5.01.
"Effective Date Material Adverse Effect" means a material adverse effect on any of (a) the business, condition (financial or otherwise), or operations of the Loan Parties, taken as a whole (including their respective assets, properties or businesses, taken as a whole), or (b) the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party.
"Effective Date Pro Rata Share" means, with respect to a Lender's obligation to make the Term Loans on the Effective Date, the percentage obtained by dividing (a) such Lender's Effective Date Term Loan Commitment by (b) the Total Effective Date Term Loan Commitment.
"Effective Date Term Loan Commitment" means, with respect to each Lender, the commitment of such Lender to make the Term Loans to the Borrowers on the Effective Date in the amount set forth in Schedule 1.01(A) hereto under the heading "Effective Date Term Loan Commitment", as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.
"Employee Plan" means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates.

"Environmental Actions" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment or other written communication from any Person or Governmental Authority involving violations of Environmental Laws including, without limitation, Releases of Hazardous Materials (a) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest for whose liability a Loan Party or any of its Subsidiaries is responsible; (b) from adjoining properties or businesses; or (c) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest for whose liability a Loan Party or any of its Subsidiaries is responsible.
"Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the Release, deposit or migration of any Hazardous Materials into the environment.
"Environmental Liabilities and Costs" means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred by any Loan Party or any of its Subsidiaries as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (a) any property presently or formerly owned by any Loan Party or any of its Subsidiaries or (b) any facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.
"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.
"Equipment" means equipment (as that term is defined in the Uniform Commercial Code), and includes machinery, machine tools, motors, furniture, furnishings, vehicles (including motor vehicles), computer hardware, tools, parts, and goods (other than consumer goods, farm products, Inventory or fixtures), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

"Equity Interest" means (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (b) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.
"Equity Issuance" means either (a) the sale or issuance by any Loan Party or any of its Subsidiaries of any of its Equity Interests or (b) the receipt by Parent of any cash capital contributions.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections of ERISA.
"ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a "controlled group" within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.
"Event of Default" has the meaning specified therefor in Section 9.01.
"Excess" has the meaning specified therefor in Section 2.13(b)(v).
"Exchange Act" means the Securities Exchange Act of 1934, as amended.
"Executive Order No. 13224" means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
"Existing Credit Agreements" means (a) that certain Financing Agreement, dated as of June 24, 2013, among certain of the Loan Parties, certain of the Existing Lenders and Cerberus Business Finance, LLC, as administrative agent and collateral agent, as heretofore amended, restated, supplemented or otherwise modified, and (b) that certain Financing Agreement, dated as of June 24, 2013, among certain of the Loan Parties, certain of the Existing Lenders and Obsidian Agency Services, Inc., as administrative agent and collateral agent, as heretofore amended, restated, supplemented or otherwise modified.
"Existing Credit Facilities" means, collectively, the Existing Credit Agreements and the other "Loan Documents" (as defined in the Existing Credit Agreements).
"Existing Lenders" means the lenders party to the Existing Credit Facilities.
"Extraordinary Receipts" means any cash received by the Parent or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(c)(i) or (ii)), including, without limitation, (a) foreign, United States, state or local tax refunds to the extent not included in Consolidated Net Income of the Parent and its

Subsidiaries, (b) pension plan reversions, (c) proceeds of insurance, (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) condemnation awards (and payments in lieu thereof), (f) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not an Affiliate of the Parent or any of its Subsidiaries or (ii) received by the Parent or any of its Subsidiaries as reimbursement for any payment previously made to such Person), (g) any purchase price adjustment received in connection with any purchase agreement other than in the ordinary course of business, and (h) oil and gas land right sale proceeds and/or associated royalties.
"Facility" means any real property, including, without limitation, all buildings and other improvements, the land on which such buildings and other improvements are located, and all fixtures located at or used in connection therewith, all whether now or hereafter existing, owned, leased, operated or used by any Loan Party, including any New Facility.
"FASB ASC" means the Accounting Standards Codification of the Financial Accounting Standards Board.
"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
"Fee Letter" means the fee letter, dated as of the date hereof, among the Borrowers and the Agents, as amended, supplemented or otherwise modified from time to time.
"Final Maturity Date" means the earliest of (a) the Scheduled Maturity Date, (b) the date on which all of the Loans shall become due and payable in accordance with the terms of this Agreement, and (c) the date of payment in full of all Obligations and the termination of all Commitments.
"Financial Statements" means (a) the audited consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended December 31, 2013, and the related audited consolidated statements of operations, cash flows and partners’ equity for the Fiscal Year then ended, and (b) the unaudited consolidated balance sheet of the Parent and its Subsidiaries for the nine months ended September 30, 2014, and the related unaudited consolidated statements of operations, cash flows and partners’ equity for the nine months then ended.
"Fiscal Year" means the fiscal year of the Parent and its Subsidiaries ending on December 31 of each year.

"Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of (a) Consolidated Adjusted EBITDA of such Person and its Subsidiaries for such period, to (b) the sum of (i) all principal of Indebtedness of such Person and its Subsidiaries scheduled to be paid or prepaid during such period to the extent there is an equivalent permanent reduction in the commitments thereunder, plus (ii) cash Consolidated Net Interest Expense of such Person and its Subsidiaries for such period, plus (iii) income taxes paid or payable by such Person and its Subsidiaries during such period, plus (iv) cash dividends or distributions paid, or the purchase, redemption or other acquisition or retirement for value (including in connection with any merger or consolidation), by such Person or any of its Subsidiaries, in respect of the Equity Interests of such Person or any of its Subsidiaries (other than dividends or distributions paid by a Loan Party to any other Loan Party) during such period, plus (v) all management, consulting, monitoring, and advisory fees paid in cash by such Person or any of its Subsidiaries to any of its Affiliates during such period (excluding payments to the General Partner under the Administrative and Operational Services Agreement as in effect on the Effective Date), plus (vi) the cash portion of Capital Expenditures made by such Person and its Subsidiaries during such period (excluding Capital Expenditures to the extent financed through the incurrence of Indebtedness or through an Equity Issuance), plus (vii) mine reclamation obligations paid in cash by such Person and its Subsidiaries during such period.
"Funding Losses" has the meaning specified therefor in Section 2.09.
"GAAP" means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of the financial covenant incurrence tests contained in this Agreement and the definitions used therein, "GAAP" shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that, if there occurs after the date hereof any change in GAAP that affects in any respect the calculation of any covenant contained in the financial covenant incurrence tests contained in this Agreement, the Required Lenders and the Administrative Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date hereof and, until any such amendments have been agreed upon, the financial covenant incurrence tests contained in this Agreement shall be calculated as if no such change in GAAP has occurred.
"General Partner" means Westmoreland Resources GP, LLC, a Delaware limited liability company that is the general partner of the Parent.
"Governing Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the limited liability company or operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership agreement, joint venture agreement, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization; and (d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.
"Governmental Authority" means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
"Guaranteed Obligations" has the meaning specified therefor in Section 11.01.
"Guarantor" means (a) the Parent and each Subsidiary of the Parent listed as a "Guarantor" on the signature pages hereto and (b) each other Person that guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.
"Guaranty" means (a) the guaranty of each Guarantor party hereto contained in ARTICLE XI and (b) each other guaranty, in form and substance satisfactory to the Required Lenders, made by any other Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders guaranteeing all or part of the Obligations.
"Hazardous Material" means (a) any element, compound, mineral, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous characteristic of corrosivity, ignitability, carcinogenicity, reproductive toxicity, "EP toxicity" or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.
"Hedging Agreement" means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

"Highest Lawful Rate" means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.
"Holdout Lender" has the meaning specified therefor in Section 12.02(b).
"Increase" has the meaning specified therefor in Section 2.13(a).
"Increase Date" has the meaning specified therefor in Section 2.13(b)(v).
"Increase Joinder" has the meaning specified therefor in Section 2.13(b)(i).
"Indebtedness" means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person's business and not outstanding for more than 90 days after the date such payable was created); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person in respect of letters of credit, acceptances and similar facilities; (g) all obligations and liabilities, calculated on a basis reasonably satisfactory to the Collateral Agent and in accordance with accepted practice, of such Person under Hedging Agreements other than Operating Hedging Agreements; (h) all monetary obligations under any receivables factoring, receivables sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (i) all Contingent Obligations; (j) liabilities other than for employer contributions incurred under Title IV of ERISA with respect to any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates; (k) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates with respect to any Multiemployer Plan; (l) all Disqualified Equity Interests; and (m) all obligations referred to in clauses (a) through (l) above of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer, including the Indebtedness of each Consolidated Venture; provided that, for purposes of the financial covenant incurrence tests contained in this Agreement, the Indebtedness of any Consolidated Venture of a Person shall not be included as Indebtedness of such Person.
"Indemnified Matters" has the meaning specified therefor in Section 12.15.
"Indemnitees" has the meaning specified therefor in Section 12.15.
"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.
"Intercompany Subordination Agreement" means an Intercompany Subordination Agreement made by the Loan Parties in favor of the Collateral Agent for the benefit of the Agents and the Lenders, in form and substance reasonably satisfactory to the Required Lenders, as amended, supplemented or otherwise modified from time to time.
"Intercreditor Agreement" means the Intercreditor Agreement, if any, in form and substance satisfactory to the Required Lenders, by and between the Collateral Agent and the Revolving Credit Facility Agent, and acknowledged by the Loan Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof; provided, that such Intercreditor Agreement shall provide that (i) only the Liens on the accounts, inventory and other current assets of the Loan Parties securing the Revolving Credit Facility Indebtedness shall be senior to the Liens on the accounts, inventory and other current assets of the Loan Parties securing the Obligations, and (ii) all other Liens on the assets of the Loan Parties securing the Revolving Credit Facility Indebtedness shall be junior to the Liens on all other assets of the Loan Parties securing the Obligations.
"Interest Period" means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Reference Rate Loan to a LIBOR Rate Loan) and ending 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 3 months after the date on which the Interest Period began, and (e) the Borrowers may not elect an Interest Period which will end after the Final Maturity Date.
"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended (or any successor statute thereto), and the regulations thereunder.

"Inventory" means, with respect to any Person, all goods and merchandise of such Person, including, without limitation, all raw materials, as-extracted minerals, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account Receivable or cash.
"Investment" means, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding Accounts Receivable arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (b) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (c) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.
"Joinder Agreement" means a Joinder Agreement, substantially in the form of Exhibit A, duly executed by a Person made a party hereto as a Borrower or by a Subsidiary of a Loan Party made a party hereto as a Guarantor pursuant to Section 7.01(b).
"Lease" means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.
"Lender" has the meaning specified therefor in the preamble hereto.
"Lenders' Representative" has the meaning specified in Section 7.01(t).
"LIBOR" means, with respect to each day during each Interest Period pertaining to a LIBOR Rate Loan, the greater of (a) 0.75% per annum and (b) the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to three months as displayed on page LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the "Screen Rate") at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that, if the Screen Rate shall not be available at such time for such Interest Period (an "Impacted Interest Period") with respect to Dollars, then the LIBOR Rate shall be the Interpolated Rate at such time.  "Interpolated Rate" means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (x) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and

(y) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.
"LIBOR Deadline" has the meaning specified therefor in Section 2.07(a).
"LIBOR Notice" means a written notice substantially in the form of Exhibit D.
"LIBOR Option" has the meaning specified therefor in Section 2.07(a).
"LIBOR Rate" means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by the Administrative Agent (rounded upwards, if necessary, to the next 1/100%) by dividing (a) LIBOR for such Interest Period by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.
"LIBOR Rate Loan" means each portion of a Loan that bears interest at a rate determined by reference to the LIBOR Rate.
"Lien" means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.
“Liquidity” means, as of any date of determination, the Qualified Cash as of such date.
"Loans" means the Term Loans made by an Agent or a Lender to the Borrowers pursuant to ARTICLE II.
"Loan Account" means segregated non-interest bearing trust account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrowers, in which the Borrowers will be charged with all Loans made to, and all other Obligations incurred by, the Borrowers.
"Loan Documents" means this Agreement, the Contribution Agreement, the Collateral Assignment, the Fee Letter, any Guaranty, the Intercompany Subordination Agreement, the Intercreditor Agreement, any Joinder Agreement, any Mortgage, any Security Agreement, any UCC Filing Authorization Letter and any other agreement, instrument, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.
"Loan Party" means any Borrower and any Guarantor.
"London" means London, England.

"Material Adverse Effect" means a material adverse effect on any of (a) the operations, business, assets, properties, condition (financial or otherwise) or prospects of any Borrower or of the Loan Parties taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party, (c) the legality, validity or enforceability of this Agreement or any other Loan Document, (d) the rights and remedies of any Agent or any Lender under any Loan Document, or (e) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any of the Collateral.
"Material Contract" means, with respect to any Person, (a) the Westmoreland Acquisition Documents, (b) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $100,000 or more in any Fiscal Year (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or such Subsidiary in the ordinary course of its business upon less than 60 days' notice without penalty or premium) and (c) all other contracts or agreements material to the business, operations, condition (financial or otherwise), performance, prospects or properties of such Person or such Subsidiary.
"Moody's" means Moody's Investors Service, Inc. and any successor thereto.
"Mortgage" means a mortgage (including, without limitation, a leasehold mortgage), deed of trust or deed to secure debt, in form and substance satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent.
"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed, or has been obligated to contribute, at any time during the preceding 6 years.
"Net Cash Proceeds" means, (a) with respect to any Disposition by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (ii) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (iii) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (iv) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements), and (b) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or an Equity Issuance, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (i) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (ii) transfer taxes paid by such Person or such Subsidiary in connection therewith and (iii) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); in each case of clauses (a) and (b) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.
"New Facility" has the meaning specified therefor in Section 7.01(o).
"New Lending Office" has the meaning specified therefor in Section 2.09(d).
"New York City" means New York, New York.
"Non-U.S. Lender" has the meaning specified therefor in Section 2.09(d).
"Notice of Borrowing" has the meaning specified therefor in Section 2.02(a).
"Obligations" means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders arising under or in connection with this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) of such Loan Party to pay principal, interest (including, without limitation, any PIK Interest), charges, expenses, fees, premiums, Applicable Prepayment Premium, counsel fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.
"OFAC" means the United States Department of the Treasury's Office of Foreign Assets Control.
"OFAC Sanctions Programs" means the laws, regulations and Executive Orders administered by OFAC, including but not limited to, Executive Order No. 13224 and the list of Specially Designated Nationals and Blocked Persons administered by OFAC, as such list may be amended from time to time.
"Operating Hedging Agreement" means any Hedging Agreement that is entered into by a Loan Party for the bona fide purpose of hedging the interest rate,

commodity, or foreign currency risks associated with such Loan Party's operations and not for speculative purposes.
"Operating Lease Obligations" means all obligations, other than Capitalized Lease Obligations and obligations under Coal Leases, for the payment of rent for any real or personal property under leases or agreements to lease.
"Other Taxes" has the meaning specified therefor in Section 2.09(b).
"Oxford Mining" has the meaning specified therefor in the preamble hereto.
"Parent" has the meaning specified therefor in the preamble hereto.
"Participant Register" has the meaning specified therefor in Section 12.07(g).
"Payment Account" means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.
"Payment Office" means the Administrative Agent's office located at 214 North Tyron Street, 26th Floor, Charlotte, North Carolina 28202, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Administrative Borrower.
"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.
"Perfection Certificate" means a certificate in form and substance satisfactory to the Required Lenders providing information with respect to the property of each Loan Party.
"Permitted Acquisition" means any Acquisition by a Loan Party or any wholly-owned Subsidiary of a Loan Party to the extent that each of the following conditions shall have been satisfied:
(a)    no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;
(b)    to the extent the Acquisition will be financed in whole or in part with the proceeds of any Loan pursuant to the Delayed Draw Term Loan Commitments, the conditions set forth in Section 5.02 shall have been satisfied;
(c)    to the extent the Acquisition will be financed in whole or in part with the proceeds of any Loan pursuant to Section 2.13, the conditions set forth in Section 2.13(b) shall have been satisfied;

(d)    the Borrowers shall have furnished to the Agents at least 7 Business Days prior to the consummation of such Acquisition (i) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of any Agent or the Required Lenders, such other information and documents that any Agent or the Required Lenders may request, including, without limitation, executed counterparts of the respective agreements, instruments or other documents pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith, (ii) pro forma financial statements of the Parent and its Subsidiaries after the consummation of such Acquisition, and (iii) copies of such other agreements, instruments or other documents as any Agent or the Required Lenders shall reasonably request;
(e)    the agreements, instruments and other documents referred to in paragraph (c) above shall provide that (i) neither the Loan Parties nor any of their Subsidiaries shall, in connection with such Acquisition, assume or remain liable in respect of any Indebtedness of the Seller or Sellers, or other obligation of the Seller or Sellers (except for obligations incurred in the ordinary course of business in operating the property so acquired and necessary or desirable to the continued operation of such property and except for Permitted Indebtedness), and (ii) all property to be so acquired in connection with such Acquisition shall be free and clear of any and all Liens, except for Permitted Liens (and if any such property is subject to any Lien not permitted by this clause (ii) then concurrently with such Acquisition such Lien shall be released);
(f)    such Acquisition shall be effected in such a manner so that the acquired assets or Equity Interests are owned either by a Loan Party or a wholly-owned Subsidiary of a Loan Party and, if effected by merger or consolidation involving a Loan Party, such Loan Party shall be the continuing or surviving Person;
(g)    the Borrowers shall have Liquidity in an amount equal to or greater than $5,000,000 immediately after giving effect to the consummation of the proposed Acquisition;
(h)    the assets being acquired or the Person whose Equity Interests are being acquired, to the extent applicable, did not have negative Consolidated EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition;
(i)    the assets being acquired (other than a de minimis amount of assets in relation to the Loan Parties' and their Subsidiaries' total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of the Loan Parties and their Subsidiaries or a business reasonably related thereto;

(j)    the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or Canada or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States or Canada;
(k)    such Acquisition shall be consensual and shall have been approved by the board of directors of the Person whose Equity Interests or assets are proposed to be acquired and shall not have been preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Parent or any of its Subsidiaries or an Affiliate thereof;
(l)    any such Subsidiary formed or acquired pursuant to an Acquisition (and its equityholders) shall execute and deliver the agreements, instruments and other documents required by Section 7.01(b) on or prior to the date of the consummation of such Acquisition;
(m)    with respect to any Acquisition from an Affiliate of a Loan Party, Section 7.9 of the Parent's partnership agreement (as in effect on the Effective Date) has been complied with without any waiver or modification, and if any valuation has been prepared and delivered to the board of directors of the Parent or any conflicts committee of the board of directors of the Parent, the Parent shall have delivered such valuation to the Agents and the Lenders); provided that, for the avoidance of doubt, the Parent shall be required to deliver to the Agents and the Lenders a third party valuation, in form and substance satisfactory to the Required Lenders in their reasonable business judgment, with respect to any acquisition from an Affiliate involving consideration of $25,000,000 or more;
(n)    not more than 60% of the Purchase Price payable in respect of any single Acquisition or series of related Acquisitions shall be funded by the Loan Parties with proceeds of Indebtedness; and
(o)    the Purchase Price payable in respect of all Acquisitions (including the proposed Acquisition) shall not exceed $100,000,000 in the aggregate during the term of this Agreement; provided, that this clause (o) shall not be applicable to (I) any Acquisition pursuant to which the Sponsor sells or contributes assets that the Sponsor owns as of the Effective Date to a Loan Party or (II) the Buckingham Acquisition.
"Permitted Holder" means the Sponsor.
"Permitted Indebtedness" means:
(a)any Indebtedness owing to any Agent or any Lender under this Agreement and the other Loan Documents;
(b)Indebtedness existing on the Effective Date and listed on Schedule 7.02(b), and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that (i) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness being extended, refinanced or modified and (ii) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification;
(c)Indebtedness evidenced by Capitalized Lease Obligations entered into in order to finance Capital Expenditures made by the Loan Parties in accordance with the provisions of Section 7.02(g), which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) below, does not exceed $10,000,000 at any time outstanding;
(d)Indebtedness permitted by clause (e) of the definition of "Permitted Liens";
(e)Indebtedness permitted under Section 7.02(e);
(f)Indebtedness incurred in the ordinary course of business under performance, surety, statutory, restoration and appeal bonds;
(g)Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;
(h)Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called "procurement cards" or "P-cards") or other similar cash management services, in each case, incurred in the ordinary course of business;
(i)prior to the incurrence of the Revolving Credit Facility Indebtedness under the Revolving Credit Facility, Indebtedness of any Loan Party incurred in connection with the issuance of letters of credit on behalf of such Loan Party incurred in the ordinary course of business, provided that (i) the aggregate amount of such letters of credit shall not exceed $10,000,000 at any time and (ii) such letters of credit must be cash collateralized;
(j)the Revolving Credit Facility Indebtedness permitted under, and subject to, the terms of the Intercreditor Agreement, in an aggregate principal amount not exceeding $15,000,000 less any principal repayments that may not be reborrowed under the Revolving Credit Agreement including any principal repayments resulting in permanent revolving credit commitment reductions under the Revolving Credit Agreement;
(k)contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions;

(l)Indebtedness of a Person whose assets or Equity Interests are acquired by the Parent or any of its Subsidiaries in a Permitted Acquisition in an aggregate amount not to exceed $5,000,000 at any one time outstanding; provided that such Indebtedness (i) not a revolving loan credit facility, (ii) was in existence prior to the date of such Permitted Acquisition, and (iii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition;
(m)Subordinated Indebtedness in an aggregate amount not exceeding $2,000,000 at any time outstanding; and
(n)unsecured Indebtedness in an aggregate amount not exceeding $1,000,000 at any time outstanding.
"Permitted Intercompany Loans" means loans made by (a) a Loan Party to another Loan Party (other than the Parent), (b) a non-Loan Party to another non-Loan Party, (c) a non-Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, and (d) a Loan Party to a non-Loan Party so long as (i) the aggregate amount of all such loans made by the Loan Parties does not exceed $100,000 at any time outstanding, (ii) no Default or Event of Default has occurred and is continuing either before or after giving effect to such loan, and (iii) the Borrowers have Liquidity of not less than $1,000,000 after giving effect to such loan.
"Permitted Investments" means:
(a)Investments in cash and Cash Equivalents;
(b)Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;
(c)advances made in connection with purchases of goods or services in the ordinary course of business;
(d)Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;
(e)Investments existing on the date hereof, as set forth on Schedule 7.02(e), but not any increase in the amount thereof as set forth in Schedule 7.02(e) or any other modification of the terms thereof;
(f)so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Investments in any additional coal reserves, provided that, immediately after giving effect thereto, the Borrowers shall have complied with Section 7.01(o), if applicable, and immediately after giving effect to any such Investment, on a pro forma basis, (i) the Consolidated Total Net Leverage Ratio of the Parent and its Subsidiaries as of the end of the fiscal quarter most recently ended as to which financial statements were required to be delivered pursuant to this Agreement was less than or equal to 4.00:1.00 and (ii) the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries as of the end of the fiscal quarter most recently ended as to which financial statements were required to be delivered pursuant to this Agreement was not less than 1.00:1.00;
(g)Permitted Intercompany Loans;
(h)Permitted Acquisitions; and
(i)so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $250,000 at any time outstanding.
"Permitted Liens" means:
(a)Liens securing the Obligations;
(b)Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c);
(c)Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;
(d)Liens existing on the Effective Date and described on Schedule 7.02(a), provided that (i) no such Lien shall at any time be extended to cover any additional property not subject thereto on the Effective Date and (ii) the principal amount of the Indebtedness secured by such Liens shall not be extended, renewed, refunded or refinanced other than in accordance with clause (b) of the definition of Permitted Indebtedness;
(e)(i)    purchase money Liens on equipment acquired or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or (ii) Liens existing on such equipment at the time of its acquisition; provided, however, that (I) no such Lien shall extend to or cover any other property of any Loan Party or any of its Subsidiaries, (II) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of 100% of the fair market value or the cost of the property so held or acquired and (III) the aggregate principal amount of Indebtedness secured by any or all such Liens shall not exceed at any one time outstanding $5,000,000;

(f)Liens arising under the Revolving Credit Facility Documents securing the Revolving Credit Facility Indebtedness, solely to the extent (i) that only such Liens on the accounts, inventory and other current assets of the Loan Parties securing the Revolving Credit Facility Indebtedness shall be senior to the Liens on the accounts, inventory and other current assets of the Loan Parties securing the Obligations, (ii) all other Liens on all other assets of the Loan Parties securing the Revolving Credit Facility Indebtedness shall be junior to the Liens on all other assets of the Loan Parties securing the Obligations and (iii) such Liens are permitted under, and are subject to the terms of, the Intercreditor Agreement;
(g)deposits and pledges of cash securing (i) obligations incurred in respect of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety, restoration or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;
(h)easements, rights-of-way, zoning restrictions and similar encumbrances on real property and irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person's business;
(i)Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;
(j)Liens on real property or equipment securing Indebtedness permitted by clause (c) of the definition of Permitted Indebtedness;
(k)the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a Capital Lease), in each case extending only to such personal property;
(l)non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;
(m)judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.01(k);
(n)rights of setoff or bankers' liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(o)Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;
(p)Liens on cash collateral securing Indebtedness permitted by subsection (i) of the definition of Permitted Indebtedness;
(q)Liens assumed by the Parent and its Subsidiaries in connection with a Permitted Acquisition that secure Indebtedness permitted by clause (l) of the definition of Permitted Indebtedness; and
(r)Liens solely on any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition.
"Person" means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.
"PIK Interest" has the meaning specified in Section 2.04(b).
"Plan" means any Employee Plan or Multiemployer Plan.
"Post-Default Rate" means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.00%, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan then outstanding prior to an Event of Default plus 2.00%.
"Pro Rata Share" means:
(a)    with respect to a Lender's obligation to make the Term Loans on the Effective Date, the percentage obtained by dividing (i)  such Lender's Effective Date Term Loan Commitment by (ii) the Total Effective Date Term Loan Commitment;
(b)    with respect to a Lender's obligation to make the Term Loans after the Effective Date and its right to receive payments of the Delayed Draw Term Loan Closing Fee, the percentage obtained by dividing (i)  such Lender's Delayed Draw Term Loan Commitment by (ii) the Total Delayed Draw Term Loan Commitment;
(c)    with respect to a Lender's right to receive payments of interest, fees (other than the Delayed Draw Term Loan Closing Fee), and principal with respect to the Term Loans, the percentage obtained by dividing (i) the unpaid principal amount of such Lender's portion of the Term Loan by (ii) the aggregate unpaid principal amount of the Term Loans; and
(d)    with respect to all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing

(i) the sum of such Lender's undrawn Term Loan Commitment and the unpaid principal amount of such Lender's portion of the Term Loans by (ii) the sum of the undrawn Total Term Loan Commitment and the aggregate unpaid principal amount of the Term Loans, provided that, if the Total Term Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's portion of the Term Loans and the denominator shall be the aggregate unpaid principal amount of the Term Loans.
"Purchase Price" means, with respect to any Acquisition, an amount equal to the sum of (a) the aggregate consideration, whether cash, property or securities (including, without limitation, the fair market value of any Equity Interests of any Loan Party or any of its Subsidiaries issued in connection with such Acquisition), paid or delivered by a Loan Party or any of its Subsidiaries (whether as initial consideration or through the payment or disposition of deferred consideration, including, without limitation, in the form of seller financing, royalty payments, payments allocated towards non-compete covenants, payments to principals for consulting services or other similar payments) in connection with such Acquisition, plus (b) the aggregate amount of liabilities of the acquired business (net of current assets of the acquired business) that would be reflected on a balance sheet (if such were to be prepared) of the Parent and its Subsidiaries after giving effect to such Acquisition, plus (c) the aggregate amount of all transaction fees, costs and expenses incurred by the Parent or any of its Subsidiaries in connection with such Acquisition.
"Qualified Cash" means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Loan Parties (excluding the proceeds of any Term Loan) that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Cash Management Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.
"Qualified Equity Interests" means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.
"Qualified Leverage Cash" means, as of any date of determination, (a) if the Loan Parties have Qualified Cash of more than $5,000,000 in the aggregate, an amount equal to the amount by which the aggregate amount of such Qualified Cash exceeds $5,000,000 and up to $20,000,000 or (b) if the Loan Parties have Qualified Cash of $5,000,000 or less in the aggregate, $0.
"Qualified Reserve Report" means, with respect to any Fiscal Year, an appraisal and re-determination of the mineral reserves, as of the end of such Fiscal Year, consisting of coal in which the Loan Parties have the exclusive work interest and right to mine and sell (a) which is or was conducted by John T. Boyd Company or another qualified independent appraiser approved by the Required Lenders; (b) which will be or was conducted in such a manner (including the use of engineering practices and the use of basis pricing) and of such a scope as is acceptable to the Required Lenders; and (c) the results of which are reasonably satisfactory to the Required Lenders.

"Real Property Deliverables" means each of the following agreements, instruments and other documents in respect of each Facility:
(a)each Mortgage duly executed by the applicable Loan Party,
(b)evidence of the recording of each Mortgage in such office or offices as may be necessary or, in the opinion of the Required Lenders, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Collateral Agent and the Lenders thereunder;
(c)an opinion of counsel, satisfactory to the Required Lenders, in the state where such Facility is located with respect to the enforceability of the Mortgage to be recorded and such other matters as the Required Lenders may reasonably request; and
(d)such other agreements, instruments and other documents (including consents of lessors, title certifications, title opinions, guarantees and opinions of counsel) as the Required Lenders may reasonably require.
"Reclamation Laws" means all laws relating to mining reclamation or reclamation liabilities, including, without limitation, the Surface Mining Control and Reclamation Act of 1977, as amended, and all applicable state laws.
"Reclamation Order" has the meaning specified therefor in Section 7.01(r)(ii).
"Reference Bank" means JPMorgan Chase Bank, its successors or any other commercial bank designated by the Administrative Agent to the Administrative Borrower from time to time.
"Reference Rate" means the greatest of (a) 2.50% per annum, (b) the Federal Funds Rate plus 0.50% per annum, (c) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 3 months and shall be determined on a daily basis) plus 1.00% per annum, and (d) the rate of interest publicly announced by the Reference Bank in New York, New York from time to time as its reference rate, base rate or prime rate (it being understood and agreed that (i) the reference rate, base rate or prime rate is determined from time to time by the Reference Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by the Reference Bank to any particular class or category of customers and (ii) each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective).
"Reference Rate Loan" means each portion of a Loan that bears interest at a rate determined by reference to the Reference Rate.
"Refinancing Fees/Expenses" means fees and expenses incurred by the Loan Parties through the Effective Date (or, solely with respect to such expenses incurred by the Loan Parties in connection with compliance with Section 5.03, within the six months following the Effective Date) in connection with the refinancing of the Existing Credit Facilities, including fees and expenses incurred by the Loan Parties in connection with securing and consummating credit facilities alternatives to the Existing Credit Facilities up to and including consummation of the credit facilities under this Agreement.
"Register" has the meaning specified therefor in Section 12.07(d).
"Registered Loans" has the meaning specified therefor in Section 12.07(d).
"Regulation T", "Regulation U" and "Regulation X" mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.
"Related Fund" means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.
"Related Party Assignment" has the meaning specified therefor in Section 12.07(b).
"Related Party Register" has the meaning specified therefor in Section 12.07(d).
"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.
"Remedial Action" means any action taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (d) perform any other actions authorized by 42 U.S.C. § 9601.
"Replacement Lender" has the meaning specified therefor in Section 12.02(b).
"Report" has the meaning specified therefor in Section 10.13.
"Reportable Event" means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).
"Required Lenders" means Lenders whose Pro Rata Shares (calculated in accordance with clause (d) of the definition thereof) aggregate at least 50.1%; provided that the Pro Rata Shares of any Defaulting Lender shall be disregarded in the determination of Required Lenders; and provided, further, that, if at any date of determination there is more than one Lender and the Agents have received written notice that not all of the Lenders are affiliated, such Lenders whose Pro Rata Shares (calculated in accordance with clause (d) of the definition thereof) aggregate at least 50.1% must also include not less than 2 unaffiliated Lenders.
"Requirements of Law" means, with respect to any Person, collectively the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities), and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
"Reserve Percentage" means, on any day for any Lender, the maximum percentage prescribed by the Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves the Reserve Percentage shall be zero.
"Revolving Credit Agreement" means that certain credit agreement, if any, by and among one or more of the Loan Parties, the Revolving Credit Facility Agent, and the Revolving Credit Facility Lenders, in form and substance satisfactory to the Required Lenders and as amended, modified, supplemented, extended, renewed, restated or replaced, in each case as permitted by and subject to the terms of the Intercreditor Agreement.
"Revolving Credit Facility" means that certain revolving credit facility providing for revolving loans and letters of credit entered into by the Loan Parties in an aggregate principal amount of up to $15,000,000 pursuant to the Revolving Credit Facility Documents on terms and conditions satisfactory to the Required Lenders in their reasonable business judgment.
"Revolving Credit Facility Agent" means the administrative agent and/or collateral agent under and pursuant to the Revolving Credit Facility.
"Revolving Credit Facility Documents" means collectively (a) the Revolving Credit Agreement and (b) all other agreements, documents and instruments at any time executed and/or delivered by the Loan Parties or any other Person to, with or in favor of the Revolving Credit Facility Agent or the Revolving Credit Facility Lenders in connection with the Revolving Credit Facility or related thereto, in each case, in form and substance satisfactory to the Required Lenders and as amended, modified, supplemented, extended, renewed, restated or replaced, in each case as permitted by and subject to the terms of the Intercreditor Agreement.
"Revolving Credit Facility Indebtedness" means the secured Indebtedness owing by the Loan Parties to the Revolving Credit Facility Agent and the Revolving Credit Facility Lenders pursuant to the Revolving Credit Facility Documents, and all interest, fees, reimbursement obligations, expenses, indemnification and other obligations with respect thereto, which Indebtedness, together with the liens and security interests granted by the Loan Parties to the Revolving Credit Facility Agent, all as subject to the terms of the Intercreditor Agreement.
"Revolving Credit Facility Lenders" means the lenders party to the Revolving Credit Agreement.
"Scheduled Maturity Date" means December 31, 2018.
"SEC" means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.
"Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.
"Securitization" has the meaning specified therefor in Section 12.07(j).
"Security Agreement" means a Pledge and Security Agreement made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, substantially in the form of Exhibit B, securing the Obligations and delivered to the Collateral Agent.
"Seller" means any Person that sells Equity Interests or other property or assets to a Loan Party or a Subsidiary of a Loan Party in a Permitted Acquisition.
"Significant Permit Areas" means, as of any date of determination, the permit areas owned, leased or used by any Loan Party or any Subsidiary of a Loan Party within which the coal produced accounts for 66% or more of the aggregate total coal production of all of the Loan Parties and their Subsidiaries during the preceding twelve month period.
"Significant Subsidiary" means Harrison Resources, LLC and each other Subsidiary of the Parent that:
(a)is designated with an asterisk on Schedule 1.01(B);
(b)accounted for at least 5% of consolidated revenues of the Parent and its Subsidiaries or 5% of consolidated earnings of the Parent and its Subsidiaries before interest and taxes, in each case for the 4 fiscal quarters of the Parent ending on the last day of the last fiscal quarter of the Parent immediately preceding the date as of which any such determination is made; or
(c)has assets which represent at least 5% of the consolidated assets of the Parent and its Subsidiaries as of the last day of the last fiscal quarter of the Parent immediately preceding the date as of which any such determination is made.
"Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.
"Sponsor" means Westmoreland Coal Company, a Delaware corporation.
"Standard & Poor's" means Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc., and any successor thereto.
"Subordinated Indebtedness" means Indebtedness of any Loan Party the terms of which are satisfactory to the Required Lenders which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents (a) by the execution and delivery of a subordination agreement, in form and substance satisfactory to the Required Lenders, or (b) otherwise on terms and conditions (including, without limitation, subordination provisions, payment terms, interest rates, covenants, remedies, defaults and other material terms) satisfactory to the Required Lenders.
"Subsidiary" means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company, or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.
"Taxes" has the meaning specified therefor in Section 2.09(a).

"Termination Event" means (a) a Reportable Event with respect to any Employee Plan, (b) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (c) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings by the PBGC to terminate an Employee Plan, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.
"Term Loan" means, collectively, the loans made by the Lenders to the Borrowers pursuant to Section 2.01(a) and Section 2.13.
"Term Loan Amount" means $295,000,000 plus any increase made pursuant to Section 2.13.
"Term Loan Commitment" means, with respect to each Lender, such Lender's Effective Date Term Loan Commitment and Delayed Draw Term Loan Commitment.
"Total Delayed Draw Term Loan Commitment" means the sum of the amounts of the Lenders' Delayed Draw Term Loan Commitments.
"Total Effective Date Term Loan Commitment" means the sum of the amounts of the Lenders' Effective Date Term Loan Commitments.
"Total Term Loan Commitment" means the sum of the amounts of the Lenders' Term Loan Commitments.
"Transferee" has the meaning specified therefor in Section 2.09(a).
"UCC Filing Authorization Letter" means a letter duly executed by each Loan Party authorizing the Collateral Agent to file appropriate financing statements on Form UCC-1 without the signature of such Loan Party in such office or offices as may be necessary or, in the opinion of the Required Lenders, desirable to perfect the security interests purported to be created by each Security Agreement and each Mortgage.
"Uniform Commercial Code" has the meaning specified therefor in Section 1.04(b).
"U.S. Bank" has the meaning specified therefor in the preamble hereto.
"USA PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001).
"WARN" has the meaning specified therefor in Section 6.01(z).

"Westmoreland Acquisition" means, collectively, (a) the acquisition of the General Partner by the Sponsor and (b) the contribution of certain assets by the Sponsor to the Parent, in each case, pursuant to the Westmoreland Acquisition Documents.
"Westmoreland Acquisition Agreement" means the Purchase Agreement, dated as of October 16, 2014, by and among the Sponsor, AIM Oxford Holdings, LLC, C&T Coal, Inc., Jeffrey M. Gutman, Daniel M. Maher and the warrantholders that are parties thereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.
"Westmoreland Acquisition Documents" means (a) the Westmoreland Acquisition Agreement, (b) the Westmoreland Contribution Agreement and (c) all other agreements, instruments and other documents related thereto or executed in connection therewith, in form and substance reasonably satisfactory to the Required Lenders.
"Westmoreland Contribution Agreement" means the Contribution Agreement, dated as of October 16, 2014, by and between the Sponsor and the Parent, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.
Section 1.02     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules, unless otherwise indicated, shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
Section 1.03     Certain Matters of Construction. References in this Agreement to "determination" by any Agent or any Lender mean good faith estimates by such Agent or such Lender (in the case of quantitative determinations) and good faith beliefs by such Agent or such Lender (in the case of qualitative determinations). A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall "continue" or be "continuing" unless and until such Event of Default has been waived in writing by the Required Lenders. Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of any Agent, any agreement entered into by any Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by any Agent pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by any Agent shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agents and the Lenders. Wherever the phrase "to the knowledge of any Loan Party" or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to (i) the actual knowledge of an Authorized Officer of any Loan Party or (ii) the knowledge that an Authorized Officer would have obtained if such Authorized Officer had engaged in good faith and diligent performance of such Authorized Officer's duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that, if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness or a breach of such representation or warranty hereunder.
Section 1.04     Accounting and Other Terms.
(a)Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements. Notwithstanding the foregoing, (i) with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 840 on the definitions and covenants herein, GAAP as in effect on the Effective Date shall be applied, and (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b)All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the "Uniform Commercial Code") and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meanings notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine.
Section 1.05     Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern Daylight Time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding"; provided, however, that with respect to a computation of fees or interest payable to any Agent or any Lender, such period shall in any event consist of at least one full day.
ARTICLE II
THE LOANS
Section 2.01     Commitments.
(a)Subject to the terms and conditions and relying upon the representations and warranties herein set forth:
(i)each Lender with an Effective Date Term Loan Commitment agrees, severally and not jointly, to make or cause to be made, on the Effective Date, a Term Loan to the Borrowers in an aggregate principal amount not to exceed its Effective Date Term Loan Commitment and the Term Loans of all Lenders made on the Effective Date shall be in an aggregate principal amount not to exceed the Total Effective Date Term Loan Commitment.
(ii)each Lender with a Delayed Draw Term Loan Commitment agrees, severally and not jointly, to make or cause to be made, from time to time after the Effective Date and prior to the Delayed Draw Term Loan Commitment Termination Date and subject to Section 5.02, one or more Term Loans to the Borrowers in an aggregate principal amount not to exceed the lesser of (A) its Delayed Draw Pro Rata Share of such Term Loan and (B) its Delayed Draw Term Loan Commitment.
(b)Notwithstanding the foregoing, but subject to Section 2.13, (i) the aggregate principal amount of the Term Loans made at any time shall not exceed the undrawn Total Term Loan Commitment at such time, and (ii) the aggregate principal amount of all Term Loans made pursuant to this Agreement shall not exceed the initial Total Term Loan Commitment on the Effective Date. The Total Effective Date Term Loan Commitment shall be permanently terminated immediately and without further action upon the full and complete funding of the Term Loan on the Effective Date. The Total Delayed Draw Term Loan Commitment shall be permanently reduced immediately and without further action upon the funding of each Term Loan after the Effective Date in an amount equal to such funded Term Loan. Each Lender's Effective Date Term Loan Commitment shall be permanently terminated immediately and without further action upon the full and complete funding of its Pro Rata Share of the Term Loan on the Effective Date. Each Lender's Delayed Draw Term Loan Commitment shall be permanently reduced immediately and without further action upon the funding of each Term Loan after the Effective Date in an amount equal to such Lender's Delayed Draw Pro Rata Share of such funded Term Loan. The undrawn Total Delayed Draw Term Loan Commitment and each Lender's Delayed Draw Term Loan Commitment shall terminate immediately and without further action on the Delayed Draw Term Loan Commitment Termination Date after giving effect to the funding of any Lender's Term Loan on such date. Any principal amount of the Term Loans which is repaid or prepaid may not be reborrowed.
Section 2.02     Making the Loans.
(a)The Administrative Borrower shall give the Administrative Agent prior telephonic notice, immediately confirmed in writing in substantially the form of Exhibit C (a "Notice of Borrowing"), not later than 12:00 noon (New York City time) on the date which is 3 Business Days (or, in the case of a Term Loan made after the Effective Date, 30 days) prior to the date of the proposed Loan (or such shorter period as the Administrative Agent is willing to accommodate from time to time, but in no event later than 12:00 noon (New York City time) on the date of borrowing of the proposed Loan). Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Loan, (ii) whether the Loan is requested to be a Reference Rate Loan or a LIBOR Rate Loan and, in the case of a LIBOR Rate Loan, the initial Interest Period with respect thereto, (iii) the use of the proceeds of such proposed Loan, and (iv) the proposed date of borrowing (which date of borrowing must be a Business Day and, in the case of the initial Term Loan, must be the Effective Date). The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent in good faith to be from the Administrative Borrower (or from any Authorized Officer thereof designated in writing purporting to be from the Administrative Borrower to the Administrative Agent). Each Borrower hereby waives the right to dispute the Administrative Agent's record of the terms of any such telephonic Notice of Borrowing. The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer's authority to request a Loan on behalf of the Borrowers until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.
(b)Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrowers shall be bound to make a borrowing in accordance therewith. Each Term Loan made after the Effective Date pursuant to Section 2.01(a)(ii) shall be in a minimum principal amount of $25,000,000 and integral multiples of $1,000,000.
(c)Except as otherwise provided in this Section 2.02(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their respective Effective Date Pro Rata Share of the Total Effective Date Term Loan Commitment and Delayed Draw Pro Rata Share of the Total Delayed Draw Term Loan Commitment, as applicable, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender's obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it under the terms of this Agreement regardless of the failure by any other Lender.
Section 2.03     Repayment of Loans; Evidence of Debt.
(a)The outstanding unpaid principal amount of the Term Loan, and all accrued and unpaid interest thereon, shall be due and payable on the earlier of (i) the date of the acceleration of the Term Loan in accordance with the terms hereof and (ii) the Final Maturity Date.
(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)Each Lender shall maintain accounts in which it shall record (i) the amount of each Loan made by it hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to such Lender hereunder and (iii) the amount of any sum received by such Lender.
(d)The entries made in the accounts maintained pursuant to Section 2.03(b) and Section 2.03(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.
(e)Any Lender may request that the Loans made by it be evidenced by one or more promissory notes. In such event, the Borrowers shall execute and deliver to such Lender such promissory note(s) payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in such form(s) as are drafted by such Lender and furnished by the Administrative Agent and reasonably acceptable to the Administrative Borrower. Thereafter, the Loans evidenced by such promissory note(s) and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if any such promissory note is a registered note, to such payee and its registered assigns with respect to such registered note).
Section 2.04     Interest.
(a)Term Loan. Subject to the terms of this Agreement, at the option of the Administrative Borrower, the Term Loan or any portion thereof shall be either a Reference Rate Loan or a LIBOR Rate Loan. Each portion of the Term Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin. Each portion of the Term Loan that is a LIBOR Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for the Term Loan (or such portion thereof) plus the Applicable Margin.
(b)PIK Interest. In addition to the interest set forth in Section 2.04(a), for any fiscal quarter where the Consolidated Total Net Leverage Ratio of the Parent and its Subsidiaries is greater than 2.50 to 1.00 as of the end of such fiscal quarter, the Term Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the applicable amount set forth below, which such additional interest shall be paid-in-kind (any such interest paid in kind, the "PIK Interest") on the dates set forth in Section 2.04(d):

PIK Rate	Consolidated Total Net Leverage Ratio
3.00%	Greater than 3.50 to 1.00
2.00%	Less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00
1.00%	Less than or equal to 3.00 but greater than 2.50 to 1.00

All interest due and payable hereunder that the Borrowers pay in the form of PIK Interest shall be capitalized, shall be added to the then-outstanding principal amount of the Term Loan as additional principal obligations hereunder on and as of such interest payment date and shall automatically constitute a part of the outstanding principal amount of the Term Loan for all purposes hereof (including the accrual of interest thereon at the rates applicable to the Term Loan generally). Any determination of the principal amount outstanding under the Term Loan after giving effect to any payment of PIK Interest hereunder or otherwise that is reasonably made by the Administrative Agent or the Lenders in good faith shall be prima facie evidence of the correctness of such determination in the absence of manifest error.
(c)Default Interest. To the extent permitted by law and notwithstanding anything to the contrary in this Section 2.04, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities or other Obligations of the Loan Parties under this Agreement and the other Loan Documents shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(d)Interest Payment. Interest on each Loan shall be payable quarterly, in arrears, on the last day of each quarter, commencing on the last day of the quarter in which such Loan is made and at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand at the election of the Required Lenders. Each Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.01 with the amount of any interest payment due hereunder.
(e)General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.
Section 2.05     Termination of Commitments; Prepayment of Loans.
(a)Termination of Commitments. The Total Effective Date Term Loan Commitment shall terminate upon the making of the initial Term Loan in full on the Effective Date. The Total Delayed Draw Term Loan Commitment shall terminate on the Delayed Draw Term Loan Commitment Termination Date after giving effect to any borrowing on such date, if any. In addition, the Total Term Loan Commitment, the Effective Date Term Loan Commitment and the Delayed Draw Term Loan Commitment of each Lender shall be terminated in accordance with Section 2.01(b).
(b)Optional Prepayment.
(i)Term Loan. The Borrowers may, at any time and from time to time, upon at least 5 Business Days' prior written notice to the Administrative Agent, prepay the principal of the Term Loan, in whole or in part. Each prepayment made pursuant to this Section 2.05(b)(i) shall be accompanied by the payment of (A) accrued interest to the date of such payment on the amount prepaid and (B) the Applicable Prepayment Premium, if any, payable in connection with such prepayment of the Term Loan.
(ii)Termination of Agreement. The Borrowers may, upon at least 15 days prior written notice to the Administrative Agent, terminate this Agreement by paying to the Administrative Agent, in cash, the Obligations, in full, plus the Applicable Prepayment Premium, if any, payable in connection with such termination of this Agreement. If the Administrative Borrower has sent a notice of termination pursuant to this Section 2.05(b)(ii), then the Lenders' obligations to extend credit hereunder shall terminate and the Borrowers shall be obligated to repay the Obligations, in full, plus the Applicable Prepayment Premium, if any, payable in connection with such termination of this Agreement on the date set forth as the date of termination of this Agreement in such notice.
(c)Mandatory Prepayment.
(i)Immediately upon any Disposition by any Loan Party or its Subsidiaries pursuant to Section 7.02(c)(ii) or any other Disposition not otherwise permitted pursuant to Section 7.02(c), the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition (other than with respect to oil and gas land right sale proceeds and/or associated royalties, which shall be applied pursuant to Section 2.05(c)(iii)). Nothing contained in this Section 2.05(c)(i) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(ii).
(ii)Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness referred to in clauses (a) through (l) of the definition of Permitted Indebtedness), the Borrowers shall prepay the outstanding amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this Section 2.05(c)(ii) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.
(iii)Upon the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrowers shall prepay the outstanding principal of the Loans in accordance with Section 2.05(d) an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.
(iv)Notwithstanding the foregoing, with respect to Net Cash Proceeds received by any Loan Party or any of its Subsidiaries in connection with a Disposition or the receipt of Extraordinary Receipts consisting of insurance proceeds or condemnation awards that are required to be used to prepay the Obligations pursuant to Section 2.05(c)(i) or Section 2.05(c)(iii), as the case may be, up to (x) $5,000,000 in the aggregate during the term of this Agreement of Net Cash Proceeds from all such Dispositions and (y) up to $5,000,000 in the aggregate in any Fiscal Year of all such Extraordinary Receipts (other than those Extraordinary Receipts described in clause (h) of the definition of Extraordinary Receipts), in each case, shall not be required to be so used to prepay the Obligations to the extent that such Net Cash Proceeds and Extraordinary Receipts are used to replace, repair or restore properties or capital assets used in such Person's business, provided that (A) no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds or Extraordinary Receipts, (B) the Administrative Borrower delivers a certificate to the Administrative Agent within 30 days after such Disposition or loss, destruction or taking, as the case may be, stating that such Net Cash Proceeds or Extraordinary Receipts shall be used to replace, repair or restore properties or capital assets used in such Person's business within a period specified in such certificate not to exceed 180 days after the date of receipt of such Net Cash Proceeds or Extraordinary Receipts (which certificate shall set forth estimates of the Net Cash Proceeds or Extraordinary Receipts to be so expended), (C) such Net Cash Proceeds or Extraordinary Receipts are deposited in an account subject to the dominion and control of the Collateral Agent, and (D) upon the earlier of (I) the expiration of the period specified in the relevant certificate furnished to the Administrative Agent pursuant to clause (B) above or (II) the occurrence of a Default or an Event of Default, such Net Cash Proceeds or Extraordinary Receipts, if not theretofore so used, shall be used to prepay the Obligations in accordance with Section 2.05(c)(i) or Section 2.05(c)(iii), as applicable.
(v)Notwithstanding anything to the contrary herein, any Lender may elect, by notice to the Administrative Borrower and the Administrative Agent prior to any prepayment of the Term Loans required to be made by the Borrowers pursuant to this Section 2.05(c), to decline all (but not a portion) of its share of such prepayment (such declined amounts, the "Declined Proceeds"). Any Declined Proceeds shall be offered to the Lenders not so declining such prepayment. To the extent a non-declining Lender elects to decline its share of such Declined Proceeds and the other non-declining Lenders do not elect to receive such further declined share, such remaining Declined Proceeds may be retained by the Borrowers for working capital and general corporate purposes
(d)    Application of Payments. Each prepayment pursuant to Section 2.05(c) shall be applied to the Term Loan.
(e)    Interest and Fees. Any prepayment made pursuant to this Section 2.05 shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment, (ii) any Funding Losses payable pursuant to Section 2.09, (iii) the Applicable Prepayment Premium, if any, payable in connection with such prepayment of the Loans, (iv) if such prepayment would reduce the amount of the outstanding Loans to zero, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 2.06 and (v) payment of any amounts due and owing to any Agent.
(f)    Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any provision of this Section 2.05 are in addition to payments made or required to be made under any other provision of this Section 2.05.
Section 2.06     Fees.
(a)Applicable Prepayment Premium. In the event of (i) an optional prepayment of the Loans pursuant to Section 2.05(b), (ii) a mandatory prepayment of the Loans pursuant to Section 2.05(c) or (iii) the termination of this Agreement and repayment of the Obligations at any time prior to the Scheduled Maturity Date, for any reason, including (A) termination upon the election of the Required Lenders to terminate after the occurrence and during the continuation of an Event of Default (or, in the case of the occurrence of any Event of Default described in Section 9.01(f) or 9.01(g) with respect to any Loan Party, automatically upon the occurrence thereof), (B) foreclosure and sale of the Collateral, (C) sale of the Collateral in any Insolvency Proceeding, or (D) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Agents and the Lenders or profits lost by the Agents and the Lenders as a result of such prepayment or early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Agents and the Lenders, the Borrowers shall pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, the Applicable Prepayment Premium, measured as of the date of such prepayment or termination. Any Applicable Prepayment Premium payable in accordance with this Section 2.06(a) shall be presumed to be the liquidated damages sustained by each Lender as the result of the prepayment or early termination and the Borrowers agree that it is reasonable under the circumstances currently existing. The Applicable Prepayment Premium, if any, shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE BORROWERS EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrowers expressly agree that: (A) the Applicable Prepayment Premium is reasonable and is the product of an arm's length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and the Borrowers giving specific consideration in this transaction for such agreement to pay the Applicable Prepayment Premium; and (D) the Borrowers shall be estopped hereafter from claiming differently than as agreed to in this Section 2.06(a). The Borrowers expressly acknowledge that their agreement to pay the Applicable Prepayment Premium to Lenders as herein described is a material inducement to Lenders to provide the Commitments and make the Term Loans.
(b)Fee Letter. As and when due and payable under the terms of the Fee Letter, the Borrowers shall pay the fees set forth in the Fee Letter.
Section 2.07     LIBOR Option.
(a)The Borrowers may, at any time and from time to time, so long as no Default or Event of Default has occurred and is continuing, elect to have interest on all or a portion of the Loans be charged at a rate of interest based upon the LIBOR Rate (the "LIBOR Option") by notifying the Administrative Agent prior to 11:00 a.m. (New York City time) at least 3 Business Days prior to (i) the commencement of the proposed Interest Period or (ii) in the case of the conversion of a LIBOR Rate Loan into a Reference Rate Loan, the last day of the then current Interest Period (the "LIBOR Deadline"). Notice of the Borrowers' election of the LIBOR Option for a permitted portion of the Loans and an Interest Period pursuant to this Section 2.07(a) shall be made by delivery to the Administrative Agent of a LIBOR Notice received by the Administrative Agent before the LIBOR Deadline, or by telephonic notice received by the Administrative Agent before the LIBOR Deadline (to be confirmed by delivery to the Administrative Agent of a LIBOR Notice received by the Administrative Agent prior to 5:00 p.m. (New York City time) on the same day). Promptly upon its receipt of each such LIBOR Notice, the Administrative Agent shall provide a copy thereof to each of the Lenders. Each LIBOR Notice shall be irrevocable and binding on the Borrowers.
(b)Interest on LIBOR Rate Loans shall be payable in accordance with Section 2.04(d). On the last day of each applicable Interest Period, unless the Borrowers properly have exercised the LIBOR Option with respect thereto, the Administrative Agent shall be deemed to have been directed by the Administrative Borrower that interest rate applicable to such LIBOR Rate Loans automatically shall convert to the rate of interest then applicable to Reference Rate Loans of the same type hereunder. At any time that a Default or an Event of Default has occurred and is continuing, the Borrowers no longer shall have the option to request that any portion of the Loans bear interest at a rate based on the LIBOR Rate and the Administrative Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate of interest then applicable to Reference Rate Loans of the same type hereunder.
(c)Notwithstanding anything to the contrary contained in this Agreement, the Borrowers (i) shall have not more than four (4) LIBOR Rate Loans in effect at any given time and (ii) only may exercise the LIBOR Option for LIBOR Rate Loans of at least $500,000 and integral multiples of $100,000 in excess thereof.
(d)The Borrowers may prepay LIBOR Rate Loans at any time; provided, however, that, in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any mandatory prepayment pursuant to Section 2.05(c) or any application of payments or proceeds of the Collateral in accordance with Section 4.03 or Section 4.04 or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the Borrowers shall indemnify, defend, and hold harmless the Agents and the Lenders and their participants against any and all Funding Losses in accordance with Section 2.08.
(e)Anything to the contrary contained herein notwithstanding, neither any Agent nor any Lender, nor any of their participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at a rate based on the LIBOR Rate. The provisions of this ARTICLE II shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing at a rate based on the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.
Section 2.08     Funding Losses. In connection with each LIBOR Rate Loan, the Borrowers shall indemnify, defend, and hold harmless the Agents and the Lenders against any loss, cost, or expense incurred by any Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default or an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto (including as a result of a Default or an Event of Default), or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, "Funding Losses"). Funding Losses shall, with respect to any Lender, be deemed to equal the amount reasonably determined by such Lender to be the excess, if any, of (x) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at a rate based on the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (y) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of a Lender delivered to the Administrative Borrower setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.08 shall be conclusive absent manifest error.
Section 2.09     Taxes.
(a)Any and all payments by any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of any Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such transferee or assignee, including a participation holder, a "Transferee")) by the jurisdiction in which such Person is organized or has its principal lending office (all such nonexcluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, "Taxes"). If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Agent or any Lender (or any Transferee), (i) the sum payable shall be increased by the amount (an "Additional Amount") necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.09), such Agent or such Lender (or such Transferee) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document ("Other Taxes"). Each Loan Party shall deliver to each Agent and each Lender (and any Transferee) official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(c)The Loan Parties hereby jointly and severally indemnify and agree to hold harmless each Agent and each Lender (and any Transferee) from and against Taxes and Other Taxes (including, without limitation, Taxes and Other Taxes imposed on any amounts payable under this Section 2.09) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which any such Person makes written demand therefor specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.
(d)Each Lender (or Transferee) that is organized under the laws of a jurisdiction outside of the United States (a "Non-U.S. Lender") agrees that it shall, no later than the Effective Date (or, in the case of a Lender that becomes a party hereto pursuant to Section 12.07 after the Effective Date, promptly after the date upon which such Lender becomes a party hereto) deliver to the Agents (or, in the case of an assignee of a Lender which (i) is an Affiliate of such Lender or a Related Fund of such Lender and (ii) does not deliver an Assignment and Acceptance to the Administrative Agent pursuant to the last sentence of Section 12.07(b) for recordation pursuant to Section 12.07(c), to the assigning Lender only, and in the case of a participant, to the Lender granting the participation only), one properly completed and duly executed copy of any of U.S. Internal Revenue Service Form W-8BEN, W-8BEN-E    , W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax and payments of interest hereunder. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code, such Non-U.S. Lender hereby represents to the Agents and the Borrowers that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent holder of an Equity Interest of the Parent (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) and is not a controlled foreign corporation related to the Parent (within the meaning of Section 864(d)(4) of the Internal Revenue Code), and such Non-U.S. Lender agrees that it shall promptly notify the Agents and the Borrowers in the event any such representation is no longer accurate. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a "New Lending Office"). In addition, such Non-U.S. Lender shall deliver such forms within 20 days after receipt of a written request therefor from any Agent, the assigning Lender or the Lender granting a participation, as applicable. Notwithstanding any other provision of this Section 2.09, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.09(d) that such Non-U.S. Lender is not legally able to deliver.
(e)The Loan Parties shall not be required to indemnify any Non-U.S. Lender, or pay any Additional Amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to this Section 2.09 to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a

Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to the extent the indemnity payment or Additional Amounts any Transferee, or Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or Additional Amounts that the Person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (ii) the obligation to pay such Additional Amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of Section 2.09(d).
(f)Any Agent or any Lender (or Transferee) claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.09 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Administrative Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount that may thereafter accrue, would not require such Agent or such Lender (or Transferee) to disclose any information such Agent or such Lender (or Transferee) deems confidential and would not, in the reasonable determination of such Agent or such Lender (or Transferee), be otherwise disadvantageous to such Agent or such Lender (or Transferee).
(g)The obligations of the Loan Parties under this Section 2.09 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
Section 2.10     Increased Costs and Reduced Return.
(a)If any Agent or any Lender shall have determined that any Change in Law shall (i) subject such Agent or such Lender, or any Person controlling such Agent or such Lender, to any tax, duty or other charge with respect to this Agreement or any Loan made by such Agent or such Lender, or change the basis of taxation of payments to such Agent or such Lender, or any Person controlling such Agent or such Lender, of any amounts payable hereunder (except for taxes on the overall net income of such Agent or such Lender, or any Person controlling such Agent or such Lender), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or any assets of or held by, or deposits with or for the account of, or credit extended by, such Agent or such Lender, or any Person controlling such Agent or such Lender, or (iii) impose on such Agent or such Lender, or any Person controlling such Agent or such Lender, any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Agent or such Lender of making any Loan, or agreeing to make any Loan, or to reduce any amount received or receivable by such Agent or such Lender hereunder, then, upon demand by such Agent or such Lender, the Borrowers shall pay to such Agent or such Lender such additional amounts as will compensate such Agent or such Lender, or any Person controlling such Agent or such Lender, for such increased costs or reductions in amount.
(b)If any Agent or any Lender shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Agent or such Lender, or any Person controlling such Agent or such Lender, and such Agent or such Lender determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, such Agent's or such Lender's or such controlling Person's other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Agent's or such Lender's or such controlling Person's capital to a level below that which such Agent or such Lender or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained or any agreement to make Loans or such Agent's or such Lender's or such controlling Person's other obligations hereunder (in each case, taking into consideration such Agent's or such Lender's or such controlling Person's policies with respect to capital adequacy), then, upon demand by such Agent or such Lender, the Borrowers shall pay to such Agent or such Lender from time to time such additional amounts as will compensate such Agent or such Lender or such controlling Person for such cost of maintaining such increased capital or such reduction in the rate of return on such Agent's or such Lender's or such controlling Person's capital.
(c)All amounts payable under this Section 2.10 shall bear interest at the Reference Rate from the date that is ten (10) days after the date of demand by any Agent or any Lender until payment in full to such Agent or such Lender. A certificate of such Agent or such Lender claiming compensation under this Section 2.10, specifying the event described above and the nature of such event, shall be submitted by such Agent or such Lender to the Administrative Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Agent's or such Lender's reasons for invoking the provisions of this Section 2.10, and shall be final and conclusive absent manifest error.
(d)Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.10 shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.10 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)The obligations of the Loan Parties under this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
Section 2.11     Changes in Law; Impracticability or Illegality.
(a)The LIBOR Rate may be adjusted by the Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs (including, for the avoidance of doubt, any similar costs passed on to the Lenders from their own funding sources) due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board, excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at a rate based on the LIBOR Rate. In any such event, the affected Lender shall give the Administrative Borrower and the Administrative Agent written notice of such a determination and adjustment and the Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Administrative Borrower may, by notice to such affected Lender (i) require such Lender to furnish to the Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (ii) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.09).
(b)In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates based on the LIBOR Rate, such Lender shall give notice of such changed circumstances to the Administrative Borrower and the Administrative Agent, and the Administrative Agent promptly shall transmit the notice to each other Lender, and (i) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender's notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Reference Rate Loans of the same type hereunder, and (ii) the Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.
(c)The obligations of the Loan Parties under this Section 2.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.12     Mitigation Obligations. If any Lender requires the Borrowers to pay any additional amounts under Section 2.09 or requests compensation under Section 2.10, then such Lender shall (at the request of the Administrative Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to such Section 2.09 or 2.10 in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
Section 2.13     Accordion.
(a)At any time during the period from and after the Delayed Draw Term Loan Commitment Termination Date through but excluding the Final Maturity Date, at the option of the Borrowers by written notice to the Administrative Agent (but subject to the conditions set forth in clause (b) below), the Term Loan Amount may be increased by an amount in the aggregate for all such increases of the Term Loan Amount not to exceed the Available Increase Amount (each such increase, an "Increase"). The Administrative Borrower shall invite each Lender to increase the Term Loan Amount (it being understood that no Lender shall be obligated to increase the Term Loan Amount) in connection with a proposed Increase at the interest margin proposed by the Borrowers, and if sufficient Lenders do not agree to increase the Term Loan Amount in connection with such proposed Increase, then the Borrowers may invite any prospective lender who is reasonably satisfactory to the Required Lenders and the Borrowers to become a Lender in connection with a proposed Increase. Any Additional Portion of the Term Loan shall be in an amount of at least $30,000,000 and integral multiples of $1,000,000 in excess thereof and shall not be made on more than five (5) occasions during the term of this Agreement.
(b)Each of the following shall be conditions precedent to any Increase of the Term Loan Amount and the making of the additional portion of the Term Loan (each, an "Additional Portion of the Term Loan" and collectively, the "Additional Portions of the Term Loan") in connection therewith:
(i)The Administrative Borrower has obtained the commitment of one or more Lenders (and/or other prospective lenders reasonably satisfactory to the Required Lenders and the Administrative Borrower) to provide the applicable Increase and any such Lenders (and/or prospective lenders), the Borrowers, and the Administrative Agent have signed a joinder agreement to this Agreement (an "Increase Joinder"), in form and substance reasonably satisfactory to the Required Lenders, to which such Lenders (and/or prospective lenders), the Borrowers, and the Administrative Agent are party (for the avoidance of doubt, no Lender shall have any obligation whatsoever to provide or consider providing any Increase and may refuse to provide any requested Increase for any reason or no reason at all). In addition, such additional Lenders shall deliver all reasonably requested administrative detail forms and tax forms to the Administrative Agent,

(ii)each of the conditions precedent set forth in Section 5.02(a), (b), (c), (d) and (g) are satisfied,
(iii)(x) the proceeds of such Additional Portion of the Term Loan may only be used to fund all or a portion of the cash consideration for a Permitted Acquisition and the related transaction costs and (y) the Administrative Borrower shall have delivered to the Agents prior to the funding of such Additional Portion of the Term Loan (A) a certificate of an Authorized Officer of the Administrative Borrower certifying that such transaction complies with the definition of "Permitted Acquisition" and (B) all deliverables required to be delivered at or prior to the consummation of such Permitted Acquisition under the definition of Permitted Acquisition,
(iv)the Administrative Borrower has delivered to the Administrative Agent updated pro forma projections (after giving effect to the applicable Increase) for the Parent and its Subsidiaries evidencing that, on a pro forma basis immediately after giving effect to the applicable Increase, (A) the Consolidated Total Net Leverage Ratio of the Parent and its Subsidiaries as of the end of the fiscal quarter most recently ended as to which financial statements were required to be delivered pursuant to this Agreement was less than or equal to 4.00:1.00, and (B) the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries as of the end of the fiscal quarter most recently ended as to which financial statements were required to be delivered pursuant to this Agreement was not less than 1.00:1.00, and
(v)the Administrative Borrower shall have reached agreement with the Lenders (and/or prospective lenders) making the Additional Portion of the Term Loan with respect to the interest margins applicable to the Additional Portion of the Term Loan (which interest margins may be higher than, equal to, or lower than the interest margins applicable to the Term Loan set forth in this Agreement immediately prior to the date of the making of such Additional Portion of the Term Loan, as applicable (the date of the making of such Additional Portion of the Term Loan, as applicable, the "Increase Date")) and shall have communicated the amount of such interest margins to the Administrative Agent. Any Increase Joinder may, with the consent of the Administrative Agent, the Borrowers and the Lenders and/or prospective lenders agreeing to the proposed Increase, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effectuate the provisions of this Section 2.13 (including any amendment necessary to effectuate the interest margins for the Additional Portion of the Term Loan). Anything to the contrary contained herein notwithstanding, if the all in yield (including interest margins, interest floors, original issue discount, closing fees or other similar yield related discounts based on an assumed four-year to life maturity (or if the stated maturity is less than four years, the actual life thereof), but excluding any arrangement, underwriting or similar fees that are not shared with all of the Lenders and/or prospective lenders) (the "All In Yield") that is to be applicable to the Additional Portion of the Term Loan is 50 basis points or more higher than the All In Yield applicable to the Term Loans hereunder immediately prior to the applicable Increase Date (the amount by which the interest margins are higher, the "Excess"), then the All In Yield applicable to the Term Loans immediately prior to the Increase Date shall be increased by the amount of the Excess minus 50 basis points, effective on the applicable Increase Date, and without the necessity of any action by any party hereto.
(c)Unless otherwise specifically provided herein (including in the immediately succeeding sentence), all references in this Agreement and any other Loan Document to the Term Loan shall be deemed, unless the context otherwise requires, to include any Additional Portion of the Term Loan made pursuant to the increased Term Loan Amount pursuant to this Section 2.13. Any Additional Portion of the Term Loan made pursuant to this Section 2.13 shall, except as may be agreed by the Administrative Agent, the Borrowers, and the Lenders and/or prospective lenders agreeing to make such Additional Portion of the Term Loan, have identical terms to the terms governing the Term Loan immediately prior to the making of such Additional Portion of the Term Loan (including, with respect to amortization, fees payable with respect thereto and the LIBOR Rate and Reference Rate floors, except as otherwise explicitly permitted with respect to the All in Yield); provided that such terms (in the opinion of the Required Lenders) shall not be more favorable to the Lenders and/or prospective lenders providing such Additional Portion of the Term Loan than those governing the Term Loan immediately prior to giving effect to the making of such Additional Portion of the Term Loan except as otherwise explicitly permitted with respect to the All In Yield.
(d)The Term Loan and the Term Loan Amount established pursuant to this Section 2.13 shall constitute the Term Loan and the Term Loan Amount under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and security interests created by the Loan Documents. The Borrowers shall take any action reasonably required by the Collateral Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the Uniform Commercial Code or otherwise after giving effect to the establishment of any such new Term Loan Amount.
ARTICLE III
INTENTIONALLY OMITTED

ARTICLE IV
APPLICATION OF PAYMENTS; DEFAULTING LENDERS;
JOINT AND SEVERAL LIABILITY OF BORROWERS
Section 4.01     Payments; Computations and Statements.
(a)The Borrowers will make each payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Payment Account. All payments received by the Administrative Agent after 12:00 noon (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrowers without set-off, counterclaim, recoupment, deduction or other defense to the Agents and the Lenders. Except as provided in Section 2.02, after receipt thereof the Administrative Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Administrative Agent shall cause to be distributed all interest and fees received from or for the account of the Borrowers not less than once each month and in any event promptly after receipt thereof. Each repayment and prepayment of the Loans pursuant to this Article IV and all other payments of principal and interest shall be calculated by the Administrative Borrower who shall provide written notice of such calculations to the Administrative Agent. The Lenders and the Borrowers hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrowers with any amount due and payable by the Borrowers under any Loan Document. Each of the Lenders and the Borrowers agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied. Any amount charged to the Loan Account of the Borrowers shall be deemed a Loan hereunder made by the Lenders to the Borrowers, funded by the Administrative Agent on behalf of the Lenders and subject to Section 2.02 of this Agreement. The Lenders and the Borrowers confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrowers as herein provided shall be made as an accommodation to the Borrowers and solely at the written direction of the Required Lenders. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees under the Loan Documents shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.
(b)The Administrative Agent shall provide to the Administrative Borrower with read only access to the Loan Account which will enable the Administrative Borrower to review the Loan Account.
Section 4.02     Sharing of Payments. Except as provided in Section 2.02, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders (including, without limitation, any amendment, consent or similar fee payable to all Lenders, but excluding any amendment, consent or similar fee offered to all Lenders and not payable to non-consenting Lenders), such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered) and (b) the provisions of this Section 4.02 shall not be construed to apply to (i) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Loan Party or any Affiliate thereof (as to which the provisions of this Section 4.02 shall apply). The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 4.02 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender's right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.
Section 4.03     Apportionment of Payments. Subject to Section 2.02 and to any written agreement among the Agents and/or the Lenders:
(a)All payments of principal and interest in respect of outstanding Loans, all payments of fees (other than to the extent set forth in any such written agreement among the Agents and/or the Lenders) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein, or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.
(b)After the occurrence and during the continuance of an Event of Default, the Administrative Agent shall, upon direction of the Required Lenders, apply all payments made in respect of Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Agents until paid in full; (ii) second, ratably to pay the Obligations in respect of any fees, expense reimbursements and indemnities then due and payable to the Lenders until paid in full; (iii) third, ratably to pay interest then due and payable in respect of the Collateral Advances until paid in full; (iv) fourth, ratably to pay principal of the Collateral Advances until paid in full; (v) fifth, ratably to pay interest then due and payable in respect of the Term Loan until paid in full; (vi) sixth, ratably to pay principal of the Term Loan until paid in full; and (vii) seventh, ratably to the payment of all other Obligations then due and payable.
(c)In each instance, so long as no Event of Default has occurred and is continuing, Section 4.03(b) shall not be deemed to apply to any payment by the Borrowers specified by the Administrative Borrower to the Administrative Agent to be for

the payment of Obligations then due and payable under any provision of this Agreement or the prepayment of all or part of the principal of the Term Loan in accordance with the terms and conditions of Section 2.05.
(d)For purposes of Section 4.03(b), "paid in full" means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding.
(e)In the event of a direct conflict between the priority provisions of this Section 4.03 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.03 shall control and govern.
Section 4.04     Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(a)Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.
(b)The Administrative Agent shall not be obligated to transfer to such Defaulting Lender any payments made by any Borrower to the Administrative Agent for such Defaulting Lender's benefit, and, in the absence of such transfer to such Defaulting Lender, the Administrative Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Pro Rata Shares (without giving effect to the Pro Rata Shares of such Defaulting Lender) (but only to the extent that such Defaulting Lender's Loans were funded by the other Lenders) or, if so directed by the Administrative Borrower and if no Default or Event of Default has occurred and is continuing (and to the extent such Defaulting Lender's Loans were not funded by the other Lenders), retain the same to be re-advanced to the Borrowers as if such Defaulting Lender had made such Loans to the Borrowers.
(c)Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle (but not obligate) the Borrowers to replace the Defaulting Lender with one or more substitute Lenders, and the Defaulting Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Defaulting Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. Prior to the effective date of such replacement, the Defaulting Lender shall execute and deliver an Assignment and Acceptance, subject only to the Defaulting Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. If the Defaulting Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Defaulting Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Defaulting Lender shall be made in accordance with the terms of Section 12.07.
(d)The operation of this Section 4.04 shall not be construed to increase or otherwise affect the Commitments of any Lender, to relieve or excuse the performance by a Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to the Administrative Agent or to the Lenders other than such Defaulting Lender.
(e)This Section 4.04 shall remain effective with respect to any Defaulting Lenders until either (i) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable or (ii) the non-Defaulting Lenders and the Borrowers shall have waived such Defaulting Lender's default in writing, and the Defaulting Lender makes its Pro Rata Share of the applicable defaulted Loans and pays to the Agents all amounts owing by such Defaulting Lender in respect thereof; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.
Section 4.05     Administrative Borrower; Joint and Several Liability of Borrowers.
(a)Each Borrower hereby irrevocably appoints Oxford Mining as the borrowing agent and attorney-in-fact for the Borrowers (the "Administrative Borrower"), which appointment shall remain in full force and effect unless and until the Agents shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed the Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Agents and receive from the Agents all notices with respect to Loans obtained for the benefit of such Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on behalf of such Borrower to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and the Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Agents nor the Lenders shall incur liability to the Borrowers as a result hereof. Each of the Borrowers expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.
(b)Each of the Borrowers hereby accepts joint and several liability hereunder and under the other Loan Documents for the Obligations, in consideration of the financial accommodations to be provided by the Lenders under this Agreement and the other Loan Documents for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 4.05), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then, in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 4.05 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers, enforceable against each of the Borrowers to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or the other Loan Documents or any other circumstances whatsoever.
(c)The provisions of this Section 4.05 are made for the benefit of the Agents, the Lenders and their successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Agents, the Lenders or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 4.05 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.
(d)Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agents or the Lenders with respect to any of the Obligations or any Collateral until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Agents or the Lenders hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.
ARTICLE V
CONDITIONS TO LOANS
Section 5.01     Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day (the "Effective Date") when each of the following conditions precedent shall have been satisfied (or expressly waived) in a manner satisfactory to the Required Lenders:
(a)Payment of Fees, Etc. The Borrowers shall have paid on or before the Effective Date all fees, costs, expenses and taxes that are invoiced (in reasonable detail) and then payable pursuant to Sections 2.06 and 12.04.
(b)Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in ARTICLE VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the Effective Date are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the Effective Date as though made on and as of the Effective Date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.
(c)Legality. The making of the Loans shall not contravene any law, rule or regulation applicable to any Agent or any Lender.
(d)Delivery of Documents. The Collateral Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Required Lenders and, unless indicated otherwise, dated the Effective Date:
(i)a Security Agreement, duly executed by each Loan Party, together with, to the extent certificated, the original stock certificates or other certificates representing all of the Equity Interests and all promissory notes required to be pledged thereunder, accompanied by undated stock powers executed in blank and other proper instruments of transfer;
(ii)a UCC Filing Authorization Letter, duly executed by each Loan Party, together with appropriate financing statements on Form UCC-1 to be duly filed in such office or offices as may be necessary or, in the opinion of the Required Lenders, desirable to perfect the security interests purported to be created by each Security Agreement and each Mortgage;
(iii)certified copies of request for copies of information on Form UCC 11, listing all effective financing statements which name as debtor any Loan Party and which are filed in the offices referred to in paragraph (ii) above, together with copies of such financing statements, none of which, except for Permitted Liens or as otherwise agreed in writing by the Required Lenders, shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against such Person or its property, which results, except Permitted Liens or as otherwise agreed to in writing by the Required Lenders, shall not show any such Liens;
(iv)a Perfection Certificate, duly executed by each Loan Party and completed in a manner satisfactory to the Required Lenders;
(v)the Collateral Assignment, duly executed by the Parent;
(vi)the Fee Letter, duly executed by the Borrowers;
(vii)the Intercompany Subordination Agreement, duly executed by each Loan Party;
(viii)subject to Section 5.03, with respect to each Facility, each of the Real Estate Deliverables;
(ix)the Contribution Agreement, duly executed by each Loan Party;
(x)a copy of the resolutions of each Loan Party, certified as of the Effective Date by an Authorized Officer thereof, authorizing (A) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party and (B) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;
(xi)a certificate of an Authorized Officer of each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such Authorized Officers;
(xii)a certificate of the appropriate official(s) of the jurisdiction of organization and, except to the extent such failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, each jurisdiction of foreign qualification of each Loan Party certifying as of a recent date not more than 30 days prior to the Effective Date as to the subsistence in good standing of, and the payment of taxes by, such Loan Party in such jurisdictions;
(xiii)a true and complete copy of the charter, certificate of formation, articles of organization, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the jurisdiction of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction;
(xiv)a copy of the Governing Documents of each Loan Party, together with all amendments thereto, certified as of the Effective Date by an Authorized Officer of such Loan Party;
(xv)an opinion of Squire Sanders (US) LLP, counsel to the Loan Parties, and each local counsel reasonably required by the Required Lenders, in each case as to such matters as the Required Lenders may reasonably request;
(xvi)a certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in Section 5.01(b);
(xvii)a copy of (A) the Financial Statements, (B) the financial projections described in Section 6.01(g)(ii) and (C) the pro forma balance sheet described in Section 6.01(g)(iii), certified as of the Effective Date by an Authorized Officer of the Parent as complying with the representations and warranties set forth in Section 6.01(g)(ii) and Section 6.01(g)(iii);
(xviii)a certificate of the chief financial officer of the Parent, certifying as to the solvency of the Loan Parties, taken as a whole, after giving effect to the transactions contemplated hereby, which certificate shall be satisfactory in form and substance to the Required Lenders;
(xix)a certificate of the chief financial officer of the Parent certifying that all tax returns required to be filed by the Loan Parties have been filed and all taxes upon the Loan Parties or their properties, assets, and income (including real property taxes and payroll taxes) have been paid;

(xx)evidence of the insurance coverage required by Section 7.01 (including, without limitation, Section 7.01(u)) and the terms of each Security Agreement and each Mortgage and such other insurance coverage with respect to the business and operations of the Loan Parties as the Required Lenders may reasonably request, in each case, where requested by the Required Lenders, with such endorsements as to the named insureds or loss payees thereunder as the Required Lenders may request and providing that such insurance coverage may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days' prior written notice to the Collateral Agent and each such named insured or loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Required Lenders may request;
(xxi)a certificate of an Authorized Officer of the Administrative Borrower, certifying the names and true signatures of the persons that are authorized to provide Notices of Borrowing, LIBOR Notices and all other notices under this Agreement and the other Loan Documents;
(xxii)Intentionally Omitted;
(xxiii)Intentionally Omitted;
(xxiv)a certificate of an Authorized Officer of the Administrative Borrower stating that copies of all of the Westmoreland Acquisition Documents and the other Materials Contracts as in effect on the Effective Date have been made available to the Collateral Agent, that all such Material Contracts remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its obligations under such Material Contracts;
(xxv)provision for the payment in full of all Indebtedness under the Existing Credit Facilities in a manner satisfactory to the Required Lenders, together with (A) a termination and release agreement with respect to each Existing Credit Facility and all related documents, duly executed by the Loan Parties and the Existing Lenders, (B) a satisfaction of mortgage for each mortgage filed by the Existing Lenders on the Facilities, (C) a termination of security interest in intellectual property for each assignment for security recorded by the Existing Lenders at the United States Patent and Trademark Office or the United States Copyright Office and covering any intellectual property of the Loan Parties, and (D) UCC-3 termination statements for all UCC-1 financing statements filed by the Existing Lenders and covering any portion of the Collateral;
(xxvi)such depository account, blocked account, lockbox account and similar agreements and other documents, each in form and substance satisfactory to the Required Lenders, as the Required Lenders may request with respect to the Borrowers' cash management system; and
(xxvii)such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Required Lenders in form and substance, as the Required Lenders may reasonably request.

(e)Effective Date Material Adverse Effect. The Required Lenders shall have determined, in their reasonable (from the perspective of a secured lender) business judgment, that no event or development shall have occurred since December 31, 2013 which could reasonably be expected to have an Effective Date Material Adverse Effect.
(f)Consummation of Westmoreland Acquisition. Evidence that (i) the Westmoreland Acquisition (including, without limitation, (A) the contribution to the Parent by the Sponsor or a subsidiary of the Sponsor of assets expected to generate no less than $5,000,000 of cash flow (defined as Consolidated Adjusted EBITDA minus Capital Expenditures) during Fiscal Year 2015 and (B) the payment of a purchase price of at least $30,000,000 in cash) will be consummated prior to or concurrently with this Agreement in accordance with the terms of the Westmoreland Acquisition Documents without any amendments, modifications or waivers (other than amendments, modifications and waivers of immaterial terms and conditions) to the Westmoreland Acquisition Documents other than with the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld), and (ii) the applicable Loan Parties will have fully performed in accordance therewith all of the obligations to be performed by them under the Westmoreland Acquisition Documents (other than the payment of the purchase price, which shall occur prior to or concurrently with this Agreement).
(g)Approvals. All consents, authorizations and approvals of, all filings and registrations with, and all other actions in respect of any Governmental Authority or other Person required in connection with the consummation of the Acquisition, the making of the Loans or the conduct of the business of the Loan Parties shall have been obtained and shall be in full force and effect.
(h)Proceedings; Receipt of Documents. All proceedings in connection with the making of the initial Loans and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Required Lenders and their counsel, and the Required Lenders and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Required Lenders or such counsel may reasonably request.
(i)Management Reference Checks. The Required Lenders shall have received satisfactory reference checks for key management of each Loan Party.
(j)Bank Regulatory Information. Each Agent and each Lender shall have received all customary documentation and other information required by bank regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including the Patriot Act.
(k)Consolidated Total Net Leverage Ratio. The Consolidated Total Net Leverage Ratio as of September 30, 2014 (calculated on a pro forma basis after giving effect to all Loans to be made on the Effective Date (and the application of the proceeds thereof) and the payment of fees and expenses in connection with the transactions contemplated hereby and thereby shall not exceed 3.75 to 1.00 (it being understood and agreed that the Consolidated Adjusted EBITDA component of the Consolidated Total Net Leverage Ratio test for this Section 5.01(k) shall be based on the drop down Consolidated Adjusted EBITDA contributed to the Parent in connection with the Acquisition plus the projected Consolidated Adjusted EBITDA of the Parent and its Subsidiaries for Fiscal Year 2015). The Administrative Borrower shall deliver to the Collateral Agent a certificate of the chief financial officer or other Authorized Officer of the Administrative Borrower certifying as to the matters set forth in this Section 5.01(k) and containing the calculation of the Consolidated Total Net Leverage Ratio.
(l)Liquidity. After giving effect to all Loans to be made on the Effective Date, (i) the Liquidity shall not be less than $10,000,000 and (ii) all liabilities of the Loan Parties shall be current. The Administrative Borrower shall deliver to the Collateral Agent a certificate of the chief financial officer of the Administrative Borrower certifying as to the matters set forth in clauses (i) and (ii) above and containing the calculation of Liquidity.
(m)No Litigation. There shall exist no claim, action, suit, investigation, litigation or proceeding, pending or threatened in any court or before any arbitrator or governmental instrumentality, which relates to the Westmoreland Acquisition or the Loan Documents or which, in the opinion of the Lenders, has any reasonable likelihood of having (i) an Effective Date Material Adverse Effect or (ii) a material adverse effect on (A) the ability of the Loan Parties to perform their obligations under the Acquisition Documents or the Loan Documents or (B) the ability of the Lenders to enforce the Loan Documents.
(n)Information. The Lenders shall not have become aware of any new or inconsistent information or other matter not previously disclosed to the Lenders relating to the Loan Parties or the Term Loan which the Lenders, in their reasonable judgment, deem material and adverse relative to the information or other matters disclosed to the Lenders prior to the Effective Date.
(o)Other Information. The Agents and the Lenders shall have received copies of all reports, audits or certifications as it may reasonably request.
(p)Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02.
Section 5.02     Conditions Precedent to Delayed Draw Term Loans. The obligation of any Lender to make any Loan pursuant to a Delayed Draw Term Loan Commitment after the Effective Date is subject to the fulfillment, in a manner satisfactory to the Required Lenders, of each of the following conditions precedent:
(a)Payment of Fees, Etc. The Borrowers shall have paid all fees, costs, expenses and taxes that are invoiced (in reasonable detail) and then payable by the Borrowers pursuant to this Agreement and the other Loan Documents, including, without limitation, Section 2.06 and Section 12.04.
(b)Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Administrative Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Loan shall be deemed to be a representation and warranty by each Loan Party on the date of such Loan that: (i) the representations and warranties contained in ARTICLE VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender by any Loan Party pursuant hereto or thereto on or prior to the date of such Loan are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date), (ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made on such date, and (iii) the conditions set forth in this Section 5.02 have been satisfied as of the date of such request.
(c)Legality. The making of such Loan shall not contravene any Law applicable to any Agent or any Lender.
(d)Notices. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02.
(e)Intentionally Omitted.
(f)Intentionally Omitted.
(g)Material Adverse Effect and Solvency. The Required Lenders shall have determined, in their reasonable business judgment, that no event or development shall have occurred since the Effective Date which could reasonably be expected to have a Material Adverse Effect and that the Loan Parties on a consolidated basis are, and will remain both before and after giving effect to the borrowing of the Loans, Solvent.
(h)Additional Funding Conditions. In addition to the other conditions precedent set forth in this Section 5.02, the following conditions precedent shall be satisfied or waived: (i) the Administrative Borrower shall have given the Administrative Agent prior written notice of the request for such Term Loan in accordance with Section 2.02(a), (ii) the proceeds of such Term Loan may only be used to fund all or a portion of the cash consideration for a Permitted Acquisition and the related transaction costs, (iii) the Administrative Borrower shall have delivered to the Agents prior to the funding of such Term Loan (x) a certificate of an Authorized Officer of the Administrative Borrower certifying that such transaction complies with the definition of "Permitted Acquisition" and

(y) all deliverables required to be delivered at or prior to the consummation of such Permitted Acquisition under the definition of Permitted Acquisition, (iv) the Parent shall have delivered to the Agents a certificate of the chief financial officer of the Parent, demonstrating on a pro forma basis that the Consolidated Total Net Leverage Ratio of the Parent and its Subsidiaries as of the end of the fiscal quarter most recently ended as to which financial statements were required to be delivered pursuant to this Agreement was less than or equal to 4.00 to 1.00 immediately after the incurrence of such Loan, and (v) the Parent shall have delivered to the Agents a certificate of the chief financial officer of the Parent, demonstrating on a pro forma basis that the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries as of the end of the fiscal quarter most recently ended as to which financial statements were required to be delivered pursuant to this Agreement was not less than 1.00 to 1.00 immediately after the incurrence of such Loan.
Section 5.03     Conditions Subsequent to Effectiveness. As an accommodation to the Loan Parties, the Lenders have agreed to execute this Agreement and to make the Loans on the Effective Date notwithstanding the failure by the Loan Parties to satisfy the conditions set forth below on or before the Effective Date. In consideration of such accommodation, the Loan Parties agree that, in addition to all other terms, conditions and provisions set forth in this Agreement and the other Loan Documents, including, without limitation, those conditions set forth in Section 5.01 and Section 5.02, the Loan Parties shall satisfy each of the conditions subsequent set forth below on or before the date applicable thereto (or such later date as is hereafter agreed to in writing by the Required Lenders), it being understood that (i) the failure by the Loan Parties to perform or cause to be performed any such condition subsequent on or before the date by which such condition subsequent is required to be fulfilled pursuant to this Section 5.03 shall constitute an Event of Default and (ii) to the extent that the existence of any such condition subsequent would otherwise cause any representation, warranty or covenant in this Agreement or any other Loan Document to be breached, the Required Lenders hereby waive such breach for the period from the Effective Date through the date by which such condition subsequent is required to be fulfilled pursuant to this Section 5.03:
(a)Within sixty (60) days following the Effective Date, the Administrative Borrower shall deliver to the Collateral Agent each Mortgage duly executed by the applicable Loan Party, together with such Real Property Deliverables requested by the Required Lenders (which shall include, for the avoidance of doubt, title insurance and, to the extent requested by the Required Lenders, acceptable surveys), in each case in form and substance satisfactory to the Required Lenders, with respect to each Facility
(b)The Administrative Borrower shall use commercially reasonable efforts to deliver to the Collateral Agent, within sixty (60) days following the Effective Date, a landlord consent, waiver or agreement, in form and substance reasonably satisfactory to the Required Lenders, executed by each landlord with respect to each of the Leases set forth on Schedule 6.01(o) in respect of each location where the consent or approval by the applicable landlord is necessary for any Loan Party to enter into and execute the Loan Documents to the extent the same has not been obtained (or attempted with commercially reasonable efforts to be obtained) on or before the Effective Date.
(c)The Administrative Borrower shall use commercially reasonable efforts to deliver to the Collateral Agent, within sixty (60) days following the Effective Date, unless waived by the Required Lenders, collateral access agreements, in form and substance reasonably satisfactory to the Required Lenders, with respect to any leased real property of a Loan Party where Collateral with a book value in excess of $100,000 (when aggregated with all other Collateral at the same location) is located.
(d)Within sixty (60) days following the Effective Date, the Administrative Borrower shall deliver to the Collateral Agent certificates of title with the Collateral Agent's Lien noted thereon with respect to any Titled Collateral (as defined in the Security Agreement) with an individual fair market value in excess of $50,000.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
Section 6.01     Representations and Warranties. Each Loan Party hereby represents and warrants to the Agents and the Lenders as follows:
(a)Organization, Good Standing, Etc. Each of the Loan Parties and their respective Subsidiaries (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated, to execute and deliver each Loan Document to which it is a party, to consummate the transactions contemplated thereby and, in the case of the Borrowers, to make the borrowings hereunder, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except, in the case of this clause (iii), where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.
(b)Authorization, Etc. The execution, delivery and performance by each of the Loan Parties and each of its respective Subsidiaries of each Loan Document to which it is or will be a party (i) have been duly authorized by all necessary action, (ii) do not and will not contravene any of its Governing Documents or any applicable Requirement of Law or any Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.
(c)Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party or any of its Subsidiaries of any Loan Document to which it is or will be a party.
(d)Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any of the Loan Parties or any of its respective Subsidiaries is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally.
(e)Capitalization; Subsidiaries.
(i)On the Effective Date, after giving effect to the transactions contemplated hereby to occur on the Effective Date, the authorized Equity Interests of the Parent and the General Partner and the issued and outstanding Equity Interests of the Parent and the General Partner are as set forth on Schedule 6.01(e). All of the issued and outstanding Equity Interests of the Parent and the General Partner have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights except as set forth on Schedule 6.01(e). Except as set forth on Schedule 6.01(e), as of the Effective Date there are no outstanding debt or equity securities of the Parent or any of its Subsidiaries and no outstanding obligations of the Parent or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Parent of, or other obligations of the Parent to issue, directly or indirectly, any, Equity Interests of the Parent.
(ii)Schedule 6.01(e) is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Equity Interests of the Subsidiaries of the Parent in existence as of the Effective Date. All of the issued and outstanding Equity Interests of such Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as indicated on Schedule 6.01(e), all such Equity Interests are owned by the Parent or one or more of its wholly-owned Subsidiaries, free and clear of all Liens. There are no outstanding debt or equity securities of the Parent or any of its Subsidiaries and no outstanding obligations of the Parent or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Parent or any of its Subsidiaries of, or other obligations of any Subsidiary to issue, directly or indirectly, any, Equity Interests in any Subsidiary of the Parent.
(f)Litigation; Commercial Tort Claims. Except as set forth on Schedule 6.01(f), (i) there is no pending or, to the best knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party or any of its properties before any court or other Governmental Authority or any arbitrator that (A) if adversely determined, could reasonably be expected to have a Material Adverse Effect or (B) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby and (ii) as of the Effective Date, none of the Loan Parties holds any commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.
(g)Financial Condition.
(i)The Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present the consolidated financial condition of the Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Parent and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes in the case of the Financial Statements for the fiscal quarter ended September 30, 2014. All material indebtedness and other liabilities (including, without limitation, Indebtedness, liabilities for taxes, long-term leases and other unusual forward or long-term commitments), direct or contingent, of the Parent and its Subsidiaries as of December 31, 2013, March 31, 2014, June 30, 2014 and September 30, 2014 are set forth in the Financial Statements as of such dates and for the periods then ended. Since December 31, 2013, no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.
(ii)The Parent has heretofore furnished to each Agent and each Lender projected annual balance sheets, statements of operations and statements of cash flows of the Parent and its Subsidiaries for the Fiscal Years ending in 2015, 2016, 2017 and 2018 which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(vii). Such projections, as so updated, shall be believed by the Parent at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by the Parent, and shall have been based on assumptions believed by the Parent to be reasonable at the time made and upon the best information then reasonably available to the Parent, and the Parent shall not be aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.
(iii)The pro forma consolidated balance sheet of the Parent and its Subsidiaries as of the Effective Date after giving effect to the Westmoreland Acquisition and the transactions contemplated thereby and hereby to occur on the Effective Date, certified by the chief financial officer of the Parent, a copy of which has been furnished to each Lender, fairly presents in all material respects the pro forma financial condition of the Parent and its Subsidiaries as of the Effective Date.
(h)Compliance with Law, Etc. None of the Loan Parties or any of their respective Subsidiaries is in violation of (i) (A) any of its Governing Documents, (B) any material provision of any domestic or foreign Requirement of Law, including, without limitation, any statute, legislation or treaty, any guideline, directive, rule, standard, requirement, policy, order, judgment, injunction, award or decree of any Governmental Authority, in each case applicable to it or any of its property or assets, or any provision of any such Requirement of Law which violation could reasonably be expected to have a Material Adverse Effect, or (C) any material term of any Contractual Obligation (including, without limitation, any Material Contract) binding on or otherwise affecting it or any of its properties, which violation could reasonably be expected to have a Material Adverse Effect, and (ii) no Default or Event of Default has occurred and is continuing.
(i)ERISA. Except as set forth on Schedule 6.01(i), (i) each Employee Plan is in substantial compliance with ERISA and the Internal Revenue Code, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agents, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Agents, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months, and (vi) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code. Except as set forth on Schedule 6.01(i), no Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability. No Loan Party or any of its ERISA Affiliates nor any fiduciary of any Employee Plan has (i) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code, (ii) failed to pay any required installment or other payment required under Section 412 of the Internal Revenue Code on or before the due date for such required installment or payment, (iii) engaged in a transaction within the meaning of Section 4069 of ERISA or (iv) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Employee Plan or its assets, (ii) any fiduciary with respect to any Employee Plan, or (iii) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan. No Loan Party or any of its ERISA Affiliates contributes to, sponsors, maintains or has an obligation to contribute to or maintain any Multiemployer Plan or any defined benefit plan, or has at any time prior to the date hereof established, sponsored or maintained, been a party to, or contributed or been obligated to contribute to or maintain any Multiemployer Plan or any defined benefit plan. Except as required by Section 4980B of the Internal Revenue Code, and, except as set forth on Schedule 6.01(i), no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant's termination of employment.
(j)Taxes, Etc. All Federal, state and local tax returns and other reports required by applicable Requirements of Law to be filed by any Loan Party or any of its Subsidiaries have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.
(k)Regulations T, U and X. No Loan Party or any of its Subsidiaries is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U and X.
(l)Nature of Business.
(i)No Loan Party or any of its Subsidiaries is engaged in any business other than as set forth on Schedule 6.01(l).
(ii)The Parent is a holding company and does not have any material liabilities (other than liabilities arising under the Loan Documents, the Westmoreland Contribution Agreement, any documents governing any Permitted Acquisition and the Revolving Credit Facility Documents and guarantees of obligations of its Subsidiaries), own any material assets (other than the Equity Interests in its Subsidiaries) or engage in any operations or business (other than the ownership of its Subsidiaries).
(m)Adverse Agreements, Etc. No Loan Party or any of its Subsidiaries is a party to any Contractual Obligation or subject to any restriction or limitation in any Governing Document or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which (either individually or in the aggregate) has, or in the future could reasonably be expected (either individually or in the aggregate) to have, a Material Adverse Effect.
(n)Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.
(o)Properties.
(i)Each Loan Party owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence), or has valid leasehold interests in or valid licenses to use, all properties and assets material to its business, including, without limitation, coal and any other compound or mineral, free and clear of all Liens except Permitted Liens. All such properties and assets are free and clear of all Liens except Permitted Liens. The real and personal properties of each Loan Party are generally in good operating order, condition and repair, ordinary wear and tear excepted.
(ii)Schedule 6.01(o) sets forth a complete and accurate list, with such information and in a form acceptable to the Agents, of all of the real property owned or leased by the Loan Parties as of the Effective Date. As of the Effective Date, each Loan Party has valid leasehold interests in the Leases described on Schedule 6.01(o) to which it is a party. True, complete and correct copies of each such Lease have been made available to the Agents prior to the Effective Date. Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect. No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party to enter into and execute the Loan Documents to which it is a party, except as set forth on Schedule 6.01(o). Except as set forth on Schedule 6.01(o), to the best knowledge of any Loan Party, no other party to any such Lease is in default of its obligations thereunder, and no Loan Party (or any other party to any such Lease) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease. No Person has made, and no Person is entitled to make, any adverse claims against any properties or assets material to any Loan Party's business, including (without limitation) the Leases and any Loan Party's rights thereunder.  Each Loan Party has made all payments required to be made under each Lease to which it is a party or under applicable law, including (without limitation) all advance royalty payments material to any Loan Party's business.
(p)Full Disclosure. Each Loan Party has made available to the Agents and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agents and the Lenders in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared.
(q)Lease Obligations. On the Effective Date, none of the Loan Parties or any of their respective Subsidiaries has (i) any Operating Lease Obligations other than the Operating Lease Obligations set forth on Schedule 6.01(q)(i) or (ii) any Coal Lease Obligations other than the Coal Lease Obligations set forth on Schedule 6.01(q)(ii).
(r)Environmental Matters. Except as set forth on Schedule 6.01(r), (i) the operations of each Loan Party and its Subsidiaries are in material compliance with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by any Loan Party and any of its Subsidiaries or, to the knowledge of any Loan Party, a predecessor in interest for whose liability a Loan Party or any of its Subsidiaries is responsible, or , to the knowledge of any Loan Party, at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party and any of its Subsidiaries or, to the knowledge of any Loan Party, any predecessor in interest for whose liability a Loan Party or any of its Subsidiaries is responsible which could reasonably be expected to have a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party and its Subsidiaries or, to the knowledge of any Loan Party, any predecessor in interest for whose liability a Loan Party or any of its Subsidiaries is responsible in the last 7 years or that remains unresolved nor does any Loan Party and any of its Subsidiaries have knowledge or notice of any threatened or pending Environmental Action against any Loan Party and any of its Subsidiaries or, to the knowledge of any Loan Party, any predecessor in interest for whose liability a Loan Party or any of its Subsidiaries is responsible which could reasonably be expected to have a Material Adverse Effect; (iv) to the knowledge of any Loan Party, no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party and any of its Subsidiaries or any predecessor in interest for whose liability a Loan Party or any of its Subsidiaries is responsible which could reasonably be expected to have a Material Adverse Effect; (v) no property now or formerly owned or operated by a Loan Party and any of its Subsidiaries has been used as a treatment or disposal site for any Hazardous Material; (vi) no Loan Party and any of its Subsidiaries has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws which could reasonably be expected to have a Material Adverse Effect; (vii) each Loan Party and each of its Subsidiaries holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party's of such Subsidiary's failure to maintain or comply with could not reasonably be expected to have a Material Adverse Effect; and (viii) no Loan Party or any of its Subsidiaries has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

(s)Insurance. Each Loan Party keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workers' compensation coverage as required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it and (iv) such other insurance as may be required by law or as may be reasonably required by the Collateral Agent (including, without limitation, against larceny, embezzlement or other criminal misappropriation). Schedule 6.01(s) sets forth a list of all insurance maintained by each Loan Party on the Effective Date.
(t)Use of Proceeds. The proceeds of the Term Loans shall be used to (i) refinance the existing indebtedness of the Borrowers under the Existing Credit Facilities, (ii) pay Refinancing Fees/Expenses and (iii) fund working capital of the Borrowers, capital expenditures and other general corporate purposes of the Borrowers (including Permitted Acquisitions); provided that the Borrowers may use a portion of the proceeds of the Term Loans on the Effective Date to reimburse the Sponsor for the amount of the Upfront Payment (as defined in the Commitment Letter) and any expenses paid by the Sponsor to the Lenders pursuant to the Commitment Letter; and provided, further, that the proceeds of the Term Loans made after the Effective Date may only be used to pay for the consummation of Permitted Acquisitions and the fees and expenses related thereto.
(u)No Fraudulent Transfer. After giving effect to the transactions contemplated by this Agreement and before and after giving effect to each Loan, the Loan Parties are, on a consolidated basis, Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
(v)Location of Bank Accounts. Schedule 6.01(v) sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).
(w)Intellectual Property. Except as set forth on Schedule 6.01(w), each Loan Party owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 6.01(w) is a complete and accurate list as of the Effective Date of all such material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights of each Loan Party. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Loan Party, no patent, invention, device, application, principle or statute, law, rule, regulation, standard or code is pending or proposed, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(x)Material Contracts. Set forth on Schedule 6.01(x) is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto. Except as set forth on Schedule 6.01(x), each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the knowledge of such Loan Party, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified, and (iii) is not in default due to the action of any Loan Party or, to the knowledge of any Loan Party, any other party thereto.
(y)Investment Company Act. None of the Loan Parties is (i) an "investment company" or an "affiliated person" or "promoter" of, or "principal underwriter" of or for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended, or (ii) subject to regulation under any Requirement of Law that limits in any respect its ability to incur Indebtedness or which may otherwise render all or a portion of the Obligations unenforceable.
(z)Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Loan Party or any Subsidiary of any Loan Party, threatened against any Loan Party or any Subsidiary of any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or any Subsidiary of any Loan Party which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Loan Party or any Subsidiary of any Loan Party or (iii) to the knowledge of each Loan Party and each Subsidiary of a Loan Party, no union representation question existing with respect to the employees of any Loan Party or any Subsidiary of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party or any Subsidiary of any Loan Party. No Loan Party or any Subsidiary of any Loan Party or any of their respective ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party or any Subsidiary of any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(aa)     Customers and Suppliers. Except as set forth on Schedule 6.01(aa), there exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, or (ii) any Loan Party, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party; and there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change.
(bb)     No Bankruptcy Filing. No Loan Party or any Subsidiary of a Loan Party is contemplating either an Insolvency Proceeding or the liquidation of all or a major portion of such Loan Party's or such Subsidiary's assets or property, and no Loan Party or any Subsidiary of a Loan Party has any knowledge of any Person contemplating an Insolvency Proceeding against it.

(cc)     Interrelated Business. The Loan Parties make up a related organization of various entities constituting a single economic and business enterprise so that the Loan Parties share an identity of interests such that any benefit received by any one of them benefits the others. From time to time each Loan Party may render services to or for the benefit of the other Loan Parties, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of the other Loan Parties (including, inter alia, the payment by such Loan Party of creditors of the other Loan Parties and guarantees by such Loan Party of indebtedness of the other Loan Parties). The Loan Parties have the same chief executive office, centralized accounting and legal services, and certain common officers and directors and do not prepare or provide to creditors consolidating financial statements.
(dd)     Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 6.01(dd) sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) each place of business of each Loan Party, (v) the chief executive office of each Loan Party and (vi) the federal employer identification number of each Loan Party.
(ee)     Locations of Collateral. There is no location at which any Loan Party has any Collateral (except for Inventory in transit) other than (i) those locations listed on Schedule 6.01(ee), (ii) those locations consisting of the real property set forth on Schedule 6.01(o) and (iii) any other locations in the continental United States for which such Loan Party has provided notice to the Collateral Agent in accordance with Section 7.01(l) and, if necessary, a written subordination or waiver or collateral access agreement in accordance with Section 7.01(m). Schedule 6.01(ee) contains a true, correct and complete list, as of the Effective Date, of the legal names and addresses of each warehouse at which Collateral having a book value of at least $100,000 is stored. None of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person's assigns.
(ff)     Security Interests. Each Security Agreement creates in favor of the Collateral Agent, for the benefit of the Agents and the Lenders, a legal, valid and enforceable security interest in the Collateral secured thereby. Upon the filing of the UCC-1 financing statements described in Section 5.01(d) and the recording of the Collateral Assignments for Security referred to in each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, such security interests in and Liens on the Collateral granted thereby shall be perfected, first priority security interests (subject to Permitted Liens and with such priority on the Effective Date subject to the release on the Effective Date of all Liens granted under the Existing Credit Facility concurrent with the effectiveness of this Agreement), and no further recordings or filings are or will be required in connection with the creation of such security interests and

Liens.
(gg)     Schedules. All of the information that is required to be scheduled to this Agreement is set forth on the Schedules hereto, is correct and accurate and does not omit to state any information material thereto.
(hh)     Anti-Terrorism Laws.
(i)General. None of the Loan Parties nor any Affiliates of any of the Loan Parties is in violation of any of the Anti-Terrorism Laws or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the Anti-Terrorism Laws.
(ii)None of the Loan Parties or any Affiliates of any of the Loan Parties, or their respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each a "Blocked Person"):
(A)a Person that is prohibited pursuant to any of the OFAC Sanctions Programs, including a Person named on OFAC's list of Specially Designated Nationals and Blocked Persons;
(B)a Person that is owned or controlled by, or that owns or controls, or that is acting for or on behalf of, any Person described in clause (A) above;
(C)a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or
(D)a Person that is affiliated or associated with a Person described in clauses (A) through (C) above.
(iii)None of the Loan Parties, nor any of their agents acting in any capacity in connection with the Loans or other transactions hereunder (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any of the OFAC Sanctions Programs.
(ii)     Brokers, Etc. No agent, broker, investment banker, finder, financial advisor or other Person is or will be entitled to any broker's or finder’s fee or any other commission or similar fee from any Loan Party with respect to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby, except as provided in Schedule 6.01(ii), and the Borrowers hereby indemnify the Lenders and the Agents against, and agree that they will hold the Lenders and the Agents harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.
(jj)     Affiliate Loans. There are no outstanding loans made by the Parent or any of its Subsidiaries to any of its officers, directors or shareholders (directly or indirectly) or any of such Person's Affiliates.
(kk)     Accounts and Notes Receivable; Accounts and Notes Payable. All of the accounts receivable of and notes receivable owing to the Parent or any of its Subsidiaries as of the date hereof constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, consistent with past practice, and there are no known or asserted claims, refusals to pay or other rights of set-off against any thereof. All of the accounts payable of and notes payable by the Parent or any of its Subsidiaries to third parties as of the date hereof arise from bona fide transactions in the ordinary course of business, consistent with past practice and there is no such account payable or note payable delinquent in its payment except those contested in good faith.
(ll)     Audit Controls. The Parent and its Subsidiaries maintain a system of internal control over financial reporting. Such internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
(mm)     Lung Disease Claims. The Loan Parties and their Subsidiaries maintain adequate reserves for future costs associated with any lung disease claim alleging pneumoconiosis or silicosis or arising out of exposure or alleged exposure to coal dust or the coal mining environment, and such reserves are not less than those required by GAAP.
(nn)     Westmoreland Acquisition Documents. The Parent has delivered to the Agents and the Lenders complete and correct copies of the Westmoreland Acquisition Documents in effect as of the Effective Date, including all schedules and exhibits thereto. The Westmoreland Acquisition Documents set forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby. The execution, delivery and performance of the Westmoreland Acquisition Documents has been duly authorized by all necessary action (including, without limitation, the obtaining of any consent of holders of Equity Interests required by law or by any applicable corporate or other organizational documents) on the part of each Loan Party party thereto. No authorization or approval or other action by, and no notice to filing with or license from, any Governmental Authority is required for such sale other than such as have been obtained on or prior to the Effective Date. Each Westmoreland Acquisition Document is the legal, valid and binding obligation of the Loan Parties thereto and, to the best knowledge of the Loan Parties, each other Person that is a party thereto, enforceable against such Loan Parties and, to the best knowledge of the Loan Parties, any such Person in accordance with its terms. The Westmoreland Acquisition Documents comply with all material Requirements of Law.
(oo)     Consummation of Westmoreland Acquisition. All conditions

precedent to the consummation of the transactions under the Westmoreland Acquisition Documents (other than the execution and delivery of this Agreement) have been fulfilled or waived and there has been no breach of any material term or condition of any Westmoreland Acquisition Document.
ARTICLE VII
COVENANTS OF THE LOAN PARTIES
Section 7.01     Affirmative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will, unless the Required Lenders shall otherwise consent in writing:
(a)Reporting Requirements. Furnish to each Agent and each Lender:
(i)as soon as available, and in any event within 30 days after the end of each fiscal month of the Parent and its Subsidiaries (other than a fiscal month ending on the last day of a fiscal quarter) commencing with the first such fiscal month of the Parent and its Subsidiaries ending after the Effective Date, internally prepared consolidated balance sheets and consolidated statements of operations as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year, and (B) the projections delivered pursuant to Section 7.01(a)(vii), all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as at the end of such fiscal month and the results of operations of the Parent and its Subsidiaries for such fiscal month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments;
(ii)as soon as available and in any event within 45 days after the end of each fiscal quarter of the Parent and its Subsidiaries (or, solely in the case of each fiscal quarter ending on December 31 of each Fiscal Year, within 60 days after the end of such fiscal quarter) commencing with the first fiscal quarter of the Parent and its Subsidiaries ending after the Effective Date, consolidated balance sheets, consolidated statements of operations, consolidated statements of cash flows and consolidated statements of partners' equity of the Parent and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year and (B) the projections delivered pursuant to Section 7.01(a)(vii), all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Parent and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Parent and its Subsidiaries furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments;
(iii)as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Parent and its Subsidiaries, consolidated balance sheets, consolidated statements of operations, consolidated statements of cash flows and consolidated statements of partners' equity of the Parent and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year, and (B) the projections delivered pursuant to Section 7.01(a)(vii), all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Parent and satisfactory to the Agents (which opinion shall be without (I) a "going concern" or like qualification or exception, (II) any qualification or exception as to the scope of such audit, or (III) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of the financial covenant incurrence tests contained herein);
(iv)simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), a certificate of an Authorized Officer of the Parent (A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Parent and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Parent and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Parent and its Subsidiaries propose to take or have taken with respect thereto, (B) in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (ii) and (iii) of this Section 7.01(a), including a discussion and analysis of the financial condition and results of operations of the Parent and its Subsidiaries for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the financial projections for such period and the figures for the corresponding period in the previous Fiscal Year, and (C) in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by Section 7.01(a)(iii), a summary of all material insurance coverage maintained as of the date thereof by any Loan Party and all material insurance coverage planned to be maintained by any Loan Party, together with such other related documents and information as the Administrative Agent or the Required Lenders may reasonably require;

(v)as soon as available and in any event within 15 days after the end of each fiscal month of the Parent and its Subsidiaries commencing with the first fiscal month of the Parent and its Subsidiaries ending after the Effective Date, (i) Accounts Receivable, Accounts Payable, Inventory and Equipment reports as of the end of the immediately preceding fiscal month, which reports shall be substantially similar in form and scope to Exhibit G or in such other form and scope as is acceptable to the Required Lenders and (ii) a detailed report of any oil and gas land right sale proceeds and/or associated royalties received by the Parent and its Subsidiaries in the immediately preceding fiscal month, in form and scope acceptable to the Required Lenders;
(vi)by email to those Persons designated by the Agents, as soon as available and concurrently with distribution to management of the Loan Parties, and in any event generally by the end of each Business Day, monthly coal sales and coal production reports through the Business Day immediately preceding the date of distribution thereof, which reports shall be substantially similar in form and scope to Exhibit F or in such other form and scope as is acceptable to the Required Lenders;
(vii)as soon as available and in any event not later than 30 days after the end of each Fiscal Year, financial projections for the Parent and its Subsidiaries, supplementing and superseding the financial projections referred to in Section 6.01(g)(ii)(A), prepared on a monthly basis and otherwise in form and substance satisfactory to the Required Lenders, for the immediately succeeding Fiscal Year for the Parent and its Subsidiaries, such financial projections to be reasonable, to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by the Parent to be reasonable at the time made and from the best information then available to the Parent;
(viii)as soon as available and in any event within 30 days after the end of each Fiscal Year of the Parent and its Subsidiaries commencing with the first Fiscal Year of the Parent and its Subsidiaries ending after the Effective Date, a Qualified Reserve Report;
(ix)as soon as available and in any event within 30 days after the end of each fiscal quarter of the Parent and its Subsidiaries commencing with the fiscal quarter ending December 31, 2014, a roll-forward, in a format satisfactory to the Agents, of the Qualified Reserve Report most recently delivered tied to the beginning and ending of such fiscal quarter;
(x)as soon as available and in any event within 30 days after the end of each fiscal quarter of the Parent and its Subsidiaries commencing with the fiscal quarter ending December 31, 2014, summary data for such fiscal quarter in reasonable detail and certified by an Authorized Officer of the Parent as demonstrating compliance by each Loan Party with its permitting requirements with respect to any "exceedances" under its National Pollutant Discharge Elimination System;
(xi)as soon as available and in any event within 45 days after the end of each fiscal quarter of the Parent and its Subsidiaries commencing with the fiscal quarter ending December 31, 2014, a mine inspection report, in form, substance and detail satisfactory to the Required Lenders and consistent with past credit facility reporting practices, from a mine inspection firm satisfactory to the Required Lenders, setting forth a statement of the costs and expenses of conducting the reclamation activities, if any, at each permit area required by all applicable Reclamation Laws, together with the face amount of the surety, reclamation or similar bonds securing the obligations of the Loan Parties and their Subsidiaries with respect to each such permit area;
(xii)at the time of the delivery of the financial statements of the Parent and its Subsidiaries required by Section 7.01(a)(iii), a certificate, certified by an Authorized Officer of the Parent, confirming that there have been no changes to the information contained in each of the Perfection Certificates delivered on the Effective Date or the date of the most recently updated Perfection Certificate delivered pursuant to Section 7.01(a)(xii) and/or attaching an updated Perfection Certificate identifying any such changes to the information contained therein;
(xiii)promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority;
(xiv)as soon as possible, and in any event within 3 Business Days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect, the written statement of an Authorized Officer of the Administrative Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;
(xv)(A) as soon as possible and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that (I) any Reportable Event with respect to any Employee Plan has occurred, (II) any other Termination Event with respect to any Employee Plan has occurred, or (III) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of an Authorized Officer of the Administrative Borrower setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within 3 Business Days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service, if requested by any Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series)

with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know, notice that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Plan, (E) promptly and in any event within 3 Business Days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party or such ERISA Affiliate thereof;
(xvi)promptly after the commencement thereof but in any event not later than 5 Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;
(xvii)as soon as possible and in any event within 5 Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Material Contract;
(xviii)as soon as possible and in any event within 5 Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with the sale or other Disposition of the Equity Interests of, or all or substantially all of the assets of, any Loan Party;
(xix)as soon as possible and in any event within 5 Business Days after the delivery thereof to the Parent's or the Borrower's Board of Directors, copies of any board reports so delivered;
(xx)promptly after the sending or filing thereof, copies of all statements, reports and other information that any Loan Party sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange;
(xxi)promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof;
(xxii)promptly after the occurrence thereof, written notice of any change in the Board of Directors of the General Partner;

(xxiii)concurrently with the sending thereof, copies of all notices, reports and other information required to be sent by any Loan Party to the Revolving Credit Facility Agent or any Revolving Credit Facility Lenders under the Revolving Credit Facility Documents (provided that any such reports or other information also provided hereunder need not be provided an additional time under this clause (xxiii));
(xxiv)concurrently with the entering into thereof, copies of all amendments and waivers entered into with respect to the Revolving Credit Facility;
(xxv)promptly after the occurrence thereof, notice of any material change other than in the ordinary course of business to any material coal sales agreement or material contract, material contract mining agreement or material coal purchase agreement to which the Parent or any of its Subsidiaries is a party;
(xxvi)at least every six (6) months (or more frequently if reasonably requested by any Agent), an updated schedule of all coal leases of the Parent and its Subsidiaries, which schedule shall indicate (1) current coal production and coal production projections for the next three (3) years and (2) whether any such lease is not encumbered by a Mortgage and/or if lessor consent to a Mortgage has not been obtained;
(xxvii)promptly after the occurrence thereof, notice of any material change, other than in the ordinary course of business, to any material coal sales agreement or material contract, material contract mining agreement or material coal purchase agreement to which any Loan Party or any Subsidiary of any Loan Party is a party;
(xxviii) promptly upon receipt thereof, copies of all notices, notices of default, reports, field visit, audit and inspection results received by any Loan Party from the Revolving Credit Facility Agent or any Revolving Credit Facility Lender under the Revolving Credit Facility Documents; and
(xxix) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent (at its own request or at the request of any Lender) may from time to time reasonably request.
(b)Additional Guaranties and Collateral Security. Cause:
(i)each Subsidiary of any Loan Party not in existence on the Effective Date to execute and deliver to the Collateral Agent, promptly and in any event within 5 Business Days (unless otherwise provided below) after the formation, acquisition or change in status thereof, (A) a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Guarantor, (B) a supplement to the Security Agreement, together with, to the extent such Equity Interests are evidenced by certificated securities under Article 8 of the Uniform Commercial Code (I) certificates evidencing all of the Equity Interests of any Person owned by such Subsidiary, (II) undated stock powers executed in blank with signature guaranteed, where applicable, and (III) such opinions of counsel as the Required Lenders may reasonably request, (C) within 60 days after such formation or acquisition and to the extent required under and in accordance with the Section 7.01(o), one or more Mortgages creating on the real property of such Subsidiary a perfected, first priority Lien on such real property and such other Real Property Deliverables as may be required by the Required Lenders, and (D) such other agreements, instruments, approvals or other documents reasonably requested by the Required Lenders in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Agreement or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations; and
(ii)each owner of the Equity Interests of any such Subsidiary to execute and deliver promptly and in any event within 5 Business Days after the formation or acquisition of such Subsidiary a Pledge Amendment (as defined in the Security Agreement), together with (A) certificates evidencing all of the Equity Interests of such Subsidiary, (B) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed, where applicable, (C) such opinions of counsel as the Required Lenders may reasonably request, and (D) such other agreements, instruments, approvals or other documents requested by the Required Lenders.
(c)Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all material Requirements of Law, judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all lawful claims which if unpaid might become a Lien or charge upon any of its properties to the extent the aggregate amount for all such taxes, assessments and other governmental charges and lawful claims pursuant to the preceding clauses (i) and (ii) exceeds $250,000, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.
(d)Preservation of Existence, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.
(e)Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f)Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent (with reasonable prior notice from such Agent to the Lenders and as accompanied by representatives of any Lender) at any time and from time to time during normal business hours, at the expense of the Borrowers, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, Accounts Receivable, deposit accounts and other assets, to conduct audits, physical counts, valuations, appraisals, Phase I Environmental Site Assessments (and, if requested by the Required Lenders based upon the results of any such Phase I Environmental Site Assessment that identified a recognized environmental condition and recommended environmental sampling, a Phase II Environmental Site Assessment) or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or other representatives. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of any Agent (as accompanied by representatives of any Lender) in accordance with this Section 7.01(f). For the avoidance of doubt, the Required Lenders may at any time direct any Agent to, and such Agent shall (subject to any rights and protections afforded to such Agent hereunder) thereafter, conduct the visits and inspections set forth in this Section 7.01(f).
(g)Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.
(h)Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent, key-man and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Required Lenders. All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Agents and the Lenders, as their interests may appear, in case of loss, under a standard non contributory "lender" or "secured party" clause and are to contain such other provisions as the Required Lenders may require to fully protect the Lenders' interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days' prior written notice to the Collateral Agent of the exercise of any right of cancellation. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrowers' expense and without any responsibility on the Collateral Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right (without obligation), in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
(i)Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business.
(j)Environmental. (i) Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) materially comply, and cause each of its Subsidiaries to materially comply, with all Environmental Laws and provide to the Collateral Agent any documentation of such compliance required to be maintained pursuant to Environmental Laws which the Required Lenders may reasonably request; (iii) provide the Agents written notice within five (5) days of any Release of a Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect and take any Remedial Actions required under Environmental Laws to abate said Release; (iv) provide the Agents with written notice within 10 days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order which could reasonably be expected to have a Material Adverse Effect; and (v) engage a third party, acceptable to the Required Lenders, to audit, on or within 10 days prior to each of the first anniversary of the Effective Date, the second anniversary of the Effective Date and the third anniversary of the Effective Date, each applicable Loan Party's established compliance programs at the Significant Permit Areas as of such date (each such audit, a "Compliance Audit"); provided that each Compliance Audit shall (A) be in form and substance reasonably satisfactory to the Collateral Agent, (B) include recommended and reasonably appropriate best management practices to sustain compliance with Environmental Laws and an implementation schedule for such compliance and (C) be furnished to each Agent and each Lender within 5 days after the completion of such Compliance Audit; and provided, further, that, unless otherwise agreed to by the Required Lenders, on or around the dates that are 3 months after the completion of each Compliance Audit and 6 months after the completion of each Compliance Audit, the Collateral Agent shall have received evidence, in form and substance satisfactory to the Required Lenders, that each applicable Loan Party has adopted any such recommended and reasonably appropriate best management practices in accordance with the implementation schedule recommended in such Compliance Audit.
(k)Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent or the Required Lenders may require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens any of the Collateral or any other property of any Loan Party and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (I) authorizes each Agent to execute any such agreements, instruments or other documents in such Loan Party's name and to file such agreements, instruments or other documents in any appropriate filing office, (II) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (III) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.
(l)Change in Collateral; Collateral Records. (i) Give the Collateral Agent not less than 30 days' prior written notice of any change in the location of any Collateral having a book value of at least $100,000, other than to (A) locations set forth on Schedule 6.01(ee) and with respect to which financing statements have been filed pursuant to the Loan Documents and the Collateral Agent otherwise has fully perfected Liens thereon and (B) repair shop locations to which any Collateral is temporarily moved for repair purposes, (ii) advise the Collateral Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and (iii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Collateral Agent for the benefit of the Agents and the Lenders from time to time, such written statements and schedules as the Collateral Agent may reasonably require, designating, identifying or describing the Collateral.
(m)Landlord Waivers; Collateral Access Agreements.
(i)At any time any Collateral with a book value in excess of $100,000 (when aggregated with all other Collateral at the same location) is located on any real property of a Loan Party (whether such real property is now existing or acquired after the Effective Date) which is not owned by a Loan Party, obtain, unless waived by the Required Lenders, written subordinations or waivers, in form and substance satisfactory to the Required Lenders, of all present and future Liens to which the owner or lessor of such premises may be entitled to assert against the Collateral; and
(ii)At any time any Collateral with a book value in excess of $100,000 (when aggregated with all other Collateral at the same location) is stored on the premises of a bailee, warehouseman, or similar party, obtain, unless waived by the Required Lenders, written access agreements, in form and substance satisfactory to the Required Lenders, providing for access to the Collateral located on such premises in order to remove such Collateral from such premises during an Event of Default.
(n)Subordination. Cause all Indebtedness and other obligations, now or hereafter owed by it to any of its Affiliates, to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Agents and the Lenders in accordance with a subordination agreement in form and substance satisfactory to the Agents.
(o)After Acquired Real Property. Upon the acquisition by it or any of its Subsidiaries after the date hereof of any interest (whether fee or leasehold) in any real property (wherever located) (each such interest being a "New Facility") (i) with a Current Value (as defined below) in excess of $100,000 in the case of a fee interest, (ii) requiring the payment of annual rent or annual guaranteed royalties exceeding in the aggregate $50,000 or advance royalties exceeding in the aggregate $100,000 in the case of a leasehold interest, or (iii) that is projected to produce at least 100,000 tons of coal over the next three (3) years, immediately so notify the Collateral Agent, setting forth with specificity a description of the interest acquired, the location of the real property, the value of any elements, compounds or minerals within, or accessable from, such real property, any structures or improvements thereon and either an appraisal or such Loan Party's good-faith estimate of the current value of such real property (for purposes of this Section 7.01(o), the "Current Value"). Upon such acquisition, the Person that has acquired such New Facility (x) meeting such criteria shall promptly (but in any event within 30 days of such acquisition) furnish to the Collateral Agent each of the applicable Real Property Deliverables and (y) that fails to meet such criteria shall promptly (but in any event within 90 days of such acquisition) furnish to the Collateral Agent each of the applicable Real Property Deliverables; provided that, in each case, the consent of the applicable lessor with respect to the grant of a Mortgage shall be obtained on or before the execution of any lease after the Effective Date. The Borrowers shall pay all fees and expenses, including reasonable counsel fees and expenses, and all title insurance charges and premiums, if any, in connection with each Loan Party's obligations under this Section 7.01(o).
(p)Fiscal Year. Cause the Fiscal Year of the Parent and its Subsidiaries to end on December 31 of each calendar year unless the Required Lenders consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).

(q)Borrowing Base. Maintain all loans and letters of credit under the Revolving Credit Facility Documents in compliance with the then current borrowing base or other loan limitations set forth in the Revolving Credit Facility Documents.
(r)Compliance with Reclamation Laws.
(i)Conduct all reclamation activities at each permit area owned, leased or used by any Loan Party or any Subsidiary of a Loan Party in accordance with all applicable Reclamation Laws, except to the extent that the failure to conduct any such reclamation activities at such permit area in accordance with all applicable Reclamation Laws could not be reasonably expected to have either individually or in the aggregate a Material Adverse Effect;
(ii)Have in effect any surety, reclamation or similar bonds or acceptable form of financial assurance securing the obligations of such Loan Party or such Subsidiary with respect to reclamation activities in the amount and form required by applicable Reclamation Laws;
(iii)Within five (5) Business Days of the receipt thereof, the Administrative Borrower shall give notice to the Administrative Agent of the receipt by any Loan Party or any Subsidiary of a Loan Party of any show cause order or chief's order (or similar notice from a Governmental Entity) (each, a "Reclamation Order") under any applicable Reclamation Laws with respect to any failure to fully and properly initiate, perform or complete reclamation contemporaneous with mining or any failure to provide or maintain required reclamation bond, performance security or other acceptable form of financial assurance, or any failure to obtain or denial of any requested release of any reclamation bond, performance security or other similar financial assurance, at any permit area owned, leased or used by the Loan Parties or any of their Subsidiaries;
(iv)Upon receipt by any Loan Party or any Subsidiary of any Loan Party of any Reclamation Order, the Agents and the Required Lenders, their officers, employees and agents shall have the right to, and the Loan Parties and their Subsidiaries shall permit any such Person to, subject to applicable safety rules and regulations, (A) visit and inspect each permit area owned, leased or used by any Loan Party or any Subsidiary of any Loan Party to which such Reclamation Order applies, and (B) prepare or caused to be prepared an environmental report, in form, substance and detail satisfactory to the Required Lenders in their sole discretion, with respect to each such permit area, which report shall set forth, inter alia, the costs and expenses of conducting any reclamation activities on such permit area in accordance with applicable Reclamation Laws, together with the face amount of the surety, reclamation or similar bonds or acceptable financial assurance securing the obligations of the Loan Parties and their Subsidiaries with respect to each such permit area, and upon receipt by the Administrative Agent of such environmental report, the Administrative Agent shall provide a copy to the Administrative Borrower; and

(v)In the event that the environmental report referred to in Section 7.01(r)(iv) above indicates that the costs and expenses of conducting any reclamation activities on any permit area owned, leased or used by any Loan Party or any Subsidiary of any Loan Party in accordance with applicable Reclamation Laws exceeds the face amount of the surety, reclamation or similar bonds or acceptable financial assurance securing the obligations of such Loan Party or such Subsidiary with respect to each such permit area, then (A) within thirty (30) days after the Administrative Borrower's receipt thereof, the Administrative Borrower shall provide to the Administrative Agent a plan, in form, substance and detail satisfactory to the Required Lenders in their reasonable discretion, setting forth the actions that the Loan Parties and their Subsidiaries shall take to address the issues set forth in such environmental report and which gave rise to the applicable Reclamation Order, and (B) the Loan Parties and their Subsidiaries shall take all such actions as set forth in such plan.
(s)Maintenance of Coal Reserve Base. Maintain an aggregate tonnage of coal reserves controlled by the Parent and its Subsidiaries (excluding any Consolidated Ventures) (the "Coal Reserve Base") that, as of the end of each Fiscal Year, is equal to or greater than five (5) times the aggregate tons of coal produced by the Parent and its Subsidiaries (excluding any Consolidated Ventures) during such Fiscal Year (the "Annual Production Amount"); provided that any such coal reserves leased or subleased to third parties by the Parent or any of its Subsidiaries shall be excluded from the Coal Reserve Base and coal produced from such leased or subleased coal reserves shall be excluded from the Annual Production Amount.
(t)Attendance by Representative at Board of Directors Meetings. The Required Lenders may, at their sole option, from time to time designate a Person approved by the Loan Parties (such approval not to be unreasonably withheld, it being understood and agreed that any employee of a Lender with the title of principal or more senior is hereby automatically deemed approved by the Loan Parties) as the representative of the Lenders (the "Lenders' Representative") serving as either (i) a voting member of the board of directors of the General Partner (and the Governing Documents of the General Partner shall be amended prior to the Effective Date if and as necessary to accommodate the same) or (ii) a non-voting board observer to the board of directors of the General Partner. Initially the Lenders’ Representative will serve as a non-voting board observer to the board of directors of the General Partner, but at any time hereafter the Required Lenders may elect instead to have the Lenders' Representative serve as a voting member of the board of directors of the General Partner. The Lenders' Representative shall be permitted to attend any and all meetings of the board of directors of the General Partner (including the meetings of any committees or sub-committees thereof). The General Partner will provide the Lenders’ Representative with notice of the time and place of each such meeting in the same manner and at the same time as provided to all members of such board of the General Partner and also will provide the Lenders' Representative with a copy of all written materials distributed to such board in connection with such meeting (including all materials distributed with respect to any committees or sub-committees of such board). If an issue is to be discussed or otherwise arises at any meeting of the board of directors (including the meetings of any committees or sub-committees thereof) which, in the good faith judgment of the board of directors, cannot be discussed in the presence of the Lenders' Representative in order to avoid a conflict of interest on the part of the Lenders' Representative arising as a result of the relationship of the Lenders' Representative with any Lender under this Agreement, or to preserve any attorney-client or accountant-client or other available privilege, then such issue may be discussed without the Lenders' Representative being present and may be deleted from any materials being distributed in connection with any meeting at which such issues are to be discussed, so long as the Lenders' Representative is given notice of the occurrence of such meeting and the deletion of such materials. The Lenders' Representative shall not receive any compensation for serving as a member or board observer of the board of directors of the General Partner (or any committees or sub-committees thereof), but the Borrowers shall pay all costs and expenses incurred by the Lenders' Representative in connection with attendance at any meetings of the board of directors of the General Partner (including the meetings of any committees or sub-committees thereof). With respect to Lenders' Representative's activities pursuant to this Section 7.01(t), Lenders' Representative shall adhere and remain subject to all Requirements of Law (including, without limitation, federal securities and insider trading laws) and the non-disclosure and confidentiality requirements of the Governing Documents of the General Partner.
(u)D&O Insurance. The General Partner shall and shall cause the Parent to (i) secure and maintain during all times in which the Required Lenders have designated a member of the board of directors of the General Partner and for at least 6 years thereafter insurance covering directors and officers of the General Partner in amounts and with insurers deemed reasonably acceptable to the Required Lenders and (ii) provide indemnification to the maximum extent permitted under applicable law for the benefit of the Lender's designee to the board of directors of the General Partner and which is at least as favorable as such protection is provided to other members of the board of directors of the General Partner.
(v)Lender Meetings. Participate in (i) a meeting with all of the Lenders at the Borrowers' corporate offices (or at such other location as may be agreed to by the Administrative Borrower and the Required Lenders) at such time as may be agreed to by the Administrative Borrower and the Required Lenders, but at least once each Fiscal Year and (ii) at least three telephonic meetings with all of the Lenders at such time as may be agreed to by the Administrative Borrower and the Required Lenders, but at least once every four months; provided, that, so long as no Event of Default shall have occurred and be continuing, not more than one in person meeting and not more than three telephonic meetings shall be required during any Fiscal Year. In respect of any such participation, the applicable Lenders shall adhere and remain subject to all Requirements of Law (including, without limitation, federal securities and insider trading laws).
Section 7.02     Negative Covenants. So long as any principal of or interest on any Loan or any Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a)Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any Requirement of Law of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of Accounts Receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income, other than, as to all of the above, Permitted Liens.
(b)Indebtedness. Create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.
(c)Fundamental Changes; Dispositions. Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that:
(i)any wholly-owned Subsidiary of any Loan Party (other than a Borrower) may be merged into such Loan Party or another wholly-owned Subsidiary of such Loan Party, or may consolidate with another wholly-owned Subsidiary of such Loan Party, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Agents at least 30 days' prior written notice of such merger or consolidation, (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) the Lenders' rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation, and (E) the surviving Subsidiary, if any, is joined as a Loan Party hereunder pursuant to a Joinder Agreement and is a party to a Security Agreement and the Equity Interests of such Subsidiary are the subject of a Security Agreement, in each case which is in full force and effect on the date of and immediately after giving effect to such merger or consolidation; and
(ii)any Loan Party and its Subsidiaries may (A) sell Inventory in the ordinary course of business, (B) assign, transfer or otherwise dispose of real property interests so long as (1) such real property interests are not being used for, and are not useful in, the conduct of the Coal Business and (2) such assignment, transfer or other disposition will not reduce the Coal Reserve Base, (C) dispose of obsolete, worn-out or no longer useful equipment in the ordinary course of business, and (D) sell or otherwise dispose of other property or assets for cash in an aggregate amount not less than the fair market value of such property or assets, provided that the Net Cash Proceeds of such Dispositions (1) in the case of clauses (C) and (D) above, do not exceed $4,000,000 in the aggregate in any Fiscal Year and (2) in all cases, are paid to the Administrative Agent for the benefit of the Agents and the Lenders pursuant to and to the extent required by the terms of Section 2.05(c)(i).
(d)Change in Nature of Business.
(i)Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 6.01(l).
(ii)Permit the Parent to have any material liabilities (other than liabilities arising under the Loan Documents, the Westmoreland Contribution Agreement, the documents governing any Permitted Acquisition, the Revolving Credit Facility Documents and guarantees of the liabilities of its Subsidiaries), own any material assets (other than the Equity Interests in its Subsidiaries) or engage in any operations or business (other than the ownership of its Subsidiaries).
(e)Loans, Advances, Investments, Etc. Make or commit or agree to make or permit any of its Subsidiaries make or commit or agree to make, any Investment in any other Person except for Permitted Investments.
(f)Lease Obligations. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee or licensee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent or royalties for any real or personal property under leases or licenses or agreements to lease or license other than (A) Capitalized Lease Obligations which would not cause the aggregate amount of all obligations under Capitalized Leases entered into after the Effective Date owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed the amounts set forth in Section 7.02(g), (B) Operating Lease Obligations which would not cause the aggregate amount of all Operating Lease Obligations owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed $15,000,000, or (C) unless otherwise agreed to in writing by the Required Lenders, Coal Leases which would not cause the aggregate amount of all Coal Lease Obligations owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed $11,000,000.
(g)Capital Expenditures. Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries (other than Consolidated Ventures) in any Fiscal Year to exceed an amount equal to the sum of (i) $4.00 per ton of coal produced by the Loan Parties in such Fiscal Year plus (ii) an additional $2.00 per ton of coal produced by any assets acquired in a Permitted Acquisition during such Fiscal Year (but excluding any royalty payments received related thereto); provided, however, that the amount of Capital Expenditures permitted to be made in any Fiscal Year as provided above may be increased as follows: if the amount of Capital Expenditures permitted to be made in any Fiscal Year as provided above is greater than the amount of Capital Expenditures actually made in such Fiscal Year (the amount by which such permitted Capital Expenditures for such Fiscal Year exceeds the actual amount of Capital Expenditures for such Fiscal Year, the "Excess Amount"), then the Excess Amount (such amount, the "Carry-Over Amount") may be carried forward to the next succeeding Fiscal Year (the "Succeeding Fiscal Year"); provided, further, that the Carry-Over Amount applicable to a particular Succeeding Fiscal Year may not be carried forward to another Fiscal Year. Capital Expenditures made by the Loan Parties and their Subsidiaries (other than Consolidated Ventures) in any Fiscal Year shall be deemed to reduce (x) first, the amount provided for above for such Fiscal Year, and (y) then, the Carry-Over Amount.
(h)Restricted Payments. (i) Declare or pay any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of any class of Equity Interests of any Loan Party, now or hereafter outstanding, (iv) return any Equity Interests to any equityholders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such, (v) make any payment on account of any earn-out or similar deferred payment obligation or (vi) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party; provided, however, that: (I) any Loan Party or any of its Subsidiaries may make reimbursement payments to the General Partner for all direct out-of-pocket expenses it incurs or payments it makes on behalf of the Loan Parties and their Subsidiaries under the Administrative and Operational Services Agreement, as in effect on Effective Date, (II) any Subsidiary of a Loan Party may pay dividends or make distributions to such Loan Party, (III) any Consolidated Venture may pay dividends or distributions to its equityholders pro rata in proportion to their equity interests in the Consolidated Venture, (IV) the Parent may pay dividends or make distributions in the form of limited partner Equity Interests, and (V) the Parent may pay cash dividends and distributions to the equityholders of the Parent so long as (A) no Event of Default has occurred and is continuing or would result from such dividend and/or distribution and (B) an Authorized Officer of the Parent has delivered a certificate to the Administrative Agent certifying that (1) on a pro forma basis immediately after giving effect to such dividend and/or distribution, (x) the Consolidated Total Net Leverage Ratio of the Parent and its Subsidiaries as of the end of the fiscal quarter most recently ended as to which financial statements were required to be delivered pursuant to this Agreement was less than or equal to

3.75:1.00 and (y) the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries as of the end of the fiscal quarter most recently ended as to which financial statements were required to be delivered pursuant to this Agreement was not less than 1.00:1.00, and (2) the Loan Parties have Liquidity of at least $5,000,000 immediately after giving effect to such dividend and/or distribution; provided that the Parent shall be permitted to make cash dividends and distributions in an aggregate amount not to exceed $7,500,000 without being required to satisfy the condition set forth in clause (V)(B)(1).
(i)Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.
(j)Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof, including, without limitation, the Administrative and Operational Services Agreement, as in effect on the Effective Date, (ii) transactions with another Loan Party, (iii) transactions permitted by Section 7.02(e) and Section 7.02(h) and (iv) issuances and sales of Qualified Equity Interests of the Parent to Affiliates of the Parent not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith.
(k)Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any Equity Interests of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in this Section 7.02(k)(i) through (iv) shall prohibit or restrict compliance with:
(A)this Agreement and the other Loan Documents;
(B)subject to the Intercreditor Agreement, the Revolving Credit Facility Documents;
(C)any agreements in effect on the date of this Agreement and listed on Schedule 7.02(k);

(D)any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);
(E)in the case of Section 7.02(k)(iv), any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; or
(F)in the case of Section 7.02(k)(iv), any agreement, instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) that restricts on customary terms the transfer of any property or assets subject thereto.
(l)Limitation on Issuance of Equity Interests. Issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any Equity Interests, any securities convertible into or exchangeable for its Equity Interests or any warrants to acquire its Equity Interests; provided that the Parent may issue Qualified Equity Interests so long as no Change of Control would result therefrom.
(m)Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.
(i)Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of (A) the Revolving Credit Facility Documents unless permitted pursuant to the terms of the Intercreditor Agreement or (B) any of its or its Subsidiaries' Indebtedness (other than the Revolving Credit Facility Indebtedness) or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any respect;
(ii)except for (A) the Obligations and (B) the Revolving Credit Facility Indebtedness, make any voluntary or optional payment (including, without limitation, any payment of interest in cash that, at the option of the issuer, may be paid in cash or in kind), prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries' Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of "Permitted Indebtedness"), make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Subordinated Indebtedness in violation of the subordination provisions thereof or any subordination agreement with respect thereto, or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing;
(iii)amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN, except that a Loan Party may (A) change its name, jurisdiction of organization, organizational identification number or FEIN in connection with a transaction permitted by Section 7.02(c) and (B) change its name upon at least 30 days' prior written notice by the Administrative Borrower to the Collateral Agent of such change and so long as, at the time of such written notification, such Person provides any financing statements or fixture filings necessary to perfect and continue perfected the Liens of the Collateral Agent;
(iv)amend, modify or otherwise change any of its Governing Documents, including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Equity Interests (including any shareholders' agreement), or enter into any new agreement with respect to any of its Equity Interests, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this Section 7.02(l)(iv) that either individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect; or
(v)agree to any amendment, modification or other change to or waiver of any of its rights under any Material Contract if such amendment, modification, change or waiver would be adverse in any material respect to any Loan Party or any of its Subsidiaries or the Agent and the Lenders.
(n)Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing if the same would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an "investment company" or a company "controlled" by an "investment company" not entitled to an exemption within the meaning of such Act.
(o)Compromise of Accounts Receivable. Compromise or adjust any Accounts Receivable (or extend the time of payment thereof) or grant any discounts, allowances or credits or permit any of its Subsidiaries to do so other than in the ordinary course of its business.
(p)Properties. Permit any property to become a fixture with respect to real property or to become an accession with respect to other personal property with respect to which real or personal property the Collateral Agent does not have a valid and perfected first priority Lien or has not received a written subordination or waiver if required in accordance with Section 7.01(m)(i).

(q)ERISA. (i) Engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment; (vi) establish, sponsor, maintain, become a party to or contribute to or become obligated to sponsor, maintain or contribute to any Multiemployer Plan or any defined benefit plan (or permit any of its ERISA Affiliates to do any of the foregoing); or (vii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law.
(r)Environmental. Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance with Environmental Laws.
(s)Limitations on Negative Pledges. Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following: (i) this Agreement and the other Loan Documents, (ii) the Revolving Credit Facility Documents, (iii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 7.02(b) if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iv) any customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition (provided that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder); and (v) customary provisions in leases restricting the assignment or sublet thereof.
(t)Anti-Terrorism Laws. None of the Loan Parties, nor any of their Affiliates or agents, shall:

(i)conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person;
(ii)deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the OFAC Sanctions Programs; or
(iii)engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the OFAC Sanctions Programs, the USA PATRIOT Act or any other Anti-Terrorism Law.
The Borrowers shall deliver to the Lenders and each Agent any certification or other evidence requested from time to time by any Lender or any Agent in its sole discretion, confirming compliance by the Borrowers' with this Section 7.02(t).
(u)Accounting Methods. The Loan Parties will not and will not permit any of their Subsidiaries to modify or change its Fiscal Year or its method of accounting (other than as may be required to conform to GAAP).
ARTICLE VIII
MANAGEMENT, COLLECTION AND STATUS OF
ACCOUNTS RECEIVABLE AND OTHER COLLATERAL
Section 8.01     Collection of Accounts Receivable; Management of Collateral. Subject to the terms of the Intercreditor Agreement:
(a)The Loan Parties shall (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to the Agents at one or more of the banks set forth on Schedule 8.01 (each a "Cash Management Bank") and (ii) except as otherwise provided under Section 8.01(b), deposit or cause to be deposited promptly, and in any event no later than the next Business Day after the date of receipt thereof, all proceeds in respect of any Collateral, all Collections (of a nature susceptible to a deposit in a bank account) and all other amounts received by any Loan Party (including payments made by Account Debtors directly to any Loan Party) into a Cash Management Account.
(b)On or prior to the Effective Date, the Loan Parties shall, with respect to each Cash Management Account, deliver to the Collateral Agent a Cash Management Agreement with respect to such Cash Management Account. Thereafter, the Loan Parties shall not maintain, and shall not permit any of their Subsidiaries to maintain, cash, Cash Equivalents or other amounts in any Deposit Account or Securities Account, unless the Collateral Agent shall have received a Cash Management Agreement in respect of each such Deposit Account or Securities Account (other than (i) Cash Management Accounts that do not contain deposits at any time in an aggregate amount in excess of $50,000 for any one account and $250,000 in the aggregate for all such accounts and (ii) accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the employees of any Loan Party or the General Partner).
(c)Upon the terms and subject to the conditions set forth in a Cash Management Agreement with respect to a Cash Management Account, all amounts received in such Cash Management Account shall at the Administrative Agent's direction (provided pursuant to the written direction of the Required Lenders) be wired each Business Day into the Payment Account, except that, so long as no Event of Default has occurred and is continuing, the Required Lenders shall not direct the Administrative Agent to direct the Cash Management Bank to transfer funds in such Cash Management Account to the Payment Account.
(d)So long as no Default or Event of Default has occurred and is continuing, the Borrowers may amend Schedule 8.01 to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to the Required Lenders and the Required Lenders shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such Cash Management Account, each Loan Party and such prospective Cash Management Bank shall have executed and delivered to the Agents a Cash Management Agreement. Each Loan Party shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from the Required Lenders that the creditworthiness of any Cash Management Bank is no longer acceptable in the Required Lenders' reasonable judgment, or that the operating performance, funds transfer, or availability procedures or performance of such Cash Management Bank with respect to Cash Management Accounts or such Agent's liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in the Required Lenders' or such Agent's reasonable judgment.
(e)The Cash Management Accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which the Loan Parties are hereby deemed to have granted a Lien to the Collateral Agent for the benefit of the Agents and the Lenders. All checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness received directly by any Loan Party from any of its Account Debtors, as proceeds from Accounts Receivable of such Loan Party or as proceeds of any other Collateral, shall be held by such Loan Party in trust for the Agents and the Lenders and, if of a nature susceptible to a deposit in a bank account, upon receipt be deposited by such Loan Party in original form and no later than the next Business Day after receipt thereof into a Cash Management Account or other bank account referenced in the definition of Cash Management Accounts as excluded from the scope thereof; provided, however, all Net Cash Proceeds received directly by such Loan Party pursuant to an event described in Section 2.05(c)(i) or (iii) shall be held by such Loan Party in trust for the Agents and the Lenders and upon receipt be deposited by such

Loan Party in original form and no later than the next Business Day after receipt thereof into the Payment Account in accordance with, and to the extent required by, Section 2.05(c)(i) or (iii), as applicable. Each Loan Party shall not commingle such collections with the proceeds of any assets not included in the Collateral. No checks, drafts or other instrument received by the Administrative Agent shall constitute final payment to the Administrative Agent unless and until such instruments have actually been collected.
(f)The Loan Parties shall take all reasonable steps to enforce, collect and receive all amounts owing on the Accounts Receivable of the Loan Parties or any of their Subsidiaries. After the occurrence and during the continuance of an Event of Default, the Collateral Agent may send a notice of assignment and/or notice of the Lenders' security interest to any and all Account Debtors or third parties holding or otherwise concerned with any of the Collateral, and thereafter the Collateral Agent or its designee shall have the sole right to collect the Accounts Receivable and/or take possession of the Collateral and the books and records relating thereto.
(g)Each Loan Party hereby appoints each Agent or its designee on behalf of such Agent as the Loan Parties' attorney-in-fact with power exercisable during the continuance of an Event of Default to endorse any Loan Party's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts Receivable, to sign any Loan Party's name on any invoice or bill of lading relating to any of the Accounts Receivable, drafts against Account Debtors with respect to Accounts Receivable, assignments and verifications of Accounts Receivable and notices to Account Debtors with respect to Accounts Receivable, to send verification of Accounts Receivable, and to notify the Postal Service authorities to change the address for delivery of mail addressed to any Loan Party to such address as such Agent or its designee may designate and to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission of such Agent constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction no longer subject to appeal or review), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until all of the Loans and other Obligations under the Loan Documents are paid in full and all of the Loan Documents are terminated.
(h)Nothing herein contained shall be construed to constitute any Agent as agent of any Loan Party for any purpose whatsoever, and the Agents shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission of such Agent constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction no longer subject to appeal or review). The Agents shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts Receivable or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission of such Agent constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction no longer subject to appeal or review). The Agents, by anything herein or in any assignment or otherwise, do not assume any of the obligations under any contract or agreement assigned to any Agent and shall not be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.
(i)If any Account Receivable includes a charge for any tax payable to any Governmental Authority, each Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for the Loan Parties' account and to charge the Loan Parties therefor. The Loan Parties shall notify the Agents if any Account Receivable includes any taxes due to any such Governmental Authority and, in the absence of such notice, the Agents shall have the right to retain the full proceeds of such Account Receivable and shall not be liable for any taxes that may be due by reason of the sale and delivery creating such Account Receivable.
(j)Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of the Agents and the Lenders herein provided, and the obligations of the Loan Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.
Section 8.02     Accounts Receivable Documentation. The Loan Parties shall, at such intervals as the Agents or the Required Lenders may reasonably require during the occurrence and continuance of an Event of Default, execute and deliver confirmatory written assignments of the Accounts Receivable to the Agents and furnish such further schedules and/or information as any Agent or the Required Lenders may require relating to the Accounts Receivable, including, without limitation, sales invoices or the equivalent, credit memos issued, remittance advices, reports and copies of deposit slips and copies of original shipping or delivery receipts for all goods sold. The items to be provided under this Section 8.02 are to be in form reasonably satisfactory to the Required Lenders and are to be executed and delivered to the Agents from time to time solely for their convenience in maintaining records of the Collateral. If the Loan Parties become aware of anything materially detrimental to the credit of any of the Loan Parties' customers, the Loan Parties shall promptly advise the Agents thereof.
Section 8.03     Status of Accounts Receivable and Other Collateral. With respect to the Collateral of any Loan Party at the time the Collateral becomes subject to the Collateral Agent's Lien, each Loan Party covenants, represents and warrants: (a) such Loan Party shall be the sole owner, free and clear of all Liens (except for Permitted Liens), and shall be fully authorized to sell, transfer, pledge and/or grant a security interest in each and every item of said Collateral; (b) each Account Receivable shall be a good and valid account representing an undisputed bona fide indebtedness incurred or an amount indisputably owed by the Account Debtor therein named, for a fixed sum as set forth in the invoice relating thereto with respect to an absolute sale and delivery upon the specified terms of goods sold or services rendered by such Loan Party; (c) no Account Receivable shall be subject to any defense, offset, counterclaim, discount or allowance except as may be stated in the invoice relating thereto, discounts and allowances as may be customary in such Loan Party's business and as otherwise disclosed to the Agents, and each Account Receivable shall be paid when due; (d) none of the transactions underlying or giving rise to any Account Receivable shall violate any applicable state or federal laws or regulations, and all documents relating thereto shall be legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms; (e) no agreement under which any deduction or offset of any kind, other than normal trade discounts, may be granted or shall have been made by such Loan Party at or before the time such Account Receivable is created; (f) all agreements, instruments and other documents relating to any Account Receivable shall be true and correct and in all material respects what they purport to be; (g) all signatures and endorsements that appear on all material agreements, instruments and other documents relating to any Account Receivable shall be genuine and all signatories and endorsers shall have full capacity to contract; (h) such Loan Party shall maintain books and records pertaining to said Collateral in such detail, form and scope as the Agents shall reasonably require; (i) such Loan Party shall immediately notify the Agents if any Account Receivable in excess of $2,000,000 arises out of contracts with any Governmental Authority, and will execute any instruments and take any steps required by the Agents in order that all monies due or to become due under any such contract shall be assigned to the Collateral Agent and notice thereof given to such Governmental Authority under the Federal Assignment of Claims Act or any similar state or local law; (j) such Loan Party shall, immediately upon learning thereof, report to the Agents any material loss or destruction of, or substantial damage to, any of the Collateral, and any other matters affecting the value, enforceability or collectability of any of the Collateral in excess of $200,000; (k) if any amount payable under or in connection with any Account Receivable in excess of $200,000 is evidenced by a promissory note or other instrument, such promissory note or instrument shall be immediately pledged, endorsed, assigned and delivered to the Collateral Agent for the benefit of the Agents and the Lenders as additional Collateral; (l) such Loan Party shall not re-date any invoice or sale or make sales on extended dating beyond that which is customary in the ordinary course of its business and in the industry; (m) such Loan Party shall conduct a physical count of its Inventory at such intervals as any Agent may request and such Loan Party shall promptly supply the Agents with a copy of such count accompanied by a report of the value (based on the lower of cost (on a first-in first-out basis) and market value) of such Inventory; and (n) such Loan Party is not and shall not be entitled to pledge any Agent's or any Lender's credit on any purchases or for any purpose whatsoever.
Section 8.04     Collateral Custodian. Upon the occurrence and during the continuance of any Default or Event of Default, the Collateral Agent or its designee may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent or its designee who shall have full authority to do all acts necessary to protect the Agents' and the Lenders' interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent or its designee may reasonably request to preserve the Collateral. All costs and expenses incurred by the Collateral Agent or its designee by reason of the employment of the custodian shall be the responsibility of the Borrowers and charged to the Loan Account.
Section 8.05     Establishment of Accounts.    On or before the Effective Date, the Borrowers shall establish and maintain with the Collateral Agent the Payment Account and the Loan Account.
ARTICLE IX
EVENTS OF DEFAULT
Section 9.01     Events of Default. If any of the following events (each an "Event of Default") shall occur and be continuing:
(a)any Borrower shall fail to pay any principal of or interest on any Loan, any Collateral Advance or any fee, indemnity or other amount payable under this Agreement or any other Loan Document when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);
(b)any representation or warranty made or deemed made by or on behalf of any Loan Party or by any Authorized Officer thereof under or in connection with any Loan Document or under or in connection with any report, certificate or other document delivered to any Agent or any Lender pursuant to any Loan Document, which representation or warranty is subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any respect when made or deemed made; or any representation or warranty made or deemed made by or on behalf of any Loan Party or by any Authorized Officer thereof under or in connection with any Loan Document or under or in connection with any report, certificate or other document delivered to any Agent or any Lender pursuant to any Loan Document, which representation or warranty is not subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any material respect when made or deemed made;
(c)any Loan Party shall fail to perform or comply with any covenant or agreement contained in ARTICLE VII or ARTICLE VIII, or any Loan Party shall fail to perform or comply with any covenant or agreement contained in any Security Agreement to which it is a party or any Mortgage to which it is a party (and such failure shall continue after the applicable grace period, if any, specified in such Security Agreement or Mortgage);
(d)any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in Sections 9.01(a), (b) and (c), such failure, if capable of being remedied, shall remain unremedied for 30 days after the earlier of the date an Authorized Officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(e)the Parent or any of its Significant Subsidiaries shall fail to pay any of its Indebtedness (excluding Indebtedness evidenced by this Agreement) in excess of $500,000, or any payment of principal, interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof;
(f)the Parent or any of its Significant Subsidiaries (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this Section 9.01(f);
(g)any proceeding shall be instituted against the Parent or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;
(h)any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i)any Security Agreement, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any Collateral purported to be covered thereby;
(j)any Cash Management Bank at which any Cash Management Account of any Loan Party is maintained shall fail to comply with any of the terms of any Cash Management Agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of any Loan Party shall fail to comply with any of the terms of any investment property control agreement to which such Person is a party;
(k)one or more judgments, orders or awards (or any settlement of any claim that, if breached, could result in a judgment, order or award) for the payment of money exceeding $500,000 in the aggregate shall be rendered against the Parent or any of its Significant Subsidiaries and remain unsatisfied and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, (ii) there shall be a period of 20 consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) at any time during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, is in effect, such judgment, order, award or settlement is not bonded in the full amount of such judgment, order, award or settlement; provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this Section 9.01(k) if and for so long as (I) the amount of such judgment, order, award or settlement is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (II) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement;
(l)the Parent or any of its Significant Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than fifteen (15) days;
(m)any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party, if any such damage, loss, theft or destruction could reasonably be expected to have a Material Adverse Effect;
(n)any cessation of a substantial part of the business of the Parent or any of its Significant Subsidiaries for a period which materially and adversely affects the ability of such Person to continue its business on a profitable basis;

(o)the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Parent or any of its Significant Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;
(p)the indictment of the Parent or any of its Significant Subsidiaries or the General Partner under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party or any of its Subsidiaries or the General Partner, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;
(q)any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $500,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and as a result thereof any Loan Party's or any of its ERISA Affiliates' annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $500,000;
(r)any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Loan Party by any Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan's vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $500,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, the liability is in excess of such amount);
(s)(i) there shall occur and be continuing any "Event of Default" (or any comparable term) under, and as defined in, the documents evidencing or governing any Subordinated Indebtedness in a principal amount exceeding $500,000, (ii) any of the Obligations for any reason shall cease to be "Senior Indebtedness" or "Designated Senior Indebtedness" (or any comparable terms) under, and as defined in, the documents evidencing or governing any Subordinated Indebtedness, (iii) any Indebtedness other than the Obligations and the Revolving Credit Facility Indebtedness shall constitute "Senior Indebtedness" or "Designated Senior Indebtedness" (or any comparable term) under, and as defined in, the documents evidencing or governing any Subordinated Indebtedness, (iv) any holder of Subordinated Indebtedness shall fail to perform or comply with any of the subordination provisions of any document evidencing or governing such Subordinated Indebtedness, or (v) the subordination provisions of any document evidencing or governing any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the Subordinated Indebtedness;

(t)a Change of Control shall have occurred; or
(u)an event or development occurs which would reasonably be expected to have a Material Adverse Effect;
then, and in any such event, the Collateral Agent shall, at the written direction of the Required Lenders, by notice to the Administrative Borrower, (i) reduce or terminate all Commitments, whereupon all Commitments shall immediately be so reduced or terminated, (ii) declare all or any portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, together with the payment of the Applicable Prepayment Premium (if any) with respect to the Commitments so terminated and the Loans so repaid, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party, and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that, upon the occurrence of any Event of Default described in Section 9.01(f) or (g) with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.
ARTICLE X
AGENTS
Section 10.01     Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as expressly set forth in this Agreement. Each Lender directs each Agent and each Agent is authorized to enter into the Loan Documents and any other related agreements in the forms presented to such Agent. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of Loans; provided, however, that the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 10.02     Nature of Duties; Delegation.
(a)The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents to which they are a party and no implied covenants, duties or liabilities shall be read into this Agreement or any other Loan Document on the party of the Agents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender, at any time where the same has occurred, that the Required Lenders have instructed such Agent to act or refrain from acting pursuant hereto.
(b)Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and other Person (including any Lender) and shall not responsible or liable for the supervision of or any negligence or misconduct of any such trustee, co-agent, employee, attorney-in-fact or other Person appointed by it with due care. Any such Person shall benefit from this ARTICLE X to the extent provided by the applicable Agent.
Section 10.03     Rights, Exculpation, Etc. The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents (a) may treat the payee of any Loan as the owner thereof until the Collateral Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07, signed by such payee and in form satisfactory to the Collateral Agent; (b) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (c) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall not be deemed to have made any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. Without limitation of the foregoing, no Agent shall be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral, including without limitation, with respect to the perfection of any Lien or for the filing, form, content or renewal of any UCC financing statements, fixture filings, mortgages, deeds of trust and such other documents or instruments. The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.03, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which it is determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.
For purposes of clarity, phrases such as "satisfactory to an Agent," "approved by an Agent," "acceptable to an Agent," "as determined by an Agent," "in an Agent’s discretion," "selected by an Agent," "elected by an Agent," "requested by an Agent," and phrases of similar import in any Loan Document that authorize and permit an Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to such Agent receiving written direction from the Required Lenders to take such action or to exercise such rights. Nothing contained in this Agreement or the other Loan Documents shall require either Agent to exercise any discretionary acts. It is expressly agreed and acknowledged that Agents are not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral. No Agent shall have any liability for any failure, inability or unwillingness on the part of any Loan Party to provide accurate and complete information on a timely basis to such Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on such Agent's part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.
No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the other Loan Documents, unless such Agent has received written notice from a Lender or a Loan Party referring to this Agreement or the other Loan Documents, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that an Agent receives such a notice, such Agent shall give notice thereof to the Lenders. Such Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders in writing subject to receipt of indemnity or security satisfactory to it against any liability that may be incurred by it in the performance of such action.
No Agent shall be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including without limitation for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of any Lender to provide, written instruction to exercise such discretion or grant such consent from any such Lender, as applicable). No Agent shall be liable for any error of judgment made in good faith unless it shall be proven that such Agent was grossly negligent in ascertaining the relevant facts. Nothing herein or in any other Loan Document or related documents shall obligate any Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not indemnified to its satisfaction. No Agent shall be liable for any indirect, special, punitive or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. Any permissive grant of power to any Agent hereunder shall not be construed to be a duty to act. Before acting hereunder, such Agent shall be entitled to request, receive and rely upon such certificates and opinions as it may reasonably determine appropriate with respect to the satisfaction of any specified circumstances or conditions precedent to such action. No Agent shall be responsible or liable for: (i) delays or failures in performance resulting from acts beyond its control, including but not limited to, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters, the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, (ii) any delay, error omission or default of any mail, telegraph, cable or wireless agency or operator, or (iii) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers. No Agent shall be liable for interest on any money received by it. For the avoidance of doubt, each Agent’s rights, protections, indemnities and immunities provided herein shall apply to such Agent for any actions taken or omitted to be taken under any Loan Documents and any other related agreements in any of their capacities. No Agent shall be required to take any action under this Agreement, the other Loan Documents or any related document if taking such action (A) would subject such Agent to a tax in any jurisdiction where it is not then subject to a tax, or (B) would require such Agent to qualify to do business in any jurisdiction where it is not then so qualified. No Agent shall be deemed to have knowledge or notice of the designation of any Lender as a "Defaulting Lender" hereunder unless such Agent has received written notice from the Required Lenders and the Administrative Borrower referring to this Agreement and notifying such Agent of the identity and designation of such Lender as a "Defaulting Lender", which such Agent may conclusively rely upon without incurring liability therefor, and absent receipt of such notice from the Required Lenders and the Administrative Borrower, each Agent may conclusively assume that no Leander under this Agreement has been designated as a "Defaulting Lender". In determining compliance with any condition hereunder to the issuance of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received written notice to the contrary from such Lender prior to the issuance of such Loan.
Section 10.04     Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.
Section 10.05     Indemnification. To the extent that any Agent or any of their respective Affiliates, officers, directors, employees, counsel, consultants and agents (collectively, the "Agent Indemnitees") is not reimbursed and indemnified by any Loan Party, and whether or not such Agent has made demand on any Loan Party for the same, the Lenders shall, within 5 days of written demand by such Agent, reimburse and indemnify such Agent Indemnitee from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, client charges and fees, expenses and disbursements of counsel or any other advisor to such Agent Indemnitee), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent Indemnitee in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent Indemnitee under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination that such liability resulted from such Agent Indemnitee's gross negligence or willful misconduct. The obligations of the

Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement and the resignation or removal of either Agent.
Section 10.06     Agents Individually. With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it as a Lender, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms "Lenders", or "Required Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders to the extent applicable. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.
Section 10.07     Successor Agent.
(a)Any Agent may at any time give at least 30 days' prior written notice of its resignation to the Lenders and the Administrative Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor Agent, which right shall be exercised with the prior written consent of the Administrative Borrower (such consent not to be unreasonably withheld, delayed or conditioned) unless an Event of Default has occurred and is continuing. If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the resigned Agent gives notice of its resignation (or such earlier day as shall be agreed upon by the Required Lenders) (the "Resignation Effective Date"), then the resigned Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent or petition a court of competent jurisdiction to appoint a successor. Whether or not a successor Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)With effect from the Resignation Effective Date, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that, in the case of any collateral security held by such Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor Agent's appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the resigned Agent, and the resigned Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. After the resigned Agent's resignation hereunder and under the other Loan Documents, the provisions of this ARTICLE X, Section 12.04 and Section 12.15 shall continue in effect for the benefit of such resigned Agent in respect of any actions taken or omitted to be taken by it while such resigned Agent was acting as an Agent.

Section 10.08     Collateral Matters.
(a)A designated Lender selected by the Required Lenders (the "Designated Lender"), solely at the direction of the Required Lenders, may from time to time make such disbursements and advances (the "Collateral Advances") which the Required Lenders, in their sole discretion, deem necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrowers of the Loans and other Obligations or to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.04. The Collateral Advances shall be repayable on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to Loans that are Reference Rate Loans. The Collateral Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.01. The Required Lenders shall notify the Administrative Borrower and the Agents in writing of each such Collateral Advance, which notice shall include a description of the purpose of such Collateral Advance. Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Collateral Advance. If such funds are not made available by such Lender, the Designated Lender shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the other Lenders, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate.
(b)The Lenders hereby irrevocably authorize the Collateral Agent, upon receipt of an officer's certificate of the Administrative Borrower certifying that the release is authorized or permitted by the Loan Documents and that all conditions precedent to such release have been satisfied, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Total Commitment and payment and satisfaction of all Loans and other Obligations in accordance with the terms hereof; or constituting property being sold or disposed of in the ordinary course of any Loan Party's business or otherwise in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent's authority to release particular types or items of Collateral pursuant to this Section 10.08(b).
(c)Without in any manner limiting the Collateral Agent's authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(b). Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Agents and the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent's opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.
(d)Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, each Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral under any Loan Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof, (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale, and (iii) with the prior written consent of the Required Lenders, the Collateral Agent, as agent for and representative of the Agents and the Lenders (but not any other Agent or any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled (either directly or through one or more acquisition vehicles) for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral to be sold (A) at any public or private sale, (B) at any sale conducted by the Collateral Agent under the provisions of the Uniform Commercial Code (including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code), (C) at any sale or foreclosure conducted by the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable law, or (D) at any sale conducted pursuant to the provisions of any Debtor Relief Law (including Section 363 of the Bankruptcy Code), while using and applying all or any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. In connection with the exercise of any rights or remedies in respect of, or foreclosure or realization upon, any real estate-related collateral pursuant to this Agreement or any other Loan Document, no Agent shall be obligated to take title to or possession of real estate in its own name, or otherwise in a form or manner that may, in its reasonable judgment, expose it to liability. In the event that an Agent deems that it may be considered an “owner or operator” under any environmental laws or otherwise cause such Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, Agent reserves the right, instead of taking such action, either to resign as Administrative Agent or Collateral Agent, as applicable, subject to the terms and conditions of Section 10.07 or to arrange for the transfer of the title or control to a court appointed receiver. No Agent will be liable to any Person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of such Agent's actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.

(e)The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document.
Section 10.09     Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party. Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent's request therefor, shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent's instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.
Section 10.10     No Reliance on any Agent's Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 CFR § 103.121, as hereafter amended or replaced ("CIP Regulations"), or any other Anti-Terrorism Laws, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act. Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act shall perform the measures necessary to satisfy its own responsibilities under the CIP Regulations. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States ("Applicable Law"), the Agents are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the

Agents. Accordingly, each of the parties agree to provide to the Agents, upon their request from time to time, such identifying information and documentation as may be available for such party in order to enable the Agents to comply with Applicable Law.
Section 10.11     No Third Party Beneficiaries. The provisions of this ARTICLE X are solely for the benefit of the Agents and the Lenders, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions.
Section 10.12     No Fiduciary Relationship. It is understood and agreed that the use of the term "agent" herein or in any other Loan Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 10.13     Reports; Confidentiality; Disclaimers. By becoming a party to this Agreement, each Lender:
(a)is deemed to have requested that each Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report with respect to the Parent or any of its Subsidiaries (each, a "Report") prepared by or at the request of such Agent, and each Agent shall so furnish each Lender with each such Report;
(b)expressly agrees and acknowledges that the Agents (i) do not make any representation or warranty as to the accuracy of any Reports and (ii) shall not be liable for any information contained in any Reports;
(c)expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any Agent or other party performing any audit or examination will inspect only specific information regarding the Parent and its Subsidiaries and will rely significantly upon the Parent's and its Subsidiaries' books and records, as well as on representations of their personnel;
(d)agrees to keep all Reports and other material, non-public information regarding the Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 12.19; and
(e)without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold any Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of the Borrowers, and (ii) to pay and protect, and indemnify, defend and hold harmless any Agent and any other Lender preparing a Report from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including counsel fees and expenses) incurred by any such Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
Section 10.14     Intercreditor Agreement. Each Lender hereby grants to the Collateral Agent all requisite authority to enter into or otherwise become bound by the Intercreditor Agreement and to bind the Lenders thereto by the Collateral Agent's entering into or otherwise becoming bound thereby.
Section 10.15     Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Reimbursement Obligations and other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Agents and the Lenders (including any claim for the compensation, expenses, disbursements and advances of the Agents and the Lenders and their respective agents and counsel and all other amounts due the Agents and the Lenders hereunder and under the other Loan Documents) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Agent and each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Agents and the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder and under the other Loan Documents.
ARTICLE XI
GUARANTY
Section 11.01     Guaranty. Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment in full in cash when due, whether at stated maturity, by acceleration or otherwise, of all Obligations now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of any Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency

Proceeding), fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid, being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agents and the Lenders in enforcing any rights under the guaranty set forth in this ARTICLE XI. Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed to the Agents and the Lenders under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding. In no event shall the obligation of any Guarantor hereunder exceed the maximum amount such Guarantor could guarantee under any Debtor Relief Law.
Section 11.02     Guaranty Absolute. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid in full in cash strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agents or the Lenders with respect thereto. Each Guarantor agrees that this ARTICLE XI constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any Collateral. The obligations of each Guarantor under this ARTICLE XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this ARTICLE XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:
(a)any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;
(b)any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;
(c)any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;
(d)the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Agent or any Lender;
(e)any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f)any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agents and the Lenders that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.
This ARTICLE XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agents and the Lenders or any other Person upon the insolvency, bankruptcy or reorganization of any Person or otherwise, all as though such payment had not been made.
Section 11.03     Waiver. Each Guarantor hereby waives (a) promptness and diligence, (b) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this ARTICLE XI and any requirement that the Agents or the Lenders exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (c) any right to compel or direct any Agent or any Lender to seek payment or recovery of any amounts owed under this ARTICLE XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (d) any requirement that any Agent or any Lender protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (e) any other defense available to any Guarantor. Each Guarantor agrees that the Agents and the Lenders shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this ARTICLE XI, and acknowledges that this ARTICLE XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
Section 11.04     Continuing Guaranty; Assignments. This ARTICLE XI is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this ARTICLE XI and the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agents and the Lenders and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments and its Loans owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.
Section 11.05     Subrogation. No Guarantor shall exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under this ARTICLE XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agents and the Lenders against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this ARTICLE XI shall have been paid in full in cash and the Final Maturity Date shall have occurred. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this ARTICLE XI and the Final Maturity Date, such amount shall be held in trust for the benefit of the Agents and the Lenders and shall forthwith be paid to the Agents and the Lenders to be credited and applied to the Guaranteed Obligations and all other amounts payable under this ARTICLE XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this ARTICLE XI thereafter arising. If (a) any Guarantor shall make payment to the Agents and the Lenders of all or any part of the Guaranteed Obligations, (b) all of the Guaranteed Obligations and all other amounts payable under this ARTICLE XI shall be paid in full in cash and (c) the Final Maturity Date shall have occurred, the Agents and the Lenders shall, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.
ARTICLE XII
MISCELLANEOUS
Section 12.01     Notices, Etc.
(a)Notices Generally. All notices and other communications provided for hereunder shall be in writing and shall be mailed (certified mail, postage prepaid and return receipt requested), telecopied or delivered by hand, Federal Express or other reputable overnight courier, to the following address:

if to any Loan Party, to: Oxford Mining Company, LLC 544 Chestnut Street Coshocton, Ohio 43812 Attention: Alan Call Facsimile No.: (740) 623-0365

with a copy to:

Oxford Mining Company, LLC
544 Chestnut Street
Coshocton, Ohio 43812
Attention: General Counsel

Westmoreland Coal Company
9540 South Maroon Circle, Suite 200
Englewood, CO 80112
Attention: General Counsel

Holland & Hart LLP
6380 South Fiddlers Green Circle
Suite 500
Greenwood Village, CO 80111
Attention: Amy Bowler, Esq.
Telephone: (303) 290-1086

if to the Administrative Agent, to:

U.S. Bank National Association,
as Administrative Agent
214 North Tyron Street, 26th Floor
Charlotte, NC 28202
Attention: Prital Patel, CDO Trust Services
Telephone: (215) 761-9424
Facsimile: (704) 335-4670
Email: Agency.Services@usbank.com and Prital.Patel@usbank.com if to the Collateral Agent, to:

U.S. Bank National Association,
as Collateral Agent
214 North Tyron Street, 26th Floor
Charlotte, NC 28202
Attention: Prital Patel, CDO Trust Services
Telephone: (215) 761-9424
Facsimile: (704) 335-4670
Email: Agency.Services@usbank.com and Prital.Patel@usbank.com in each case for an Agent, with a copy to:

Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Frederic L. Ragucci, Esq. Telephone: (212) 756-2000 Facsimile: (212) 593-5955

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01. All such notices and other communications shall be effective (i) if mailed (certified mail, postage prepaid and return receipt requested), when received or 3 days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered by hand, Federal Express or other reputable overnight courier, upon delivery, except that notices to any Agent pursuant to ARTICLE II shall not be effective until received by such Agent.
(b)Electronic Communications.
(i)Each Agent and the Administrative Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agents, provided that the foregoing shall not apply to notices to any Lender pursuant to ARTICLE II if such Lender has notified the Agents that it is incapable of receiving notices under such Article by electronic communication.
(ii)Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgment), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
Section 12.02     Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrowers (or by the Administrative Borrower on behalf of the Borrowers), and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:
(I)    increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any scheduled date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender, in each case without the written consent of such Lender;
(II)    increase the Total Commitment without the written consent of each Lender;
(III)    change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender;
(IV)    amend clause (n) of the definition of "Permitted Acquisition" or amend the definition of "Available Increase Amount", "Extraordinary Receipts", "Required Lenders", "Required Lenders" or "Pro Rata Share" without the written consent of each Lender;
(V)    amend the definition of "Effective Date Pro Rata Share" or "Delayed Draw Date Pro Rata Share" without the written consent of any Lender affected thereby;
(VI)    release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Agents and the Lenders, or release any Borrower or any Guarantor, in each case without the written consent of each Lender;
(VII)    amend, modify or waive Section 5.02(h) without the written consent of any Lender affected thereby; or
(VIII)    amend, modify or waive Section 2.05(c)(iii) (solely with respect to Extraordinary Receipts described in clause (h) of the definition of Extraordinary Receipts), Section 2.05(c)(iv) (solely with respect to the treatment of Extraordinary Receipts described in clause (h) of the definition of Extraordinary Receipts), Section 2.13(b)(iv), Section 4.02, Section 4.03, Section 12.07 or this Section 12.02 without the written consent of each Lender.
Notwithstanding the foregoing, (A) no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents, (B) any amendment, waiver or consent to any provision of this Agreement (including Sections 4.01 and 4.02) that permits any Loan Party, any Permitted Holder or any of their respective Affiliates to purchase Loans on a non-pro rata basis, become an eligible assignee pursuant to Section 12.07 and/or make offers to make optional prepayments on a non-pro rata basis shall require the prior written consent of the Required Lenders rather than the prior written consent of each Lender directly affected thereby and (C) the consent of the Borrowers shall not be required to change any order of priority set forth in Sections 2.05(d) and 4.03. Notwithstanding anything to the contrary herein, no Defaulting Lender, Loan Party, Permitted Holder or any of their respective Affiliates that is a Lender shall have any right to approve or disapprove any amendment, waiver or consent under the Loan Documents and any Loans held by such Person for purposes hereof shall be automatically deemed to be voted pro rata according to the Loans of all other Lenders in the aggregate (other than such Defaulting Lender, Loan Party, Permitted Holder or Affiliate).
(ii)If any action to be taken by the Lenders hereunder requires the consent, authorization, or agreement of all of the Lenders, the Required Lenders or any Lender affected thereby, and a Lender (the "Holdout Lender") fails to give its consent, authorization, or agreement, then the Required Lenders, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute lenders (each, a "Replacement Lender"), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 12.07(b). Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make its Pro Rata Share of Loans.
Section 12.03     No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.
Section 12.04     Expenses; Taxes; Counsel Fees. The Borrowers will pay, on demand, all reasonable invoiced (in reasonable detail) costs and expenses incurred by or on behalf of each Agent (and, in the case of clauses (b) through (o) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel (including reasonable allocated costs of internal counsel) for each Agent and each Lender (but limited in each case of this Section 12.04, other than with respect to (i) the enforcement of rights and remedies of the Agents and the Lenders under this Agreement and the other Loan Documents and (ii) any "work-out" or restructuring of this Agreement and the other Loan Documents, (A) for the Agent and the Lenders taken as a whole, to (x) one primary counsel for the Agents (taken as a whole, unless the entity serving as Collateral Agent is not the entity serving as the Administrative Agent, in which case each such entity serving as an Agent shall be entitled to one primary counsel) and one primary counsel for the Lenders (taken as a whole) and (y) one local counsel in each relevant jurisdiction or a single special counsel acting in multiple jurisdictions, in each case unless a conflict arises, in which case the reasonable and documented fees and out-of-pocket expenses of one conflicts counsel shall also be reimbursed by the Borrowers, and (B) for the Agent and the Lenders taken as a whole, to all other types of professionals or advisors other than counsel (such as financial advisors, investment bankers, accountants, etc.) to one firm of each such type of advisors to the Agents and the Lenders, taken as a whole), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, the rating of the Loans, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the creation, preservation and protection of the Agents' or any of the Lenders' rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents' or the Lenders' claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any

Hazardous Materials present or arising out of the operations of any facility of any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, (m) the rating of the Loans by one or more rating agencies in connection with any Lender's Securitization, (n) the negotiation, preparation, execution, delivery and performance by each Lender of this Agreement and the other Loan Documents on or prior to the Effective Date, or (o) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing, in each case of the foregoing clauses (a) through (o), solely to the extent any such costs and expenses incurred are not the direct result of such Agent's or such Lender's gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrowers agree to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by any Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrowers agree to save harmless each Agent and each Lender from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Borrowers agree to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (z) if the Borrowers fail to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrowers. The obligations of the Borrowers under this Section 12.04 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents and the resignation or removal of either Agent.
Section 12.05     Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.04 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents at law or otherwise.
Section 12.06     Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
Sectoin 12.07     Assignments and Participations.
(a)This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders' prior written consent shall be null and void.
(b)Each Lender may with the written consent of the Administrative Borrower (such consent not to be unreasonably withheld, delayed or conditioned), assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Term Loan Commitment and any Term Loan made by it; provided, however, that (i) such assignment is in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender's Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (A) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (B) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or a multiple of $1,000,000 in excess thereof), (ii) except as provided in the last sentence of this Section 12.07(b), the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with any promissory note subject to such assignment, and such parties shall deliver to the Administrative Agent, for the benefit of the Administrative Agent, a processing and recordation fee of $3,500 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender) and the assignee shall provide the Administrative Agent with an administrative questionnaire in form satisfactory to the Administrative Agent, (iii) no written consent of the Administrative Borrower shall be required (A) in connection with any assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender, (B) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender or (C) if an Event of Default has occurred and is continuing and (iv) no such assignment shall be made to (A) any Loan Party or any of their respective Affiliates, any Permitted Holder or any of their respective Affiliates, any holder of Subordinated Indebtedness or any of their respective Affiliates or any holder of Revolving

Credit Facility Indebtedness or any of their respective Affiliates or (B) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B). Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance and recordation on the Register, which effective date shall be at least 3 Business Days after the delivery thereof to the Administrative Agent (or such shorter period as shall be agreed to by the Administrative Agent and the parties to such assignment), (X) the assignee thereunder shall become a "Lender" hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (Y) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Notwithstanding anything to the contrary contained in this Section 12.07(b), a Lender may assign any or all of its rights under the Loan Documents to an Affiliate of such Lender or a Related Fund of such Lender without delivering an Assignment and Acceptance to the Agents or to any other Person (a "Related Party Assignment"); provided, however, that (I) the Borrowers and the Administrative Agent may continue to deal solely and directly with such assigning Lender until an Assignment and Acceptance has been delivered to the Administrative Agent for recordation on the Register, (II) the Collateral Agent may continue to deal solely and directly with such assigning Lender until receipt by the Collateral Agent of a copy of the fully executed Assignment and Acceptance pursuant to Section 12.07(e), (III) the failure of such assigning Lender to deliver an Assignment and Acceptance to the Agents shall not affect the legality, validity, or binding effect of such assignment, and (IV) an Assignment and Acceptance between the assigning Lender and an Affiliate of such Lender or a Related Fund of such Lender shall be effective as of the date specified in such Assignment and Acceptance and recordation on the Related Party Register referred to in the last sentence of Section 12.07(d).
(c)By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and

Acceptance; (iv) such assignee shall, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.
(d)The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (the "Registered Loans") owing to each Lender from time to time. Subject to the last sentence of this Section 12.07(d), the entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Administrative Borrower, the Collateral Agent and any Lender at any reasonable time and from time to time upon reasonable prior notice. In the case of an assignment pursuant to the last sentence of Section 12.07(b) as to which an Assignment and Acceptance is not delivered to the Administrative Agent, the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain, or cause to be maintained, a register (the "Related Party Register") comparable to the Register on behalf of the Borrowers. The Related Party Register shall be available for inspection by the Borrowers, the Agents and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(e)Upon receipt by the Administrative Agent of a completed Assignment and Acceptance, and subject to any consent required from the Administrative Borrower pursuant to Section 12.07(b) (which consent of the Administrative Borrower must be evidenced by the Administrative Borrower's execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register and provide to the Collateral Agent a copy of the fully executed Assignment and Acceptance.
(f)A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register or the Related Party Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register or the Related Party Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered on the Register as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.
(g)In the event that any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrowers, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the "Participant Register"). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Administrative Borrower, the Agents and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(h)Any Non-U.S. Lender who purchases or is assigned or participates in any portion of such Registered Loan shall comply with Section 2.09(d).
(i)Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans made by it); provided that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 or any other Loan Document). The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.09 and Section 2.10 with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender.

(j)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or loans made to such Lender pursuant to securitization or similar credit facility (a "Securitization"); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. The Loan Parties shall cooperate with such Lender and its Affiliates to effect the Securitization, including, without limitation, by providing such information as may be reasonably requested by such Lender in connection with the rating of its Loans or the Securitization.
Section 12.08     Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
Section 12.09     GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.
Section 12.10     CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY APPOINTS NATIONAL REGISTERED AGENTS, INC., WITH AN OFFICE AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011 AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING AND FURTHER CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADMINISTRATIVE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH

IN SECTION 12.01 AND TO NATIONAL REGISTERED AGENTS, INC., SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY PARTY HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH SUCH PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
Section 12.11     WAIVER OF JURY TRIAL, ETC. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS TO ENTER INTO THIS AGREEMENT.
Section 12.12     Consent by Agents and Lenders. Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an "Action") of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.
Section 12.13     No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.
Section 12.14     Reinstatement; Certain Payments. If any claim is ever made upon any Agent or any Lender for repayment or recovery of any amount or amounts received by such Agent or such Lender in payment or on account of any of the Obligations, such Agent or such Lender shall give prompt notice of such claim to each other Agent and Lender and the Administrative Borrower, and if such Agent or such Lender repays all or part of such amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such Agent or such Lender or any of its property, or (b) any good faith settlement or compromise of any such claim effected by such Agent or such Lender with any such claimant, then and in such event each Loan Party agrees that (x) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (y) it shall be and remain liable to such Agent or such Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Agent or such Lender.
Section 12.15     Indemnification; Limitation of Liability for Certain Damages.
(a)In addition to each Loan Party's other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Agent and each Lender and all of their respective Affiliates, officers, directors, employees, counsel, consultants and agents (collectively called the "Indemnitees") from and against any and all losses, damages, liabilities, obligations, penalties, taxes, judgments, causes of action, suits, fees, reasonable costs and expenses (including, without limitation, reasonable counsel fees (including reasonable allocated costs of internal counsel), costs and expenses; provided that such reimbursement obligation for the Agent and the Lenders taken as a whole shall be limited to (x) one primary counsel for the Agents (taken as a whole, unless the entity serving as the Collateral Agent is not the entity serving as the Administrative Agent, in which case each such entity serving as an Agent shall be entitled to one primary counsel) and one primary counsel for the Lenders (taken as a whole) and (y) one local counsel in each relevant jurisdiction or a single special counsel acting in multiple jurisdictions, in each case unless a conflict arises, in which case the reasonable and documented fees and out-of-pocket expenses of one conflicts counsel shall also be reimbursed by the Borrowers) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent's or any Lender's furnishing of funds to the Borrowers under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans, (iii) the Agents and the Lenders relying on any instructions of the Administrative Borrower or the handling of the Loan Account and the Collateral as herein provided, (iv) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively the "Indemnified Matters"); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this Section 12.15(a) for any Indemnified Matter caused by the gross negligence or willful misconduct of any Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction.
(b)Without limiting Section 12.15(a), each Loan Party agrees to, jointly and severally, defend, indemnify, and hold harmless the Indemnitees against any and all Environmental Liabilities and Costs and all other claims, demands, penalties, fines, liability (including strict liability), losses, damages, costs and expenses (including without limitation, reasonable legal fees and expenses, consultant fees and laboratory fees), arising out of (i) any Releases or threatened Releases (A) at any property presently or formerly owned or operated by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest for whose liability a Loan Party or any of its Subsidiaries is responsible, or (B) of any Hazardous Materials generated and disposed of by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest for whose liability a Loan Party or any of its Subsidiaries is responsible; (ii) any violations of Environmental Laws; (iii) any Environmental Action relating to any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest for whose liability a Loan Party or any of its Subsidiaries is responsible; (iv) any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials used, handled, generated, transported or disposed of by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest for whose liability a Loan Party or any of its Subsidiaries is responsible; and (v) any breach of any warranty or representation regarding environmental matters made by the Loan Parties in Section 6.01(r) or the breach of any covenant made by the Loan Parties in Section 7.01(j). Notwithstanding the foregoing, the Loan Parties shall not have any obligation to any Indemnitee under this Section 12.15(b) regarding any potential environmental matter covered hereunder which is caused by the gross negligence or willful misconduct of any Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction.
(c)The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees set forth in this Section 12.15 are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.
(d)No party hereto shall assert, and each party hereby waives, any claim against each other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party hereto hereby waives, releases and agrees not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
(e)The indemnities and waivers set forth in this Section 12.15 shall survive the repayment of the Obligations, discharge of any Liens granted under the Loan Documents and the resignation or removal of any Agent.
Section 12.16     Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06, including, without limitation, the fees set forth in the Fee Letter and the Applicable Prepayment Premium, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.
Section 12.17     Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Agent and each Lender, and any assignment by any Lender shall be governed by Section 12.07.
Section 12.18     Interest. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrowers); and (b) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrowers). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.18 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.
For purposes of this Section 12.18, the term "applicable law" shall mean that law in effect from time to time and applicable to the loan transaction between the Borrowers, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.
The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.19     Confidentiality. Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure by any Agent or any Lender of any such information (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, trustees, counsel, advisors and representatives (it being understood that such Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 12.19); (b) to any other party hereto; (c) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.19; (d) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority; (e) to examiners, auditors, accountants or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify Loan Parties; (f) in connection with any litigation to which any Agent or any Lender is a party; (g) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (h) to be filed with the SEC in accordance with any Requirements of Law or (i) with the consent of the Administrative Borrower.
Section 12.20     Public Disclosure. Each Loan Party agrees that neither it nor any of its Affiliates shall now or in the future issue any press release or other public disclosure using the name of any Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of such Agent or such Lender, except to the extent that such Loan Party or such Affiliate is required to do so under applicable law (in which event such Loan Party or such Affiliate shall consult with such Agent or such Lender before issuing such press release or other public disclosure). Each Loan Party hereby authorizes each Agent and each Lender, after consultation with the Borrowers, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as such Agent or such Lender shall deem appropriate, including, without limitation, on a home page or similar place for dissemination of information on the Internet or worldwide web, or in announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as such Agent or such Lender shall deem appropriate. Notwithstanding any of the foregoing, this Agreement may be filed with the SEC in accordance with any Requirements of Law.

Section 12.21     Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, made before the date hereof.
Section 12.22     USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrowers that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the entities composing the Borrowers, which information includes the name and address of each such entity and other information that will allow such Lender to identify the entities composing the Borrowers in accordance with the USA PATRIOT Act. Each Loan Party agrees to take such action and execute, acknowledge and deliver, at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the USA PATRIOT Act.
Section 12.23     Non-Petition.  Each Loan Party hereby agrees that it shall not institute against, or join any other Person in instituting against, any Agent or any Lender any bankruptcy, reorganization, arrangement, Insolvency Proceeding, or other proceeding under any Debtor Relief Law.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

OXFORD MINING COMPANY, LLC By: /s/ Daniel M. Maher Name: Daniel M. Maher Title: Secretary and Senior Vice President

GUARANTORS:

WESTMORELAND RESOURCE PARTNERS, LP By Westmoreland Resources GP, LLC, its general partner By: /s/ Daniel M. Maher Name: Daniel M. Maher Title: Secretary and Senior Vice President

OXFORD MINING COMPANY-KENTUCKY, LLC By: /s/ Daniel M. Maher Name: Daniel M. Maher Title: Secretary and Senior Vice President

DARON COAL COMPANY, LLC By: /s/ Daniel M. Maher Name: Daniel M. Maher Title: Secretary and Senior Vice President

OXFORD CONESVILLE, LLC By: /s/ Daniel M. Maher Name: Daniel M. Maher Title: Secretary and Senior Vice President

OXFORD RESOURCE FINANCE CORPORATION By: /s/ Daniel M. Maher Name: Daniel M. Maher Title: Secretary and Senior Vice President

HARRISON RESOURCES, LLC By: /s/ Daniel M. Maher Name: Daniel M. Maher Title: Secretary and Senior Vice President

WESTMORELAND KEMMERER FEE COAL HOLDINGS, LLC By: /s/ Daniel M. Maher Name: Daniel M. Maher Title: Secretary and Senior Vice President

COLLATERAL AGENT AND ADMINISTRATIVE AGENT:

U.S. BANK NATIONAL ASSOCIATION By: /s/ James A. Hanley Name: James A. Hanley Title: Vice President

LENDERS:

TENNENBAUM OPPORTUNITIES PARTNERS V, LP
TENNENBAUM OPPORTUNITIES FUND VI, LLC,
each as Lenders

By: Tennenbaum Capital Partners, LLC, its Investment
Manager

By: /s/ Howard Levkowitz
Name: Howard Levkowitz
Title: Managing Partner

LENDERS:

BF OXFORD SPE LLC

By: /s/ Adam L. Gubner                                       .
Name: Adam L. Gubner
Title: Authorized Person

GCF OXFORD SPE LLC

By: /s/ Adam L. Gubner                                       .
Name: Adam L. Gubner
Title: Authorized Person

TOF OXFORD SPE LLC

By: /s/ Adam L. Gubner                                       .
Name: Adam L. Gubner
Title: Authorized Person

LENDER:

MEDLEY CAPITAL CORPORATION By: /s/ Richard T. Allorto Jr. Name: Richard T. Allorto Jr. Title: CFO

LENDER:

SIERRA INCOME CORPORATION By: /s/ Richard T. Allorto Jr. Name: Richard T. Allorto Jr. Title: CFO

LENDER:

BLACKROCK KELSO CAPITAL CORPORATION By: /s/ James R. Maher Name: James R. Maher Title: Chairman & CEO